                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 333-91401


ZIONS BANCORPORATION                                  FIRST SECURITY CORPORATION

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

     The boards of Zions Bancorporation and First Security Corporation have each called shareholder meetings for December 28, 1999, at which you will be asked to consider and vote upon a proposal to adopt a merger agreement providing for a merger of our companies. The combined company, which will operate under the First Security name, will be the second largest bank holding company headquartered in the western United States.

     IN THE MERGER AND RELATED TRANSACTIONS, EACH OF YOUR SHARES OF ZIONS COMMON STOCK WILL BE CONVERTED INTO ONE SHARE OF COMMON STOCK OF THE COMBINED COMPANY AND EACH OF YOUR SHARES OF FIRST SECURITY COMMON STOCK WILL BE CONVERTED INTO
0.442 OF A SHARE OF COMMON STOCK OF THE COMBINED COMPANY. FOR FIRST SECURITY STOCKHOLDERS, THIS REPRESENTS A VALUE OF APPROXIMATELY $28.454 PER SHARE BASED ON THE NOVEMBER 18, 1999 LAST SALES PRICE OF ZIONS COMMON STOCK. IN ADDITION, THE CONVERSION OF YOUR SHARES OF ZIONS COMMON STOCK OR FIRST SECURITY COMMON STOCK FOR COMMON STOCK OF THE COMBINED COMPANY GENERALLY WILL NOT BE TAXABLE.

     We cannot complete the merger unless the shareholders of both our companies adopt the merger agreement at the shareholders meetings.

     Whether or not you plan to attend your shareholders meeting, please take the time to complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger agreement. If you fail to return your proxy card, the effect will be the same as a vote against the merger agreement.

     This proxy statement/prospectus describes the shareholders meetings, the merger and other related matters. Please read this entire document carefully.


                /s/ HARRIS H. SIMMONS                                       /s/ SPENCER F. ECCLES
                  Harris H. Simmons                                           Spencer F. Eccles
        President and Chief Executive Officer                       Chairman and Chief Executive Officer
                Zions Bancorporation                                     First Security Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE FIRST SECURITY COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

     The date of this proxy statement/prospectus is November 23, 1999, and it is being mailed or otherwise delivered to Zions shareholders and First Security stockholders on or about such date.

                              ZIONS BANCORPORATION
                           ONE SOUTH MAIN, SUITE 1380
                           SALT LAKE CITY, UTAH 84111

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 28, 1999

To the Shareholders of Zions Bancorporation:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Zions Bancorporation, a Utah corporation, will be held at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101 at 9:00 a.m. on December 28, 1999. The purpose of the meeting is to consider and vote upon the following matters:

     1. A proposal to adopt an Agreement and Plan of Merger, dated as of June 6, 1999, between Zions and First Security Corporation, pursuant to which Zions and First Security will merge, with the combined company retaining the First Security name. In connection with the completion of the merger and related transactions, each outstanding share of Zions common stock will be converted into one share of common stock of the combined company and each outstanding share of First Security common stock will be reclassified and converted into 0.442 of a share of common stock of the combined company.

     2. Such other business as may properly come before the Zions special meeting.

     The board of directors has fixed the close of business on November 18, 1999 as the record date for the Zions special meeting, and only Zions shareholders of record at such time are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. Approval of the merger requires that a majority of the outstanding shares of Zions common stock be voted at the special meeting in favor of the merger agreement.

     A form of proxy and a proxy statement/prospectus containing more detailed information with respect to the matters to be considered at the Zions special meeting, including a copy of the merger agreement attached as Appendix A thereto, accompany and form a part of this notice.

     To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you currently plan to attend the Zions special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the Zions special meeting.

     ZIONS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.

                                          By Order of the Board of Directors,

                                          /s/ DALE M. GIBBONS
                                          Dale M. Gibbons
                                          Secretary

Salt Lake City, Utah
November 23, 1999

                           FIRST SECURITY CORPORATION
                            79 SOUTH MAIN, 2ND FLOOR
                           SALT LAKE CITY, UTAH 84130
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 28, 1999

To the Stockholders of First Security Corporation:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First Security Corporation, a Delaware corporation, will be held at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101 at 1:00 p.m. on December 28, 1999. The purpose of the meeting is to consider and vote upon the following matters:

     1. A proposal to adopt an Agreement and Plan of Merger, dated as of June 6, 1999, between First Security and Zions Bancorporation, pursuant to which Zions and First Security will merge, with the combined company retaining the First Security name. As a result of the reclassification discussed in proposal number 2 below and the merger, each outstanding share of Zions common stock will be converted into one share of common stock of the combined company and each outstanding share of First Security common stock will be reclassified and converted into 0.442 of a share of common stock of the combined company.

     2. A proposal to amend and restate the certificate of incorporation of First Security to provide, among other things, that each share of First Security common stock outstanding immediately prior to the effective time of the amendment and restatement will be automatically reclassified and converted into 0.442 of a share of common stock of the combined company. First Security stockholders will not receive fractional shares in the reclassification. Instead, they will be entitled to receive an amount in cash based on the market value of Zions common stock on the last trading day prior to the date on which the amendment and restatement of the First Security certificate of incorporation becomes effective. The amendment and restatement will also effect other changes to the First Security certificate of incorporation.

     3. Such other business as may properly come before the First Security special meeting.

     The amendment and restatement of the First Security certificate of incorporation is a condition to the merger and must be approved in order for the merger to be completed. The other conditions to the merger are also conditions to First Security's obligations to complete the amendment and restatement of the certificate of incorporation.

     The board of directors has fixed the close of business on November 18, 1999 as the record date for the First Security special meeting, and only First Security stockholders of record at such time are entitled to receive notice of and to vote at the First Security special meeting or any adjournments or postponements thereof. Approval of the merger requires that a majority of the outstanding shares of First Security common stock and First Security preferred stock, voting as one class, be voted at the special meeting in favor of the merger agreement.

     A form of proxy and a proxy statement/prospectus containing more detailed information with respect to the matters to be considered at the First Security special meeting, including a copy of the merger agreement attached as Appendix A thereto, accompany and form a part of this notice.

     To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you currently plan to attend the

First Security special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the First Security special meeting.

     FIRST SECURITY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL AND APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FIRST SECURITY CERTIFICATE OF INCORPORATION.

                                          By Order of the Board of Directors,

                                          /s/ Brad D. Hardy
                                          Brad D. Hardy
                                          Secretary
Salt Lake City, Utah
November 23, 1999

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Zions and First Security from documents that are not included in or delivered with this proxy statement/ prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

ZIONS BANCORPORATION                   FIRST SECURITY CORPORATION
One South Main, Suite 1380             79 South Main, Second Floor
Salt Lake City, Utah 84111             Salt Lake City, Utah 84130
Attention: Dale M. Gibbons, Secretary  Attention: Brad D. Hardy, Secretary
Telephone: (801) 524-4787              Telephone: (801) 246-5976

     You will not be charged for any of these documents that you request. If you would like to request documents, please do so by December 17, 1999 in order to receive them before your shareholders meeting.

     See "Where You Can Find More Information" on page 85.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
REFERENCES TO ADDITIONAL INFORMATION........................    i
QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED
TRANSACTIONS................................................    1
SUMMARY.....................................................    2
  Market Price and Dividend Information.....................    4
  Comparison of Unaudited Per Share Data....................   10
  Selected Financial Data of Zions..........................   11
  Selected Financial Data of First Security.................   13
  Unaudited Pro Forma Zions/First Security Financial Data...   14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   16
THE FIRST SECURITY SPECIAL MEETING..........................   17
  General...................................................   17
  Record Date...............................................   17
  Solicitation and Revocability of Proxies..................   17
  Vote Required.............................................   18
  Recommendation of Board of Directors......................   19
THE ZIONS SPECIAL MEETING...................................   20
  General...................................................   20
  Record Date...............................................   20
  Solicitation and Revocability of Proxies..................   20
  Vote Required.............................................   21
  Recommendation of Board of Directors......................   21
THE MERGER..................................................   22
  General...................................................   22
  The Reclassification......................................   23
  Amendment and Restatement of First Security Certificate of
     Incorporation and By-laws..............................   24
  Background of the Merger..................................   25
  Reasons of Zions for the Merger and Recommendation of the
     Zions Board............................................   26
  Reasons of First Security for the Merger and
     Recommendation of the First Security Board.............   27
  Opinion of Zions' Financial Advisor.......................   29
  Opinion of First Security's Financial Advisor.............   33
  Interests of Management and Directors in the Merger.......   40
  Regulation and Supervision................................   47
  Regulatory Approvals......................................   49
  Litigation Relating to the Merger.........................   51
  Federal Income Tax Considerations of the Merger and
     Related Transactions...................................   51
THE MERGER AGREEMENT........................................   54
  Introduction..............................................   54
  Terms of the Merger.......................................   54
  Closing and Effective Time of the Merger..................   55
  Corporate Governance after the Merger.....................   55
  Conditions of the Merger..................................   55
  Post-Merger Compensation and Benefits.....................   57
  Treatment of Stock Options under Employee Stock Plans.....   57
  Distribution of Certificates..............................   58
  Amendment, Waiver and Termination.........................   58

                                                              PAGE
                                                              ----
  Conduct of Business Pending the Merger....................   59
  Expenses and Fees.........................................   60
  Accounting Treatment......................................   60
  Nasdaq Listing of First Security Common Stock.............   60
  Resales of the Combined Company Common Stock..............   61
STOCK OPTION AGREEMENTS.....................................   62
  General...................................................   62
  Exercise of the Option....................................   63
  Registration Rights.......................................   64
  Repurchase of Option or Option Shares.....................   64
  Surrender of Option for Cash Payment......................   65
  Substitute Option.........................................   65
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   66
DESCRIPTION OF FIRST SECURITY CAPITAL STOCK FOLLOWING THE
  MERGER....................................................   77
  Preferred Stock...........................................   77
  Common Stock..............................................   77
  Stockholder Rights Plan...................................   78
COMPARISON OF SHAREHOLDERS' RIGHTS..........................   79
  General...................................................   79
  Comparison of Shareholders' Rights........................   79
DISCUSSION OF CERTAIN PROVISIONS IN COMBINED COMPANY
  CERTIFICATE OF INCORPORATION AND BY-LAWS..................   84
  General...................................................   84
  Classified Board of Directors.............................   84
  Stockholder Meetings......................................   84
  Supermajority Amendment Provisions........................   85
EXPERTS.....................................................   85
VALIDITY OF FIRST SECURITY COMMON STOCK.....................   85
OTHER MATTERS...............................................   85
WHERE YOU CAN FIND MORE INFORMATION.........................   85

APPENDICES:

Appendix A --  Agreement and Plan of Merger, dated as of June 6, 1999, by and between Zions Bancorporation and First Security Corporation

Appendix B --  Stock Option Agreement, dated as of June 8, 1999, by and between
               First Security Corporation, as grantee, and Zions Bancorporation, as issuer

Appendix C --  Stock Option Agreement, dated as of June 8, 1999, by and between
               Zions Bancorporation, as grantee, and First Security Corporation, as issuer

Appendix D --  Opinion of Goldman, Sachs & Co.

Appendix E --  Opinion of J.P. Morgan Securities Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                            AND RELATED TRANSACTIONS

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement/prospectus, just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible so that your shares may be represented and voted at the Zions special meeting or the First Security special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the adoption of the merger agreement and, for First Security stockholders, the other proposals described in this proxy statement/prospectus.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote.
   First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time.

   Zions shareholders will not exchange their certificates in the merger unless we determine that such exchange is required by applicable law, rule or regulation. The certificates currently representing shares of Zions common stock will represent an equal number of shares of common stock of the combined company after the merger.

   First Security stockholders will exchange their certificates representing First Security common stock as a result of the merger and related transactions and First Security stockholders will receive instructions for exchanging those certificates after the merger is completed. Holders of First Security preferred stock will not exchange their certificates as a result of the merger, and their certificates representing shares of First Security preferred stock will continue to represent the same number of shares of First Security preferred stock after the merger.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We are working towards completing the merger as quickly as possible. In addition to the approval of the Zions shareholders and First Security stockholders, we must also obtain certain regulatory approvals. We expect to complete the merger in the fourth quarter of 1999.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS
   PROXY STATEMENT/PROSPECTUS?

   ZIONS BANCORPORATION
   One South Main, Suite 1380
   Salt Lake City, Utah 84111
   Attention: Dale M. Gibbons
   Telephone: (801) 524-4787; or

   FIRST SECURITY CORPORATION
   79 South Main, Second Floor
   Salt Lake City, Utah 84111
   Attention: Brad D. Hardy
   Telephone: (801) 246-5976

                                    SUMMARY

     This summary, together with the preceding Question and Answer section, highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and the other documents to which we refer to fully understand the merger and other related transactions. See "Where You Can Find More Information" on page 85. Each item in this summary includes a page reference directing you to a more complete description of that item, if applicable. The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

WHAT YOU WILL RECEIVE

FIRST SECURITY STOCKHOLDERS WILL RECEIVE 0.442 OF A SHARE OF THE COMBINED COMPANY COMMON STOCK FOR EACH SHARE OF FIRST SECURITY COMMON STOCK (SEE PAGE 22)

     As a result of the change in First Security common stock discussed below and the merger, First Security stockholders will receive 0.442 of a share of the combined company common stock for each share of First Security common stock they hold. No fractional shares of First Security common stock will be issued in connection with such change and the merger. Instead of fractional shares, First Security stockholders will be entitled to receive an amount in cash based on the market value of Zions common stock on the last trading day prior to the date on which the change becomes effective. Holders of First Security preferred stock will continue to own one share of First Security preferred stock for each share of First Security preferred stock that they currently own.

     For example, a First Security stockholder that owns 100 shares of First Security common stock will own 44 shares of the combined company common stock and will be entitled to receive a cash payment instead of the 0.2 of a share of the combined company common stock which otherwise would have been issued.

ZIONS SHAREHOLDERS WILL RECEIVE ONE SHARE OF THE COMBINED COMPANY COMMON STOCK FOR EACH SHARE OF ZIONS COMMON STOCK (SEE PAGE 22)

     As a result of the merger, Zions shareholders will receive one share of the combined company common stock for each share of Zions common stock they hold. Each certificate currently representing shares of Zions common stock will represent an equal number of shares of the combined company common stock after the merger.

     For example, a Zions shareholder that owns 100 shares of Zions common stock will own 100 shares of the combined company common stock following the merger.

FIRST SECURITY COMMON STOCK TO BE RECLASSIFIED PRIOR TO MERGER (SEE PAGE 23)

     In the merger agreement, we have agreed that immediately prior to the completion of the merger First Security will change its common stock in what is legally known as a "reclassification". This reclassification will reduce the number of shares of common stock that are held by First Security stockholders. In the reclassification, First Security stockholders will receive 0.442 of a share of First Security common stock for each share of First Security common stock that they hold before the reclassification. In the merger, the shares of First Security common stock will not be further affected, but will thereafter be shares of the combined company common stock. This 0.442 of a share of the combined company common stock into which each share of First Security common stock will be reclassified and converted is referred to in this proxy statement/prospectus as the "exchange ratio".

     The reclassification is accomplished by amending First Security's certificate of incorporation which will be effected by the amendment and restatement of the certificate discussed further in this proxy statement/prospectus. Because the reclassification occurs before the merger, First Security stockholders are being asked to vote upon a separate proposal to approve the amendment and restatement of the First Security certificate of incorporation. However, the merger cannot be completed unless the amendment and restatement of the First Security certificate is approved by the First Security stockholders and the other conditions to the merger disclosed below (see page 55) are satisfied or waived. The reclassification will have no effect on the shares of the combined company common stock to be issued to Zions shareholders in the merger.

GENERALLY, TAX FREE TRANSACTION FOR FIRST SECURITY STOCKHOLDERS AND ZIONS SHAREHOLDERS (SEE PAGE 51)

     We expect that for U.S. federal income tax purposes, no gain or loss will be recognized by (1) First Security stockholders upon the reclassification of their First Security common stock into the combined company common stock pursuant to the amendment and restatement of the First Security certificate of incorporation, except with respect to any cash received instead of fractional shares or (2) Zions shareholders upon the conversion of their Zions common stock into the combined company common stock pursuant to the merger.

     We will not be obligated to complete the merger unless we receive legal opinions that the merger will be treated as a reorganization for federal income tax purposes, that each of Zions and First Security will be a party to that reorganization and that no gain or loss will be recognized by Zions shareholders or First Security stockholders, except with respect to any cash received by First Security stockholders instead of fractional shares.

     This tax treatment may not apply to certain Zions shareholders and First Security stockholders, including shareholders who are non-U.S. persons. The actual tax consequences to you of the merger will depend on your specific situation and on factors not within our control. You should consult your own tax advisor for a full understanding of the tax consequences in your particular circumstances.

ZIONS AND FIRST SECURITY BOARDS UNANIMOUSLY RECOMMEND SHAREHOLDER APPROVAL

     Each of the Zions and First Security boards of directors believes that the merger and the exchange ratio are fair to, and in the best interests of, their respective shareholders.

ZIONS (SEE PAGE 27)

     Zions' board of directors recommends that Zions shareholders vote "FOR" approval of the merger proposal.

FIRST SECURITY (SEE PAGE 27)

     First Security's board of directors recommends that First Security stockholders vote "FOR" approval of the merger proposal and "FOR" the amendment and restatement of the certificate of incorporation.

FINANCIAL ADVISORS SAY EXCHANGE RATIO IS FAIR TO FIRST SECURITY STOCKHOLDERS AND ZIONS SHAREHOLDERS (SEE PAGE 29)

     J.P. Morgan Securities Inc. has served as financial advisor to First Security in connection with the merger and has rendered an opinion to the First Security board of directors that the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to First Security stockholders. Goldman, Sachs & Co. has served as financial advisor to Zions in connection with the merger and has rendered an opinion to the Zions board of directors that the ratio of one share of combined company common stock for one share of Zions common stock, following the reclassification, pursuant to the merger agreement is fair, from a financial point of view, to Zions shareholders. You should read the opinions of J.P. Morgan and Goldman Sachs completely in order to understand the assumptions made, matters considered and limitations of the review undertaken in providing the opinions.

     First Security has agreed to pay a fee of approximately $25 million to J.P. Morgan, the exact amount of which will be based on the aggregate value of First Security common stock as of the completion of the merger and of which all but $250,000 is payable upon completion of the merger. Zions has agreed to pay a fee of $15 million to Goldman Sachs, of which the remaining $7.5 million is payable upon completion of the merger.

MARKET PRICE AND DIVIDEND INFORMATION

     The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Zions common stock and First Security common stock, as reported on the Nasdaq National Market, and the dividends per share declared on Zions common stock and First Security common stock.

                                                                                     FIRST SECURITY
                                                 ZIONS COMMON STOCK(A)               COMMON STOCK(B)
                                             -----------------------------    -----------------------------
             CALENDAR QUARTER                 HIGH      LOW      DIVIDENDS     HIGH      LOW      DIVIDENDS
             ----------------                ------    ------    ---------    ------    ------    ---------
1997
First Quarter..............................  $ 34.88   $25.44      $0.11      $16.67    $14.11      $0.10
  Second Quarter...........................    37.69    28.25       0.12       19.42     14.11       0.11
  Third Quarter............................    41.63    34.25       0.12       21.58     17.50       0.11
  Fourth Quarter...........................    46.00    36.88       0.12       28.42     17.83       0.11
1998
  First Quarter............................  $ 56.50   $38.50      $0.12      $27.92    $21.83      $0.13
  Second Quarter...........................    55.25    47.00       0.14       25.13     20.81       0.13
  Third Quarter............................    58.30    37.88       0.14       24.13     15.50       0.13
  Fourth Quarter...........................    62.50    37.88       0.14       23.44     15.63       0.13
1999
  First Quarter............................  $ 68.50   $56.38      $0.14      $23.94    $17.50      $0.14
  Second Quarter...........................    75.80    54.00       0.29       27.31     17.81       0.14
  Third Quarter............................    64.63    48.25       0.29       27.56     18.38       0.14
  Fourth Quarter (through November 18).....    65.19    52.50         --       28.00     22.75       0.14

-------------------------
(a) All Zions common stock information has been adjusted to reflect a four-for-one stock split effective as of May 15, 1997.

(b) All First Security common stock information has been adjusted to reflect a three-for-two stock split effective as of February 24, 1998 and a three-for-two stock split effective as of May 15, 1997.

DIVIDEND INFORMATION

     We have agreed that the combined company will pay dividends at an annual rate of $1.16 per share, although the board of directors of the combined company may change this dividend rate at any time. In addition, restrictions under applicable banking laws and regulations will limit the amount of dividends that can be paid to the combined company from its bank subsidiaries without prior approval by regulatory authorities.

RECENT CLOSING PRICES

     Shares of Zions common stock are quoted on the Nasdaq National Market under the symbol "ZION". Shares of First Security common stock are quoted on the Nasdaq National Market under the symbol "FSCO".

     The following table sets forth the last sales prices per share of Zions common stock and First Security common stock on the Nasdaq National Market on June 4, 1999, the last trading day before public announcement of the merger, and on November 18, 1999, the last practicable trading day prior to the date of this proxy statement/prospectus. The table also presents implied equivalent per share values for First Security common stock by multiplying the price per share of Zions common stock on the dates indicated by the exchange ratio of 0.442.

                                                                               FIRST SECURITY
                                                                                COMMON STOCK
                                                                              EQUIVALENT VALUE
                                            FIRST SECURITY       ZIONS         (0.442X ZIONS
                                             COMMON STOCK     COMMON STOCK     COMMON STOCK)
                                            --------------    ------------    ----------------
June 4, 1999..............................     1$8.625          $65.375           $28.896
November 18, 1999.........................     28.00             64.375            28.454

     The market price of both First Security common stock and Zions common stock will fluctuate prior to the merger; similarly, the market value of the shares of the combined company common stock that First Security stockholders and Zions shareholders will receive in the merger will fluctuate following the merger. You should obtain current market quotations for First Security common stock and Zions common stock. The future prices for First Security common stock or Zions common stock cannot be predicted.

NUMBER OF STOCKHOLDERS

     As of November 18, 1999, there were approximately 12,315 stockholders of record who held shares of First Security common stock as shown on the records of First Security's transfer agent for such shares and approximately 451 stockholders of record who held shares of First Security preferred stock as shown on the records of First Security's transfer agent for such shares.

     As of November 18, 1999, there were approximately 6,399 shareholders of record who held shares of Zions common stock, as shown on the records of Zions' transfer agent for such shares.

THE ZIONS SPECIAL MEETING

SPECIAL MEETING TO BE HELD ON DECEMBER 28, 1999 (SEE PAGE 20)

     The Zions special meeting will be held on December 28, 1999 at 9:00 a.m., local time, at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101. At the Zions special meeting, you will be asked:

     1. to adopt the merger agreement; and

     2. to act on other matters that may be properly brought before the Zions special meeting.

RECORD DATE SET AT NOVEMBER 18, 1999; MAJORITY VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE MERGER (SEE PAGE 20)

     You can vote at the Zions special meeting if you owned Zions common stock at the close of business on November 18, 1999. As of that date, there were 85,513,098 shares of Zions common stock entitled to be voted at the special meeting. Approval of the merger agreement requires that a majority of the outstanding shares of Zions common stock be voted at the special meeting in favor of the merger proposal.

     As of November 18, 1999, directors and executive officers of Zions and their affiliates, together with First Security, owned an aggregate of approximately 9.5% of the outstanding shares of Zions common stock. The directors and executive officers have indicated their intention to vote the shares held by them and their affiliates in favor of the adoption of the merger agreement.

THE FIRST SECURITY SPECIAL MEETING

SPECIAL MEETING TO BE HELD ON DECEMBER 28, 1999 (SEE PAGE 17)

     The First Security special meeting will be held on December 28, 1999 at 1:00 p.m., local time, at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101. At the First Security special meeting, you will be asked:

     1. to adopt the merger agreement;

     2. to approve the amendment and restatement of the First Security certificate of incorporation; and

     3. to act on other matters that may be properly brought before the First Security special meeting.

     A vote to adopt the merger agreement is also a vote to approve the transactions contemplated by the merger agreement, including, among others, the merger, the issuance of the combined company common stock to Zions shareholders pursuant to the merger agreement and the amendment and restatement of each of the First Security certificate of incorporation and by-laws. The changes to First Security's certificate of incorporation and by-laws are explained more fully on page 24.

RECORD DATE SET AT NOVEMBER 18, 1999; MAJORITY VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE MERGER AND AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION (SEE PAGE 17)

     You can vote at the First Security special meeting if you owned First Security common stock or First Security preferred stock at the close of business on November 18, 1999. As of that date, there were 195,851,315 shares of First Security common stock and 8,691 shares of First Security preferred stock entitled to vote at the First Security special meeting. Adoption of the merger agreement and approval of the amendment and restatement of the First Security certificate of incorporation requires a majority of the outstanding shares of First Security common stock and First Security preferred stock, voting as one class, to be voted at the First Security special meeting in favor of each of those proposals.

     As of November 18, 1999, directors and executive officers of First Security and Zions and their affiliates owned, together with Zions, an aggregate of approximately 11.7% of the outstanding shares of First Security common stock. The directors and executive officers and Zions have indicated their intention to vote the shares held by them and their affiliates in favor of the adoption of the merger agreement and the amendment and restatement of the certificate of incorporation.

INFORMATION REGARDING ZIONS AND FIRST SECURITY

ZIONS BANCORPORATION

     Zions is a Utah corporation. It is the parent holding company for Zions First National Bank, headquartered in Salt Lake City, Utah, and several other subsidiaries that engage in banking or banking-related services.

     Through its banking subsidiaries, Zions operated 342 branches in the states of Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington as of September 30, 1999. At that date, Zions had consolidated assets of $18.6 billion, deposits of $13.0 billion and shareholders' equity of $1.1 billion.

FIRST SECURITY CORPORATION

     First Security is the nation's oldest multistate bank holding company and is the parent corporation for First Security Bank, N.A. and several other subsidiaries that engage in banking or banking-related services.

     Through its subsidiaries, First Security operated 334 branches in the states of California, Idaho, Nevada, New Mexico, Oregon, Utah and Wyoming as of September 30, 1999. At that date, First Security had consolidated assets of $23.3 billion, deposits of $13.2 billion and common stockholders' equity of $1.8 billion.

STOCKHOLDERS DO NOT HAVE APPRAISAL RIGHTS

     Zions is incorporated under Utah law and First Security is incorporated under Delaware law. Under Utah law and Delaware law, neither Zions shareholders nor First Security stockholders have any right to a court determination, in a proceeding known as an appraisal, of the value of their shares in connection with the merger.

THE MERGER (SEE PAGE 22)

     We propose a merger in which Zions and First Security will merge. The combined company will operate under the First Security name. This proposed merger will create the second largest bank holding company headquartered in the western United States.

     Zions and First Security believe that the merger offers both companies' shareholders the opportunity to benefit from the synergies and growth opportunities expected to result from combining the two companies. For a more detailed discussion of the reasons for the merger, see pages 25 through 29.

     After the merger, Zions shareholders will initially own approximately 49% of the combined company common stock and First Security stockholders will initially own approximately 51% of the combined company common stock.

CERTAIN MEMBERS OF OUR MANAGEMENT AND DIRECTORS HAVE INTERESTS IN THE MERGER (SEE PAGE 40)

     The directors and executive officers of First Security and Zions have interests in the merger in addition to their interests as shareholders generally. These interests include the following:

- The merger agreement provides that all of the members of the current Zions board and some of the members of the First Security board will be members of the board of directors of the combined company, and that some of the current members of Zions' and First Security's senior management will comprise a portion of the senior management of the combined company.

- Some First Security officers have entered into employment agreements with First Security pursuant to which each may receive compensation and benefits as a result of, and/or in connection with employment following, the merger.

- Following the merger, the combined company will indemnify and provide liability insurance to the officers and directors of Zions and First Security.

- Officers and directors of First Security have rights pursuant to the terms of benefit and compensation plans maintained by First Security which will allow for rights under stock-based awards to be available for exercise earlier.

The Zions and First Security boards of directors were aware of these interests and took them into account in approving the merger agreement.

COMBINED COMPANY TO USE POOLING-OF-INTERESTS ACCOUNTING TREATMENT (SEE PAGE 60)

     Zions and First Security anticipate that the combined company will account for the merger as a pooling of interests for financial reporting purposes. Zions and First Security have conditioned the merger on receipt of the opinion of their respective independent auditors that the merger will qualify for pooling-of-interests accounting treatment.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE 55)

     Completion of the merger is subject to various conditions, including:

- approval of the merger agreement by the Zions shareholders and the First Security stockholders;

- receipt of all governmental consents and approvals that are necessary to permit completion of the merger; and

- other usual conditions.

     If the law permits, either of us could choose to waive a condition to our obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (SEE PAGE 49)

     We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. We have submitted an application and a notice to the Federal Reserve regarding the merger. In addition, we cannot complete the merger without the approval of the California Commissioner of Financial Institutions because Zions has a state-charted banking subsidiary in California. We have filed an application with the California Commissioner. On October 28, 1999, we received the approval of the Commissioner of Financial Institutions in Nevada with respect to the merger.

     Although we do not know of any reason why we cannot obtain the remaining regulatory approvals, we cannot be certain when or if we will obtain them. We expect that some amount of divestitures of certain branches, deposits and loans will be required by governmental authorities before we can complete the merger.

MERGER EXPECTED TO OCCUR IN FOURTH QUARTER OF 1999

     The merger will occur shortly after all of the conditions to its completion have been satisfied. It is currently anticipated that the merger will occur in the fourth quarter of 1999.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 58).

     We can agree to abandon the merger, and terminate the merger agreement, at any time prior to the time the merger is completed, even if our shareholders have adopted the merger agreement. Also, either Zions or First Security can decide, without the consent of the other, to abandon the merger if any of the following occurs:

- The other party breaches a provision contained in the merger agreement and does not (or cannot) correct the breach within 30 days.

- The merger has not been completed by March 31, 2000.

- Any regulatory authority denies an approval we need to complete the merger or issues any order preventing the merger.

AMENDMENT AND RESTATEMENT OF FIRST SECURITY CERTIFICATE OF INCORPORATION AND BY-LAWS (SEE PAGE 24)

     In addition to amending and restating its certificate of incorporation to provide for the reclassification, as part of the merger First Security will further amend each of its then-existing certificate of incorporation and by-laws so that after the merger, they will read in their entirety as the parties have agreed.

     The rights of First Security stockholders currently are governed by Delaware law, the First Security certificate of incorporation and the First Security by-laws. The rights of Zions shareholders currently are governed by Utah law, the Zions amended and restated articles of incorporation and the Zions amended and restated by-laws. After the merger, the rights of stockholders in the combined company will be governed by Delaware law, the combined company certificate of incorporation and the combined company by-laws, which are attached as Exhibit A-1 and A-2, respectively, to the merger agreement, attached as Appendix A to this proxy statement/prospectus. The certificate of incorporation and by-laws of the combined company will differ in material respects from the current certificate or articles of incorporation and by-laws of First Security and Zions.

STOCK OPTION AGREEMENTS (SEE PAGE 62)

     The stock option agreements are attached to this proxy statement/prospectus as Appendices B and C. Please read each of them carefully and in its entirety.

     In connection with the merger agreement, we have entered into stock option agreements with each other in which we have each granted the other party an option to purchase up to 19.9% of our outstanding shares of common stock in the event of certain circumstances. The exercise price under the option granted by First Security is $21.50 and the exercise price under the option granted by Zions is $64.25.
     Neither of us can exercise the option unless certain events occur. These events can generally be described as business combinations or acquisition transactions relating to the other party and certain related events. In addition to the option to purchase common stock, the holder of the option may, under certain circumstances, require the company granting the option to repurchase the option for an agreed upon cash price. We do not know of any event that has occurred as of the date of this proxy statement/prospectus that would allow either Zions or First Security to exercise the option.

     We agreed to grant the options in order to induce the other party to enter into the merger agreement. The option could have the effect of discouraging other companies from trying to acquire either First Security or Zions.

COMPARISON OF UNAUDITED PER SHARE DATA

     The following table shows information about our per share net income, cash dividends and book value after giving effect to the merger, which we refer to as "pro forma" information. The pro forma information gives effect to the merger under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. In presenting the pro forma information for certain periods, we assumed that Zions and First Security had been merged throughout those periods. The pro forma comparative per share data is derived from the unaudited pro forma condensed combined financial statements and notes thereto beginning on page 66 of this proxy statement/prospectus. The combined pro forma net income per share amounts for the year ended December 31, 1998 include earnings for The Sumitomo Bank of California for the nine months ended September 30, 1998, after giving effect to certain pro forma adjustments. The pro forma equivalent per share data is derived by multiplying the pro forma comparative per share amounts by the exchange ratio of 0.442. The pro forma data does not attempt to predict or suggest future results, or show how the combined company would actually have performed had the companies been combined throughout those periods.

     You should read the following table together with the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission. We have incorporated this material into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page 85 on how to obtain this information.

                                   HISTORICAL

                                                                                           PRO FORMA
                                                                 FIRST                   EQUIVALENT OF
                                                    FIRST       SECURITY     COMBINED      ONE FIRST
                                          ZIONS    SECURITY   PRO FORMA(2)   PRO FORMA   SECURITY SHARE
                                          ------   --------   ------------   ---------   --------------
NET INCOME PER COMMON SHARE -- BASIC:
Nine Months Ended September 30, 1999....  $ 1.98    $1.08        $ 2.44       $ 2.23         $0.99
  Year Ended December 31, 1998..........    1.93     1.32          2.99         2.42          1.07
  Year Ended December 31, 1997..........    1.88     1.18          2.67         2.30          1.02
  Year Ended December 31, 1996..........    1.69     1.03          2.32         2.03          0.90
NET INCOME PER COMMON SHARE -- DILUTED:
  Nine Months Ended September 30,
     1999...............................  $ 1.96    $1.05        $ 2.38       $ 2.18         $0.96
  Year Ended December 31, 1998..........    1.91     1.28          2.89         2.36          1.05
  Year Ended December 31, 1997..........    1.84     1.14          2.58         2.23          0.99
  Year Ended December 31, 1996..........    1.66     1.00          2.26         1.97          0.87
CASH DIVIDENDS PER SHARE OF COMMON
  STOCK:(1)
  Nine Months Ended September 30,
     1999...............................  $ 0.72    $0.42        $ 0.95       $ 0.72         $0.32
  Year Ended December 31, 1998..........    0.54     0.52          1.18         0.54          0.24
  Year Ended December 31, 1997..........    0.47     0.44          1.00         0.47          0.21
  Year Ended December 31, 1996..........   0.425     0.38          0.86        0.425          0.19
BOOK VALUE PER SHARE OF COMMON STOCK AS
  OF:
  September 30, 1999....................  $14.09    $8.99        $20.34       $16.22         $7.16
  December 31, 1998.....................   12.89     8.54         19.33        16.19          7.15

-------------------------
(1) See page 4 for a discussion of the expected dividend policy of the combined company.

(2) Reflects the reverse stock split in which each outstanding share of First Security common stock will be converted into 0.442 of a share of combined company common stock.

SELECTED FINANCIAL DATA OF ZIONS

     The following table presents selected historical financial data of Zions derived from Zions' previously filed financial statements. The interim financial information has been derived from unaudited financial statements of Zions. Zions believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

     You should read the following table together with the historical financial information that Zions has presented in its prior filings with the SEC. Zions has incorporated this material into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page 85 on how to obtain this information.

                                                     AT OR FOR THE
                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                 ---------------------   ------------------------------------------------------
                                                   1999        1998        1998        1997        1996       1995       1994
                                                 ---------   ---------   ---------   ---------   --------   --------   --------
                                                                 (IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:
  Interest income..............................  $   940.4   $   667.8   $   976.1   $   779.5   $  594.7   $  504.3   $  405.2
  Interest expense.............................      422.6       298.8       432.3       367.0      257.0      231.9      172.5
                                                 ---------   ---------   ---------   ---------   --------   --------   --------
    Net interest income........................      517.8       369.0       543.8       412.5      337.7      272.5      232.7
  Provision for loan losses....................       11.9         9.3        12.2         7.8        6.5        4.7        3.1
                                                 ---------   ---------   ---------   ---------   --------   --------   --------
  Net interest income after provision for loan
    losses.....................................      505.9       359.7       531.6       404.7      331.2      267.8      229.6
  Noninterest income...........................      185.3       142.2       200.7       146.4      122.0       95.8       79.0
  Noninterest expense..........................      448.8       331.0       514.1       344.6      273.1      229.7      207.2
                                                 ---------   ---------   ---------   ---------   --------   --------   --------
  Income before income taxes...................      242.4       170.9       218.2       206.5      180.1      133.9      101.4
  Income taxes.................................       83.0        56.2        70.9        72.2       59.7       43.8       32.6
                                                 ---------   ---------   ---------   ---------   --------   --------   --------
  Net income before minority interest..........      159.4       114.7       147.3       134.3      120.4       90.1       68.8
  Minority interest............................        2.9          --          .5          --         --         --         --
                                                 ---------   ---------   ---------   ---------   --------   --------   --------
  Net income...................................  $   156.5   $   114.7   $   146.8   $   134.3   $  120.4   $   90.1   $   68.8
                                                 =========   =========   =========   =========   ========   ========   ========
  Earnings per common share:
    Basic......................................  $    1.98   $    1.53   $    1.93   $    1.88   $   1.69   $   1.38   $   1.10
    Diluted....................................  $    1.96   $    1.50   $    1.91   $    1.84   $   1.66   $   1.36   $   1.08
  Shares on which earnings per common share
    were based:
    Basic......................................       78.9        75.0        75.9        70.5       70.4       64.7       62.1
    Diluted....................................       80.0        76.2        77.0        72.8       72.2       66.0       63.1
  Cash dividends paid per common share.........  $    0.72   $    0.40   $    0.54   $    0.47   $  0.425   $ 0.3525   $   0.29

CONSOLIDATED BALANCE SHEETS DATA:
  Total assets.................................  $18,595.5   $12,385.4   $16,648.9   $10,869.2   $8,224.3   $6,904.2   $5,713.7
  Loans, net of unearned income................   11,416.5     6,763.2    10,633.5     5,668.9    4,503.2    3,533.4    2,791.4
  Deposits.....................................   13,008.8     8,932.0    13,321.2     7,956.2    6,009.3    5,148.8    4,250.8
  Long-term borrowings(1)......................      570.5       498.0       510.5       491.3      340.6      157.7      165.4
  Total shareholders' equity...................    1,112.9       977.3     1,013.7       742.1      641.3      535.0      412.9

                                                     AT OR FOR THE
                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                 ---------------------   ------------------------------------------------------
                                                   1999        1998        1998        1997        1996       1995       1994
                                                 ---------   ---------   ---------   ---------   --------   --------   --------
                                                                 (IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA)
OTHER DATA:
  Return on average assets.....................       1.16%(2)      1.29%(2)      1.11%      1.29%     1.53%     1.37%     1.12%
  Return on average common equity..............      19.37(2)     17.90(2)     16.38     19.08      20.47      19.36      17.90
  Tier 1 risk-based capital ratio..............       8.45       12.88        8.46       11.55      14.43      11.41      11.69
  Total risk-based capital ratio...............      11.27       16.01       11.48       13.42      16.65      13.93      14.57
  Leverage capital ratio.......................       6.14        8.51        5.98        6.83       9.05       6.50       6.33

-------------------------
(1) Consists of long-term debt and Federal Home Loan Bank advances and other borrowings over one year.

(2) Interim amounts are annualized.

SELECTED FINANCIAL DATA OF FIRST SECURITY

     The following table presents selected historical financial data of First Security derived from First Security's previously filed financial statements. The interim financial information has been derived from unaudited financial statements of First Security. First Security believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

     You should read the following table together with the historical financial information that First Security has presented in its prior filings with the SEC. First Security has incorporated this material into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page 85 on how to obtain this information.

                                               AT OR FOR THE
                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------   ----------------------------------------------------------
                                             1999        1998        1998         1997        1996        1995        1994
                                           ---------   ---------   ---------    ---------   ---------   ---------   ---------
                                                             (IN MILLIONS, EXCEPT PER SHARE AND OTHER DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:
  Interest income........................  $ 1,157.3   $ 1,051.5   $ 1,420.7    $ 1,213.4   $ 1,039.4   $   974.0   $   801.6
  Interest expense.......................      583.3       534.5       717.0        587.4       485.3       469.8       322.0
                                           ---------   ---------   ---------    ---------   ---------   ---------   ---------
  Net interest income....................      574.0       517.0       703.7        626.0       554.1       504.2       479.6
  Provision for loan losses..............       40.3        49.1        71.9         63.4        41.3        22.7         1.5
                                           ---------   ---------   ---------    ---------   ---------   ---------   ---------
  Net interest income after provision for
    loan losses..........................      533.7       467.9       631.8        562.6       512.8       481.5       478.1
  Noninterest income.....................      399.7       342.0       474.4        357.1       306.4       270.6       202.0
  Noninterest expense....................      620.0       529.6       723.1        588.9       531.2       555.2       455.3
                                           ---------   ---------   ---------    ---------   ---------   ---------   ---------
  Income before income taxes.............      313.4       280.3       383.1        330.8       288.0       196.9       224.8
  Income taxes...........................      106.4        99.9       135.4        115.5       103.5        72.3        81.1
                                           ---------   ---------   ---------    ---------   ---------   ---------   ---------
  Net income.............................  $   207.0   $   180.4   $   247.7    $   215.3   $   184.5   $   124.6   $   143.7
                                           =========   =========   =========    =========   =========   =========   =========
  Earnings per common share:
    Basic................................  $    1.08   $    0.96   $    1.32    $    1.18   $    1.03   $    0.71   $    0.83
    Diluted..............................  $    1.05   $    0.93   $    1.28    $    1.14   $    1.00   $    0.69   $    0.81
  Shares on which earnings per common
    share were based:
    Basic................................      191.7       187.3       187.6        182.2       179.8       176.1       172.6
    Diluted..............................      196.9       193.9       193.8        188.7       185.0       180.0       176.4
  Cash dividends paid per common share...  $    0.42   $    0.39   $    0.52    $    0.44   $    0.38   $    0.33   $    0.31
CONSOLIDATED BALANCE
SHEETS DATA:
  Total assets...........................  $23,346.6   $19,859.3   $21,689.1    $18,151.8   $15,456.6   $13,529.7   $12,602.1
  Loans, net of unearned income..........   13,817.2    12,926.9    14,013.4     11,230.8     9,697.4     8,616.8     8,442.3
  Deposits...............................   13,213.0    11,943.6    12,658.6     11,417.6    10,103.0     9,202.8     8,442.0
  Long-term borrowings(1)................    2,536.9     1,749.5     2,609.6      1,304.5       944.1       720.5       685.4
  Total shareholders' equity.............    1,759.1     1,609.5     1,595.0      1,400.3     1,217.3     1,082.4       936.7
OTHER DATA:
  Return on average assets...............        1.25%(2)    1.27%(2)    1.28%        1.35%       1.35%       0.98%       1.25%
  Return on average common equity........       16.65(2)    16.11(2)    16.21        16.60       16.23       12.02       15.69
  Tier 1 risk-based capital ratio........        8.82        9.63        8.41        10.62       11.34       10.44       10.02
  Total risk-based capital ratio.........       10.78       11.91       10.45        13.42       14.41       13.85       12.13
  Leverage capital ratio.................        7.12        7.64        6.90         7.53        8.15        7.22        6.98

-------------------------
(1) Consists of long-term debt (which includes Federal Home Loan Bank advances over one year).

(2) Interim amounts are annualized.

UNAUDITED PRO FORMA ZIONS/FIRST SECURITY FINANCIAL DATA

     The following table presents summary financial data for Zions and First Security after giving effect to the merger, which we refer to as "pro forma" information. The pro forma financial data gives effect to the merger under the pooling-of-interests accounting method in accordance with generally accepted accounting principles. In presenting the pro forma information for certain time periods, we assumed that Zions and First Security had been merged throughout those periods. Net income per share amounts and weighted average shares have been adjusted to reflect the conversion of each outstanding share of First Security common stock into 0.442 of a share of the combined company common stock in the reclassification. The pro forma combined statement of income data for the year ended December 31, 1998 includes results of operations for The Sumitomo Bank of California for the nine months ended September 30, 1998, after giving effect to certain pro forma adjustments. Zions acquired Sumitomo in a transaction accounted for as a purchase on October 1, 1998.

     We expect to incur reorganization and restructuring expenses as a result of combining our companies. The unaudited pro forma statement of income information does not reflect any anticipated reorganization and restructuring expenses resulting from the merger. We also anticipate that the merger will provide the combined company with certain financial benefits that include reduced operating expense and opportunities to earn more revenue. However, we do not reflect any of these anticipated cost savings or benefits in the pro forma information. Finally, the pro forma financial information does not reflect any divestitures of branches, deposits or loans that will be required in connection with the merger. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout those periods. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included.

     We have based the information in the following tables on our historical financial information that we have presented in our prior filings with the SEC. When you read the summary financial information provided in the following tables, you should also read the historical financial information and the more detailed financial information we provide in this proxy statement/prospectus, which you can find beginning at page 66, as well as the historical financial information in the other documents to which we refer. See "Where You Can Find More Information" on page 85 on how to obtain this information. The information in the following table does not give effect to other pending and completed merger transactions of Zions or First Security, none of which is material to the pro forma financial information set forth below.

                                                  AT OR FOR THE
                                                   NINE MONTHS          FOR THE YEAR ENDED
                                                      ENDED                DECEMBER 31,
                                                  SEPTEMBER 30,   ------------------------------
                                                      1999          1998       1997       1996
                                                  -------------   --------   --------   --------
                                                  (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
PRO FORMA COMBINED STATEMENTS OF INCOME DATA:
Interest income.................................    $2,096.9      $2,652.4   $1,992.9   $1,634.1
  Interest expense..............................     1,005.9       1,273.3      954.4      742.3
                                                    --------      --------   --------   --------
     Net interest income........................     1,091.0       1,379.1    1,038.5      891.8
  Provision for loan losses.....................        52.2          90.1       71.2       47.8
                                                    --------      --------   --------   --------
     Net interest income after provision for
       loan losses..............................     1,038.8       1,289.0      967.3      844.0
  Noninterest income............................       627.4         735.9      519.6      440.3
  Noninterest expense...........................     1,112.0       1,427.9      949.6      816.2
                                                    --------      --------   --------   --------
  Income before income taxes....................       554.2         597.0      537.3      468.1
  Income taxes..................................       189.0         206.4      187.7      163.2
                                                    --------      --------   --------   --------
     Net income before minority interest........       365.2         390.6      349.6      304.9
  Minority interest.............................         2.9           1.1         --         --
                                                    --------      --------   --------   --------
  Net income....................................    $  362.3      $  389.5   $  349.6   $  304.9
                                                    ========      ========   ========   ========
Earnings per common share:
Basic...........................................    $   2.23      $   2.42   $   2.30   $   2.03
Diluted.........................................    $   2.18      $   2.36   $   2.23   $   1.97
Shares on which earnings per common share were
  based (in thousands):
Basic...........................................     162,620       159,978    151,078    149,839
Diluted.........................................     165,963       163,868    156,229    153,921

PRO FORMA COMBINED BALANCE SHEET DATA:
Total assets....................................    $ 41,619
Loans, net of unearned income...................      25,234
Deposits........................................      26,222
Long-term borrowings............................       3,107
Total shareholders' equity......................       2,457

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of each of First Security and Zions. These statements may be made directly in this proxy statement/prospectus referring to First Security or Zions, or may be incorporated in this proxy statement/prospectus by reference to other documents and may include statements regarding the projected performance of Zions and First Security for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates" or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

     - combining the businesses of First Security and Zions may cost more than we expect;

     - the timing of the completion of the proposed merger and new operations may be delayed or prohibited;

     - there may be increases in competitive pressure among financial institutions;

     - general economic conditions, either nationally or locally in areas in which Zions and First Security conduct their operations, or conditions in securities markets may be less favorable than we currently anticipate;

     - combining the businesses of Zions and First Security may require divestitures of branches, deposits or loans as a result of the merger in an amount greater than expected;

     - expected cost savings from the merger may not be fully realized or realized within the expected time frame;

     - legislation or regulatory changes may adversely affect the ability of the combined company to conduct, or the accounting for, business combinations and new operations;

     - the transition to the year 2000 may have an adverse impact on Zions, First Security or the banking industry in general;

     - integrating the businesses of Zions and First Security and retaining key personnel may be more difficult than we expect;

     - our revenues after the merger may be lower than we expect;

     - we may lose more business or customers after the merger than we expect, or our operating costs may be higher than we expect; or

     - changes in the interest rate environment may reduce interest margins.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. First Security stockholders and Zions shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference.

     All subsequent written and oral forward-looking statements attributable to First Security or Zions or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Security nor Zions undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                       THE FIRST SECURITY SPECIAL MEETING

GENERAL

     The First Security board of directors is providing this proxy statement/prospectus to the First Security stockholders in connection with the solicitation of proxies for use at the special meeting of First Security stockholders and at any adjournments or postponements of the meeting. The special meeting is scheduled to be held at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101 at 1:00 p.m. on December 28, 1999.

     The purpose of the First Security special meeting is to consider and vote on:

        1. the adoption of the merger agreement;

        2. the approval of the amendment and restatement of the First Security certificate of incorporation; and

        3. such other business as may properly come before the First Security special meeting.

RECORD DATE

     The First Security board has fixed the close of business on November 18, 1999 as the record date for determining which First Security stockholders are entitled to receive notice of and vote at the special meeting. You have the right to vote your shares at the meeting only if you owned First Security common stock or First Security preferred stock on the record date. As of that date, there were issued and outstanding 195,851,315 shares of First Security common stock and 8,691 shares of First Security preferred stock. Each outstanding share of First Security common stock and First Security preferred stock as of the record date is entitled to vote upon each matter properly submitted at the First Security special meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Security common stock and First Security preferred stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes (as described below) will be counted solely for the purpose of determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the approval of the matters to be considered at the First Security special meeting. We refer to these as "broker non-votes". Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" any of the matters to be voted upon at the First Security special meeting.

SOLICITATION AND REVOCABILITY OF PROXIES

     This proxy statement/prospectus is accompanied by a form of proxy for use at the First Security special meeting. If you complete the enclosed proxy card and return in it time, your proxy holder will vote your shares in accordance with the instructions indicated on the proxy. Except for broker non-votes, if no instructions are indicated, such proxies will be voted "FOR" approval of the merger proposal and the amendment and restatement of the First Security certificate of incorporation and, as determined by a majority of the First Security board, as to any other matter that may come before the First Security special meeting. Those other matters may include, among other things, a motion to adjourn or postpone the First Security special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. No proxy with instructions to vote against the merger proposal or the amendment and restatement of the First Security certificate of incorporation, however, will be voted in favor of any adjournment or postponement of the First Security special meeting.

     In addition to solicitation by mail, directors, officers and employees of First Security, none of whom will be specifically compensated for such services but may be reimbursed for reasonable out-of-pocket expenses in connection therewith, may solicit proxies from stockholders of First Security personally or by telephone, fax or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending such material to beneficial owners.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the First Security special meeting by:

        - giving written notice of revocation to the secretary of First
          Security;

        - properly submitting a duly executed proxy bearing a later date; or

        - voting in person at the First Security special meeting.

All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to First Security Corporation, 79 South Main, 2nd Floor, Salt Lake City, Utah 84111, Attention: Secretary. A stockholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. A proxy appointment will not be revoked by the death or incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the secretary of First Security or other person responsible for tabulating votes on behalf of First Security.

     First Security stockholders should not send First Security stock certificates with their proxy cards. If the reclassification and the merger are completed, holders of First Security common stock will be mailed a transmittal form with instructions on how to exchange their current stock certificates for stock certificates of the combined company. Holders of certificates representing First Security preferred stock will not exchange their certificates as a result of the reclassification and the merger, and their certificates representing shares of First Security preferred stock will continue to represent the same number of shares of First Security preferred stock.

VOTE REQUIRED

     Approval of the merger proposal and the amendment and restatement of the First Security certificate of incorporation requires the affirmative vote at the First Security special meeting of a majority of the outstanding shares of First Security common stock and First Security preferred stock, voting as one class.

     As of the record date, Zions held approximately 4.8% of the outstanding shares of First Security common stock and Zions' executive officers and directors and their affiliates held under one percent of the outstanding shares of First Security common stock. In addition, the directors and executive officers of First Security are entitled to vote approximately 6.9% of the outstanding shares of First Security common stock. Zions, the directors and officers of Zions and the directors and officers of First Security have indicated their intention to vote the shares of First Security common stock held by them or their affiliates in favor of the merger proposal and the amendment and restatement of the First Security certificate of incorporation.

RECOMMENDATION OF BOARD OF DIRECTORS

     The First Security board of directors has unanimously approved, and believes to be in the best interests of First Security and its stockholders, the merger agreement and the amendment and restatement of the First Security certificate of incorporation. The First Security board of directors recommends that the stockholders of First Security vote "FOR" adoption of the merger agreement and approval of the amendment and restatement of the First Security certificate of incorporation. See "The Merger -- Reasons of First Security for the Merger and Recommendation of the First Security Board".

                           THE ZIONS SPECIAL MEETING

GENERAL

     The Zions board of directors is providing this proxy statement/prospectus to the Zions shareholders in connection with the solicitation of proxies for use at the special meeting of Zions shareholders and at any adjournments or postponements of the meeting. The special meeting is scheduled to be held at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101 at 9:00 a.m. on December 28, 1999. First Security is also providing this proxy statement/ prospectus to Zions shareholders as a prospectus for the offer and sale by First Security of shares of First Security common stock to Zions shareholders in connection with the merger of Zions into First Security.

     The purpose of the Zions special meeting is to consider and vote on:

     1. the adoption of the merger agreement; and

     2. such other business as may properly come before the Zions special meeting.

RECORD DATE

     The Zions board has fixed the close of business on November 18, 1999 as the record date for determining which Zions shareholders are entitled to receive notice of and vote at the special meeting. You have the right to vote your shares at the meeting only if you owned Zions common stock on the record date. As of that date, there were issued and outstanding 85,513,098 shares of Zions common stock. Each outstanding share of Zions common stock as of the record date is entitled to vote upon each matter properly submitted at the Zions special meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger proposal.

SOLICITATION AND REVOCABILITY OF PROXIES

     This proxy statement/ prospectus is accompanied by a form of proxy for use at the Zions special meeting. If you complete the enclosed proxy card and return it in time, your proxy holder will vote your shares according to the instructions indicated on the proxy. Except for broker non-votes, if no instructions are indicated, such proxies will be voted "FOR" approval of the merger proposal and, as determined by a majority of the Zions board, as to any other matter that may come before the Zions special meeting. Those other matters may include, among other things, a motion to adjourn or postpone the Zions special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. No proxy with instructions to vote against the merger proposal, however, will be voted in favor of any adjournment or postponement of the Zions special meeting.

     In addition to solicitation by mail, directors, officers and employees of Zions, none of whom will be specifically compensated for such services but may be reimbursed for reasonable out-of-pocket expenses in connection therewith, may solicit proxies from shareholders of Zions personally or by telephone, fax or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending such material to beneficial owners.

     A shareholder who has given a proxy may revoke it at any time prior to its exercise at the special meeting by:

     - giving written notice of revocation to the secretary of Zions;

     - properly submitting a duly executed proxy bearing a later date; or

     - voting in person at the Zions special meeting.

All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Zions Bancorporation, One South Main, Suite 1380, Salt Lake City, Utah 84111, Attention: Secretary. A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the secretary of Zions or other person responsible for tabulating votes on behalf of Zions.

     Zions shareholders should not send Zions common stock certificates with their proxy cards. Unless we determine that the exchange of certificates representing Zions common stock for certificates representing common stock of the combined company is required by law, Zions shareholders will not exchange their certificates in the merger. If there is no such exchange, the certificates currently representing the shares of Zions common stock will represent an equal number of shares of the combined company common stock after the merger.

VOTE REQUIRED

     Approval of the merger proposal requires the affirmative vote at the Zions special meeting of a majority of the outstanding shares of Zions common stock.

     As of the record date, First Security held approximately 1.8% of the outstanding shares of Zions common stock, but none of its executive officers or directors held any shares of Zions common stock. The directors and executive officers of Zions and their affiliates are entitled to vote approximately 7.8% of the outstanding shares of Zions common stock. The directors and executive officers of Zions have indicated their intention to vote the shares of Zions common stock held by them or their affiliates in favor of the merger proposal.

RECOMMENDATION OF BOARD OF DIRECTORS

     The Zions board of directors has unanimously approved the merger agreement, believes that the merger is in the best interests of Zions and its shareholders and unanimously recommends that shareholders of Zions vote "FOR" approval of the merger proposal. See "The Merger -- Reasons of Zions for the Merger and Recommendation of the Zions Board".

                                   THE MERGER

     The discussion in this proxy statement/prospectus of the merger of Zions and First Security and the principal terms of each of:

     - the Agreement and Plan of Merger, dated as of June 6, 1999, between Zions and First Security,

     - the Stock Option Agreement, dated as of June 8, 1999, between First Security, as Issuer, and Zions, as Grantee (the "First Security Option Agreement"), and

     - the Stock Option Agreement, dated as of June 8, 1999, between Zions, as Issuer, and First Security, as Grantee (the "Zions Option Agreement"),

does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, the Zions Option Agreement and the First Security Option Agreement each of which is incorporated herein by reference. Copies of the merger agreement, the Zions Option Agreement and the First Security Option Agreement are attached as Appendices A, B and C, respectively, to this proxy statement/prospectus. We urge you to read the Appendices in their entirety.

GENERAL

     We are furnishing this proxy statement/prospectus to Zions shareholders and First Security stockholders in connection with the solicitation of proxies by the boards of directors of Zions and First Security for use at their respective meetings of shareholders, and at any adjournments or postponements thereof.

     At the Zions special meeting, Zions shareholders will be asked to consider and to vote on a proposal to adopt the merger agreement. At the First Security special meeting, First Security stockholders will be asked to consider and to vote upon a proposal to adopt the merger agreement. Adoption of the merger agreement will also constitute approval of the transactions contemplated thereby, including, among others, the merger and, in the case of First Security, the issuance of common stock of the combined company to holders of Zions common stock, and the amendment and restatement of the First Security by-laws. Further, First Security stockholders will be asked to consider and to vote upon a proposal to approve an amendment and restatement of the First Security certificate of incorporation to, among other things, effect the reclassification of its issued and outstanding shares of common stock. We refer to this amendment and restatement as the "First Security Certificate Amendment and Restatement". A more detailed description of the First Security Certificate Amendment and Restatement is found under "-- The Reclassification" on page 23.

     The merger agreement provides that, prior to the completion of the merger, First Security will effect the First Security Certificate Amendment and Restatement and each share of First Security common stock issued and outstanding immediately prior to the effective time of the First Security Certificate Amendment and Restatement will be reclassified and converted into 0.442 of a share of First Security common stock. Immediately after the reclassification is complete, First Security and Zions will complete the merger and Zions will be merged with and into First Security, with First Security as the surviving corporation. Upon completion of the merger, First Security will operate under the "First Security" name. In addition, in the merger:

     (1) each share of Zions common stock issued and outstanding immediately prior to the merger, other than shares of Zions common stock owned by First Security or Zions, will be converted into one share of First Security common stock; and

     (2) each share of First Security common stock issued and outstanding immediately prior to the merger will remain an issued and outstanding share of First Security common stock after the merger.

With respect to First Security stockholders, the effect of the reclassification and the merger together is that such stockholders will receive 0.442 of a share of common stock of the combined company for each share of First Security common stock they own, which fraction is referred to in this proxy statement/prospectus as the "exchange ratio". Holders of First Security preferred stock will continue to own one share of First Security preferred stock for each share of First Security preferred stock that they currently own.

     The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware and articles of merger are filed with the Utah Division of Corporations and Commercial Code, or at such subsequent date or time as First Security and Zions shall agree and specify in the certificate of merger and the articles of merger.

     The transaction is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes and is intended to qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes.

     Based on the last sales price per share of Zions common stock on the Nasdaq National Market on June 4, 1999, the last trading day prior to public announcement of the merger, of $65.375, giving effect to the exchange ratio, the implied per share value of First Security common stock in the merger was $28.896 as of such date. The last sales price per share of Zions common stock on the Nasdaq National Market on November 18, 1999, the last practicable trading day prior to the date of this proxy statement/prospectus, was $64.375, and the implied per share value of First Security common stock in the merger was $28.454 as of such date. As a result of the merger, on a pro forma basis Zions shareholders immediately prior to the merger initially will own approximately 49% and First Security stockholders immediately prior to the merger initially will own approximately 51% of the combined company common stock, based on the number of shares of First Security common stock and Zions common stock outstanding as of June 4, 1999 and on the exchange ratio.

THE RECLASSIFICATION

     In connection with the merger, the First Security board of directors has declared advisable, authorized and approved the First Security Certificate Amendment and Restatement. To approve the First Security Certificate Amendment and Restatement, the holders of not less than a majority of the shares of First Security common stock issued and outstanding on the First Security record date must vote in favor of doing so. The reclassification of the First Security common stock is a condition to the merger and the merger will not be completed if the First Security Certificate Amendment and Restatement is not approved. If the First Security stockholders approve the First Security Certificate Amendment and Restatement and the other conditions to the merger, other than the reclassification, are met, the amended and restated certificate of incorporation to, among other things, effect the reclassification will be filed with the Secretary of State of the State of Delaware, and the reclassification will be effected, immediately prior to the completion of the merger.

     As a result of the First Security Certificate Amendment and Restatement, each share of First Security common stock issued and outstanding immediately prior to the effective time of the First Security Certificate Amendment and Restatement will be reclassified and converted into 0.442 of a share of First Security common stock. Fractional shares will not be issued to First Security stockholders pursuant to the reclassification of First Security common stock. Instead of fractional shares, First

Security stockholders will be entitled to receive an amount in cash, without interest, equal to the product of:

     (1) the fraction of a share of First Security common stock to which such holder, after taking into account all shares of First Security common stock held immediately prior to the effective time of the First Security Certificate Amendment and Restatement, would otherwise be entitled to, and

     (2) the closing price per share of Zions common stock on the Nasdaq National Market on the last trading day prior to the date on which the effective time of the First Security Certificate Amendment and Restatement occurs.

     The First Security Certificate Amendment and Restatement will not apply to common stock of the combined company issued to Zions shareholders in the merger. The form of the First Security Certificate Amendment and Restatement is attached to the merger agreement as Exhibit A-1, which in turn is attached to this proxy statement/prospectus as Appendix A.

AMENDMENT AND RESTATEMENT OF FIRST SECURITY CERTIFICATE OF INCORPORATION AND BY-LAWS

     The merger agreement provides that, as a condition to the completion of the merger, the First Security certificate of incorporation and the First Security by-laws will be amended and restated so that after the merger, the combined company will be governed by the amended and restated certificate of incorporation and the amended and restated by-laws, attached as Exhibits A-1 and A-2, respectively, to the merger agreement which is attached as Appendix A to this proxy statement/prospectus.

     The combined company certificate of incorporation and the combined company by-laws will differ in material respects from the current First Security certificate of incorporation and First Security by-laws and the current Zions amended and restated articles of incorporation and Zions amended and restated by-laws. See "Comparison of Shareholders' Rights" on page 79. The combined company certificate of incorporation and the combined company by-laws will, among other things:

     (1) provide that the name of the combined company will be "First Security Corporation";

     (2) provide for an authorized capital stock of 435 million shares;

     (3) provide for the classification of the board of directors into three classes, with each class serving an overlapping three-year term;

     (4) require that the stockholders of the combined company take action only at a meeting of the stockholders, and not by written consent;

     (5) permit only a majority of the combined company board of directors to call a special meeting of the stockholders;

     (6) implement arrangements to govern the combined company agreed to by First Security and Zions, such as the initial composition of the combined company board of directors and the management of the combined company after the merger and management succession; and

     (7) require a vote of two-thirds of the board of directors and two-thirds of the outstanding shares of capital stock entitled to vote to amend the sections of the certificate of incorporation and by-laws containing the provisions referred to in clauses (3) through (6) above.

     The governance arrangements referred to in clauses (3) through (7) above are explained more fully under "-- Corporate Governance After the Merger" on page 55.

BACKGROUND OF THE MERGER

     Early in March 1999, Mr. Harris Simmons, President and Chief Executive Officer of Zions, consulted with Goldman Sachs, Zions' financial advisor, and Sullivan & Cromwell, Zions' legal advisor, regarding various aspects of a possible strategic business combination with First Security. Mr. Simmons also consulted informally with members of the Zions board.

     On March 18, 1999, Mr. Simmons met with Mr. Spencer Eccles, Chairman and Chief Executive Officer of First Security. During the course of this meeting, Mr. Simmons indicated that Zions would be interested in discussing the possibility of a strategic business combination of Zions and First Security. At the conclusion of this meeting, Mr. Eccles indicated that he may be interested in the possibility of such a combination and would give the matter further thought.

     Thereafter, Mr. Simmons and Mr. Eccles met informally to hold exploratory discussions regarding a possible business combination. During these informal meetings, Messrs. Simmons and Eccles preliminarily determined that such a combination could be beneficial for each of Zions and First Security and their respective stockholders. At the Zions board meeting of April 23, 1999, Mr. Simmons advised the Zions directors of the status of the discussions. During May, 1999, informal discussions continued regarding a potential business combination between the two companies and the potential terms and structure of such a transaction, but no definitive agreement concerning such terms was reached as a result of these preliminary meetings. From time to time throughout this period, Mr. Simmons and Mr. Eccles advised members of the Zions board and the First Security executive committee of the board of directors, respectively, of the status of such discussions. Mr. Eccles also consulted with J.P. Morgan Securities Inc., First Security's financial advisor, and Wachtell, Lipton, Rosen & Katz, First Security's legal advisor, throughout this period.

     During late May and early June of 1999, Messrs. Simmons and Eccles and certain members of their senior management teams conducted more advanced discussions with respect to the terms of a potential transaction. At that time, Zions and First Security entered into a confidentiality agreement with respect to a potential business combination.

     On June 2, 1999, Messrs. Simmons and Eccles continued discussions concerning the proposed combination. After meetings held on June 3, 1999, Messrs. Simmons and Eccles agreed upon the terms of the proposed transaction, subject to the completion of mutually satisfactory due diligence by each party, agreement on certain employment arrangements, satisfaction with a definitive merger agreement and approvals of the Zions board and First Security board. The parties completed their due diligence on June 5, 1999.

     At a special meeting of the First Security board on June 6, 1999, Mr. Eccles reviewed the reasons for and the potential benefits of the merger in light of First Security's due diligence review of Zions' business. At the meeting, First Security's financial advisor made a presentation regarding Zions and the financial terms and fairness, from a financial point of view, of the exchange ratio to holders of First Security's common stock. Also at the meeting, First Security's legal advisor reviewed the terms of the merger agreement, the First Security Option Agreement, the Zions Option Agreement and related documents and advised the members of the First Security board of the legal standards applicable to their consideration of these arrangements. After discussion and consideration of the factors discussed under "-- Reasons of First Security for the Merger and Recommendation of the First Security Board", the members of the First Security board approved and authorized the execution of the merger agreement and the First Security Option Agreement.

     At a special meeting of the Zions board on the same date, Mr. Simmons reviewed the reasons for and the potential benefits of the merger in light of Zions' due diligence review of First Security's business. At the meeting, Zions' financial advisor made a presentation regarding the financial terms and fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to holders of Zions common stock. Also at the meeting, Zions' legal advisor reviewed the terms of the merger agreement, the Zions Option Agreement, the First Security Option Agreement and related documents and advised the members of the Zions' board of the legal standards applicable to their consideration of these arrangements. After discussion and consideration of the factors discussed under "-- Reasons of Zions for the Merger and Recommendation of the Zions Board", the members of the Zions board approved and authorized the execution of the merger agreement and the Zions Option Agreement.

     The merger agreement was entered into on June 6, 1999 and the Zions Option Agreement and the First Security Option Agreement were entered into on June 8, 1999.

REASONS OF ZIONS FOR THE MERGER AND RECOMMENDATION OF THE ZIONS BOARD

     In determining to approve the merger agreement and to recommend approval of the merger proposal by the Zions shareholders, the Zions board of directors consulted with Zions executive management, as well as its financial and legal advisors, and considered a number of factors, including the following:

     - Exchange Ratio, Transaction Structure and Merger Agreement. The Zions board of directors considered the relationship of the exchange ratio to the current and historical market prices for Zions common stock and First Security common stock and the contributions of each company to the combined company's earnings, assets and capital. The Zions board of directors also reviewed the form of the merger consideration and the structure of the merger, which permit Zions shareholders to receive, on a tax-free basis, registered shares of the combined company representing approximately 49% of the total outstanding shares of common stock of the combined company.

     - Management of the Combined Company. The Zions board of directors considered favorably that the terms of the merger and related transactions provide that Harris H. Simmons will continue as a Chief Executive Officer of the combined company, together with the current Chairman of the Board of First Security, and will also serve as Chief Operating Officer of the combined company, Co-Chairman of the Executive Committee of the board of directors of the combined company and President of the combined company's principal banking subsidiary. The Zions board of directors also considered that Dale M. Gibbons, the current Chief Financial Officer of Zions, will continue as the Chief Financial Officer of the combined company. In addition, the Zions board considered that the board of directors of the combined company will initially be comprised of an equal number of directors designated by Zions and First Security.

     - Size and Competitiveness of Combined Company. The Zions board of directors took into account the unprecedented consolidation and increasing competition in the banking and related industries, and the competitive strength and positioning of the resulting "super-banks," particularly in the western United States. In that light, the Zions board of directors considered the expectation that the combined company would be the second largest bank holding company headquartered in the western United States and that, as such, it would potentially have access to greater financial, managerial and technological resources than either of Zions or First Security on a stand-alone basis and be able to compete more effectively in such a competitive environment.

     - Financial Impact. The Zions board of directors considered the anticipated financial impact of the proposed transaction on the combined company's future financial performance and on Zions' shareholders, including, without limitation, that the transaction is expected to be accretive to the holders of Zions common stock substantially on both a reported earnings and a cash earnings basis.

     - Due Diligence Review. The Zions board of directors considered the results of the due diligence investigations of First Security conducted by Zions management and its financial advisor, including, among other things, assessments of First Security's credit policies, asset quality, adequacy of loan loss reserves and interest rate risk.

     - Presentation of Financial Advisor and Fairness Opinion. The Zions board of directors considered the financial presentation of Goldman Sachs on June 6, 1999 and the opinion of Goldman Sachs rendered to the Zions board on June 6, 1999 that, as of such date, the ratio of one share of combined company common stock for one share of Zions common stock, following the reclassification, pursuant to the merger agreement was fair from a financial point of view to the holders of Zions common stock.

     - Opportunities for Efficiencies and Cost Savings. The Zions board of directors took into account that, although there can be no assurances, there were likely to be significant cost savings, operating efficiencies and synergies available to the combined company.

     - Certain Financial Information Concerning Zions and First Security. The Zions board of directors took into account the business, operations, financial condition, earnings and prospects of Zions and First Security both on a historical and a prospective basis.

     - Zions' Strategy. The Zions board of directors considered the consistency of the merger with Zions' long-terms business strategy.

     - Tax and Pooling-of-Interests Treatment. The Zions board of directors took into account the expectation that the merger will generally be a tax-free transaction to Zions and its shareholders and the anticipation that the combined company will account for the merger as a pooling of interests.

     - Regulatory Approvals and Clearances. The Zions board of directors considered its belief, after consultation with legal counsel, that the required regulatory approvals and clearances could be obtained for the merger. In this connection the Zions board of directors considered that some amount of divestitures of certain branches, deposits and loans was likely to be required by governmental authorities in connection with the merger.

     The foregoing discussion of the information and factors considered by the Zions board of directors is not intended to be exhaustive but includes all material factors it considered. In view of the factors considered with its evaluation of the merger and related transactions, the Zions board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the factors considered in reaching its determination. In addition, individual members of the Zions board of directors may have given different weights to different factors.

     BASED ON THE FOREGOING, THE ZIONS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZIONS SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

REASONS OF FIRST SECURITY FOR THE MERGER AND RECOMMENDATION OF THE FIRST SECURITY BOARD

     THE FIRST SECURITY BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FIRST SECURITY AND FIRST SECURITY STOCKHOLDERS. ACCORDINGLY, THE FIRST SECURITY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT FIRST SECURITY STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     First Security believes that the consummation of the merger presents a unique opportunity to combine two of the nation's oldest, most established western franchises to create a premier financial services company uniquely positioned in some of the best growth markets in the country.

     In reaching its decision to approve the merger agreement and related transactions and the stock option agreements, the First Security board consulted with First Security management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

     - Its knowledge of First Security's business, operations, financial condition, earnings and prospects.

     - The business, operations, financial condition, earnings and prospects of Zions. In making its determination, the First Security board of directors took into account the results of First Security's due diligence review of Zions.

     - The consistency of the merger with First Security's long-term business strategy.

     - The unique strategic opportunity presented by the merger of Zions and First Security to create the second largest banking franchise headquartered in the west and one of the top 20 bank holding companies in the United States, ranked by total assets.

     - The expectation of the First Security board of directors that the combined company would benefit from significantly greater economies of scale than either Zions or First Security as well as greater size to seize growth opportunities.

     - The view of the First Security board of directors that the combination of Zions and First Security presents manageable execution risk in view of the similar markets and customer demographics served by Zions and First Security, the similar business lines and business cultures of the two companies, the established relationships among the boards and management teams of the two companies and the experience of the management of both companies in the integration of prior acquisitions.

     - While there can be no assurances as to future results, the expectations of the First Security board of directors of the financial impact of the merger on the combined company, including the pro forma capital ratios and asset quality; the expectation that the combined company will show immediate accretion to earnings per share; and the expectation that non-interest expenses could be reduced by 8% to 10% on a pre-tax basis, with half of these savings to be achieved in 2000 and the remainder in 2001 and that a pre-tax restructuring charge would be taken to address merger-related expenses.

     - The complementary nature of the businesses of Zions and First Security.

     - The belief of the First Security board of directors and that of First Security's senior management that Zions and First Security share a common vision about the importance of delivering financial performance and shareholder value and that the managements and employees of Zions and First Security possess complementary skills and expertise.

     - The structure of the merger and the terms of the merger agreement and the stock option agreements, and the fact that the merger is intended to qualify as a reorganization for federal income tax purposes and for "pooling-of-interests" accounting treatment.

     - The proposed arrangements with members of management of Zions and First Security, including the fact that Mr. Simmons will serve as the President, Co-Chief Executive Officer and Chief Operating Officer of the combined company and President of the combined company's principal banking unit; Mr. Eccles will serve as Chairman and Co-Chief Executive Officer of the combined company until April 2002; Mr. Simmons will become sole Chief Executive Officer in April 2002;

       and the board of directors of the combined company will be comprised of 11 representatives from Zions and 11 representatives from First Security. The First Security board of directors also considered the fact that directors and executive officers of First Security could be expected to receive benefits in the merger under existing severance and compensation arrangements with First Security. See "-- Interests of Management and Directors in the Merger".

     - The opinion of J.P. Morgan that, as of June 6, 1999, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to First Security stockholders. See "-- Opinion of First Security's Financial Advisor".

     - The likelihood that the merger will be approved by the appropriate regulatory authorities. See "-- Regulatory Approvals". In this connection, the First Security board of directors considered that some amount of divestitures of certain branches, deposits and loans was likely to be required by governmental authorities in connection with the merger.

     This discussion of the information and factors considered by the board of directors of First Security is not intended to be exhaustive but includes all material factors it considered. In reaching its determination to approve and recommend the merger, the First Security board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. THE FIRST SECURITY BOARD IS UNANIMOUS IN ITS RECOMMENDATION THAT FIRST SECURITY STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     For a discussion of the interests of the executive officers and directors of First Security in the merger, see "-- Interests of Management and Directors in the Merger".

OPINION OF ZIONS' FINANCIAL ADVISOR

     Zions retained Goldman Sachs to act as its financial advisor and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Zions common stock of the exchange ratio pursuant to the merger agreement. At a meeting of the Zions board of directors on June 6, 1999, Goldman Sachs made a presentation on financial aspects of the proposed merger and delivered its oral opinion (which opinion was later delivered to the board in written form dated June 6, 1999) to the effect that, as of the date of such opinion, based on the matters set forth in such opinion, the exchange ratio was fair from a financial point of view to the holders of Zions common stock. Goldman Sachs has confirmed its June 6, 1999 opinion by delivery of its written opinion to the Zions board, dated the date of this proxy statement/prospectus, stating that, as of the date hereof and based on the matters set forth in such opinion, the exchange ratio is fair from a financial point of view to the holders of Zions common stock.

     Goldman Sachs has consented to the inclusion of its opinion (the "Goldman Sachs Opinion") in this proxy statement/prospectus.

     The full text of the Goldman Sachs opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix D to this Proxy Statement/Prospectus and is incorporated herein by reference. The Goldman Sachs opinion, which is addressed to the Zions board, is directed only to the fairness from a financial point of view of the exchange ratio to the holders of Zions common stock and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed merger. The description of the Goldman Sachs opinion set forth herein is qualified in its entirety by reference to Appendix D. The Goldman Sachs opinion is substantially identical to the opinion delivered to the Zions board dated June 6, 1999. Zions shareholders are urged to read the Goldman Sachs opinion in its entirety.

     In connection with rendering its opinions dated June 6, 1999 and the date hereof, Goldman Sachs, among other things:

     - reviewed the merger agreement;

     - reviewed the Annual Reports to Shareholders and Annual Reports on Form 10-K of Zions and First Security for the five years ended December 31, 1998;

     - reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Zions and First Security;

     - reviewed certain other communications from Zions and First Security to their respective shareholders;

     - reviewed certain internal financial analyses and forecasts for Zions and First Security prepared by their respective managements, including certain cost savings, operating synergies and the impact of certain divestitures projected by the managements of Zions and First Security to result from the proposed merger;

     - held discussions with members of the senior managements of Zions and First Security regarding the strategic rationale for, and the potential benefits of, the proposed merger and the past and current business operations, financial condition and future prospects of the respective companies and of the companies as combined pursuant to the proposed merger;

     - reviewed the reported price and trading activity for Zions common stock and First Security common stock;

     - compared certain financial and stock market information for Zions and First Security with similar information for certain other companies the securities of which are publicly traded;

     - reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally; and

     - performed such other studies and analyses as Goldman Sachs considered appropriate.

     In connection with rendering the Goldman Sachs Opinion, Goldman Sachs relied upon the accuracy and completeness of all the financial and other information reviewed by it and assumed that accuracy and completeness for purposes of such opinion. In that regard, Goldman Sachs assumed with the consent of Zions that the internal financial forecasts of Zions and First Security prepared by their respective managements as well as the synergies projected by the managements of Zions and First Security were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Zions and First Security, and that these forecasts and synergies will be realized in the amounts and time periods contemplated thereby.

     Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and assumed, with the consent of Zions, that these allowances for each of Zions and First Security are in the aggregate adequate to cover all these losses. In addition, Goldman Sachs did not review individual credit files nor did Goldman Sachs make an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Zions or First Security or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed with the consent of Zions that the proposed merger will be accounted for as a pooling of interests under generally accepted accounting principles, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect, other than the impact of the divestitures as reflected in the forecasts, on Zions or First Security or on the expected benefits of the proposed merger. In connection with the Goldman Sachs Opinion, Goldman Sachs reviewed the analyses used to render its June 6, 1999 opinion to the Zions board by performing procedures to update certain of these analyses and by reviewing the assumptions upon which these analyses were based and the factors considered in connection therewith. In addition, in connection with rendering the Goldman Sachs Opinion, Goldman Sachs reviewed this proxy statement/prospectus.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the Zions board in connection with providing its opinion to the Zions board on June 6, 1999. The summary of financial analyses includes information presented in tabular format. The tables should be read together with the text.

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial and stock market information as well as certain asset quality and profitability ratios of Zions and First Security with selected large and mid-cap bank holding companies (the "Super-Regional Banks"), including Firstar Corp., Fifth Third Bancorp, KeyCorp, BB&T Financial Corporation, AmSouth Bancorporation and Huntington Bancshares Inc. Unless otherwise indicated, the financial data used were for the latest 12 months ("LTM") ended March 31, 1999 and the market data and earnings estimates were as of June 4, 1999. Projected earnings per share were based on median analysts' estimates from the Institutional Brokerage Estimate System ("IBES"), a data service that compiles estimates of securities research analysts.

     The following table compares information derived by Goldman Sachs with respect to Zions and First Security and the medians indicated for the comparable Super-Regional Banks:

                                                                                     MEDIAN FOR
                                                                                   SUPER REGIONAL
                                                          ZIONS   FIRST SECURITY       BANKS
                                                          -----   --------------   --------------
Price to projected earnings multiple, based on estimates
  of 1999 earnings per share............................  24.2x        13.0x            18.6x
Price to projected earnings multiple, based on estimates
of 2000 earnings per share..............................  21.0x        11.9x            16.8x
Projected five-year growth rate of earnings per share...  14.5%        10.5%            11.0%
Multiple of price to book value.........................   4.8x         2.1x             3.6x
Multiple of price to tangible book value per share......   6.3x         2.7x             4.9x
Dividend yield..........................................   0.9%         3.0%             2.1%
Non-performing assets as a percentage of total loans and
  other real estate owned...............................   0.7%         0.4%             0.5%
Reserve for loan and lease losses as a percentage of
  nonperforming loans...................................   265%         354%             331%
Return on average assets................................  1.29%        1.25%            1.30%
Return on average common equity.........................  19.8%        16.0%            16.0%
Efficiency ratio (noninterest expense, excluding
  amortization of goodwill, divided by the sum of net
  interest income and noninterest income)...............  68.2%        61.4%            54.7%
Net interest margin.....................................   4.5%         4.1%             4.1%
Tangible common equity as a percentage of tangible
  assets................................................   5.0%         6.3%             6.8%

     Pro Forma Analyses. Goldman Sachs analyzed the pro forma impact of the merger on earnings per share from the point of view of the holders of the Zions common stock. Based on estimates from Zions and First Security, this analysis indicated that the merger would be accretive to holders of the Zions common stock by 10.3% in 2000 and 13.6% in 2001 on a reported earnings basis, and accretive by 10.9% in 2000 and 14.0% in 2001 on a cash earnings basis. Goldman Sachs also considered the earnings per share impact using a range of assumptions for projected cost savings and earnings levels for First Security.

     Goldman Sachs also analyzed the pro forma impact of the merger on certain profitability measures, assuming that the merger occurred on March 31, 1999. This analysis indicated, assuming fully phased-in cost savings, that, for the 12 months ended March 31, 1999, return on average assets for the combined company would have been 1.47% and return on average common equity would have been 20.2%.

     Contribution Analysis. Goldman Sachs analyzed and compared respective contributions of each of Zions and First Security to the combined company based on a comparison of actual net income for 1998 and projected net income for 1999 and 2000. This analysis indicated that (i) Zions would have contributed 40% of net income to the combined company in 1998, and (ii) Zions would contribute 45% and 46% of net income to the combined company in 1999 and 2000, respectively. In addition, this analysis indicated that as of March 31, 1999, Zions would have contributed to the combined company 39% of common equity, 39% of tangible common equity and 45% of total assets.

     Selected Transactions Analysis. Goldman Sachs reviewed certain information relating to 32 selected pending or completed domestic bank merger transactions since January 1, 1993 (the "Selected Transactions").

     The following table compares information with respect to the merger and the medians for the Selected Transactions:

                                                                    SELECTED TRANSACTIONS
                                                         -------------------------------------------
                                                                                 MEDIAN FOR SELECTED
                                                                                    TRANSACTIONS
                                                            MEDIAN FOR ALL         ANNOUNCED AFTER
                                            THE MERGER   SELECTED TRANSACTIONS     JANUARY 1, 1997
                                            ----------   ---------------------   -------------------
Price to LTM earnings multiple............     22.2x             19.2x                  24.0x
Premium to market price, based on the
target's market price six days prior to
the announcement of the transaction.......     55.1%*            30.8%                  32.2%
Multiple of price to book value per
  share...................................      3.2x              2.3x                   3.4x
Multiple of price to tangible book value
  per share...............................      4.1x              2.5x                   4.0x

-------------------------
* Based on closing market prices as of June 4, 1999.

     Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis to determine a range of present values per share of the First Security common stock, including projected cost savings. The range was determined using a dividend discount model, with all cash flows discounted back to June 30, 1999. Using discount rates ranging from 10.0% to 15.0%, and terminal price to earnings multiples ranging from 13.0x to 23.0x, this analysis resulted in a range of net present values from $19.92 to $42.00 per share of First Security common stock.

     Other Analyses. Goldman Sachs also performed a price to forward earnings comparison of Zions and First Security, an analysis of the premium paid in the transaction on a historical basis based on the Zions Exchange Ratio and a pro forma deposit analysis. In addition, Goldman Sachs prepared a summary of the historical financial performance of Zions and First Security and reviewed, among other things, selected investment research reports on, and earnings estimates for, Zions common stock and First Security common stock.

     The summary set forth above describes the material analyses that Goldman Sachs performed and presented to the Zions board on June 6, 1999, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it without considering all analyses and factors would create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Goldman Sachs relied upon numerous assumptions made by Zions and First Security with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Zions or First Security. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to Zions or First Security or to the merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Zions or First Security, none of Zions, First Security, Goldman Sachs or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. Goldman Sachs' analyses were prepared solely for purposes of its opinions rendered June 6, 1999 and the date of this proxy statement/prospectus provided to the Zions board regarding the fairness of the exchange ratio from a financial point of view to holders of the Zions common stock, and do not purport to be appraisals or necessarily reflect the prices at which Zions or its securities actually may be sold.

     Pursuant to the terms of a letter agreement dated June 1, 1999, Zions shall pay Goldman Sachs fees of $7.5 million for acting as its financial advisor in connection with the merger, including rendering its opinions. In addition, Zions has agreed to pay Goldman Sachs an additional $7.5 million upon the consummation of the merger, less certain fees that may become payable to Goldman Sachs in connection with the divestiture of branches and associated assets and liabilities. Goldman Sachs may also be entitled to an additional fee in connection with such divestitures. Zions has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the federal securities laws. Goldman Sachs has provided certain investment banking and advisory services to Zions from time to time, for which it has received customary compensation.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Zions selected Goldman Sachs as its financial advisor because Goldman Sachs is a nationally recognized investment banking firm that has substantial experience in investment banking in general, including transactions similar to the proposed merger, and because of its familiarity with, and prior work for, Zions.

     Goldman Sachs has advised Zions that, in the ordinary course of its business as a full-service securities firm, Goldman Sachs may, from time to time, effect transactions and hold securities, including derivative securities, of Zions or First Security for its own account or for the accounts of customers. In addition, Goldman Sachs has provided, and may provide in the future, certain investment banking services to First Security, for which it has received customary compensation.

OPINION OF FIRST SECURITY'S FINANCIAL ADVISOR

     First Security retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed merger. At the meeting of First Security's board of directors on June 6, 1999, J.P. Morgan gave its oral opinion, subsequently confirmed in writing, to the board that, as of that date and based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to First Security's stockholders. J.P. Morgan has confirmed its June 6, 1999 opinion by delivering its written opinion to the First Security board, dated the date of this proxy statement/prospectus, to the same effect. First Security's board did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in giving its opinion.

     We have attached as Appendix E to this proxy statement/prospectus the full text of J.P. Morgan's updated opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate J.P. Morgan's opinion into this proxy statement/prospectus by reference and urge you to read the opinion in its entirety. J.P. Morgan addressed its opinion to the First Security board. The opinion addresses only the exchange ratio pursuant to the merger agreement and is not a recommendation to any First Security stockholder as to how that stockholder should vote with respect to the merger.

     In arriving at its opinions, J.P. Morgan reviewed:

     - the merger agreement;

     - in the case of its updated opinion, this proxy statement/prospectus;

     - various publicly available information concerning the business of First Security and Zions and of several other companies engaged in businesses comparable to those of First Security and Zions, and the reported market prices for other companies' securities deemed comparable;

     - the terms of various transactions involving companies comparable to First Security and Zions and the consideration received for such companies;

     - current and historical market prices of First Security and Zions common stock;

     - the audited financial statements of First Security and Zions for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998;

     - the unaudited financial statements of First Security and Zions for the period ended March 31, 1999;

     - in the case of its updated opinion, the unaudited financial statements of First Security and Zions for the period ended September 30, 1999;

     - certain internal financial analyses and forecasts prepared by First Security and Zions and their respective managements; and

     - the terms of other business combinations that J.P. Morgan deemed relevant.

     J.P. Morgan also held discussions with several members of the managements of First Security and Zions on numerous aspects of the merger, the past and current business operations of First Security and Zions, the financial condition and future prospects and operations of First Security and Zions, the effects of the merger on the financial condition and future prospects of First Security and Zions and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan reviewed other financial studies and analyses and considered such other information that it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by First Security and Zions or otherwise reviewed by J.P. Morgan. J.P. Morgan is not responsible or liable for that information or its accuracy. J.P. Morgan did not conduct any valuations or appraisals of any assets or liabilities, and valuations or appraisals were not provided to J.P. Morgan. J.P. Morgan was not requested to review individual credit files or make any independent assessment as to the future performance or non-performance of First Security's or Zions' assets. J.P. Morgan assumed that current allowances and reserves for loan losses for both First Security and Zions are sufficient to cover all such losses. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial conditions of First Security and Zions to which those analyses or forecasts relate. J.P. Morgan also assumed that, in the course of obtaining regulatory and third party consents for the merger and the other transactions contemplated by the merger agreement and this proxy statement/prospectus, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial conditions of First Security or Zions. J.P. Morgan also assumed that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

     The projections furnished to J.P. Morgan for First Security and Zions were prepared by the managements of each company. Neither First Security nor Zions publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and the projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections.

     As is customary in the rendering of fairness opinions, J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of the date of its opinion. Subsequent developments may affect the opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which First Security's stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in providing its June 6, 1999 opinion. J.P. Morgan utilized substantially the same types of analyses in connection with providing its updated opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses.

     Offer Valuation. J.P. Morgan reviewed the terms of the proposed merger, including the historical relationship between the stock prices of First Security and Zions and the aggregate transaction value. J.P. Morgan also reviewed the value of the consideration offered based upon the $65.375 closing price of Zions common stock on June 4, 1999, the last trading day prior to the June 6, 1999 meeting of First Security's board of directors. This analysis indicated that the implied value of Zions' proposal was approximately $28.90 per share of First Security common stock. J.P. Morgan calculated that, based on this proposal, First Security common stockholders would receive a premium of 55.1% to the $18.625 closing price of First Security common stock on June 4, 1999. J.P. Morgan also calculated the premiums implied by the exchange ratio to the respective average market prices of First Security and Zions common stock for the period 10 and 30 trading days prior to June 4, 1999, and determined that the implied premiums were 49.9% and 50.4%, respectively. J.P. Morgan further calculated that Zions' proposal implied the following premiums based upon Zions' closing stock price on June 4, 1999:

                    FIRST SECURITY BASIS                      VALUE
                    --------------------                      -----
Last 12 months' earnings per share..........................  21.9x
Forward 12 months' earnings per share (IBES estimate).......  19.5x
Forward 24 months' earnings per share (IBES estimate).......  17.6x
Tangible book value.........................................   4.0x

     Finally, J.P. Morgan determined that First Security's stockholders would own approximately 51% of the combined company immediately following the merger.

     Pro Forma Merger Analysis. J.P. Morgan analyzed pro forma earnings per share forecasts for 2000 and 2001 based upon estimates provided by IBES and management of the companies. Assuming transaction synergies phased in 50% in 2000 and 100% thereafter, the analysis showed that the merger would be accretive to the GAAP earnings per share, cash earnings per share and tangible book value per share of the combined company in 2000 and 2001. In addition, J.P. Morgan reviewed performance measures, including profitability, capital and asset quality ratios for First Security, Zions and the combined entity.

     Contribution Analysis. J.P. Morgan reviewed and analyzed the relative contributions to be made by First Security and Zions to the combined entity. These contributions were compared to the approximately 51% continuing ownership stake that First Security's stockholders would have in the combined company following the merger.

     The following table illustrates the relative contribution by First Security to a combined First Security/Zions entity as of March 31, 1999, excluding transaction synergies:

                    FIRST SECURITY BASIS                      CONTRIBUTION
                    --------------------                      ------------
Assets......................................................      54.9%
Gross loans.................................................      53.5%
Deposits....................................................      47.4%
Common equity...............................................      60.5%
Tangible common equity......................................      61.2%
1999 GAAP net income (IBES estimate)........................      54.9%
2000 GAAP net income (IBES estimate)........................      54.0%
1999 cash net income (IBES estimate)........................      55.0%
2000 cash net income (IBES estimate)........................      54.1%

     J.P. Morgan also determined the market value contributed by First Security and Zions to the combined entity. This analysis indicated that as of June 4, 1999, First Security contributed 39.8% of the combined entity based on its closing price of $18.625 that day, and 51.2% of the combined entity based on the price of $28.90 per share implied by the terms of Zions' proposal. For comparative purposes, J.P. Morgan also reviewed publicly available information regarding selected bank merger-of-equals transactions in the United States.

     Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of First Security with similar data for selected publicly traded companies (the "Regional bank peers") engaged in businesses which J.P. Morgan judged to be reasonably comparable to those of First Security. These companies were:

                  AmSouth Bancorporation
                  BancWest Corporation
                  Commerce Bancshares, Inc.
                  Compass Bancshares, Inc.
                  FirstMerit Corporation
                  First Tennessee National
                  First Virginia Banks Inc.
                  Huntington Bancshares
                  Hibernia Corporation
                  Marshall & Ilsley Corp
                  M & T Bank Corp.
                  Old Kent Financial Corp.
                  Regions Financial Corp.
                  SouthTrust Corporation
                  Summit Bancorp
                  UnionBanCal Corporation
                  Union Planters Corp.
                  Zions Bancorporation
                  Mercantile Bankshares Corp.

     These companies were selected because of their operating, organizational and overall business similarities with First Security. Based upon a review of such information and closing stock prices on June 4, 1999, J.P. Morgan determined the following:

                                                                         REGIONAL BANK PEERS
                                                                     ----------------------------
                                                           FIRST               BOTTOM      TOP
                PRICE AS A MULTIPLE OF:                   SECURITY   MEDIAN   QUARTILE   QUARTILE
                -----------------------                   --------   ------   --------   --------
1999E EPS (IBES estimate)...............................    13.1x     15.6x     13.6x      20.4x
2000E EPS (IBES estimate)...............................    11.9x     14.0x     11.7x      18.1x
Book value..............................................     2.1x      2.7x      2.0x       4.5x
Tangible book value.....................................     2.6x      3.1x      2.3x       5.2x

J.P. Morgan also calculated a range of imputed values for a share of First Security common stock based on the ratios for the regional bank peers. This analysis resulted in a range of imputed values for First Security common stock of between $16.33 and $40.32.

     J.P. Morgan also reviewed and compared certain public market data related to Zions to the publicly available corresponding data for two groups of selected banks which J.P. Morgan deemed to be relevant:

    REGIONAL BANK PEERS                                     HIGH-PERFORMING BANKS
    -------------------                                     ---------------------
AmSouth Bancorporation        Mercantile Bankshares Corp    Fifth Third Bancorp
BancWest Corporation          Marshall & Ilsley Corp        Firstar Corp.
Commerce Bancshares, Inc.     M & T Bank Corp               Marshall & Ilsley Corp.
Compass Bancshares, Inc.      Old Kent Financial Corp       Bank of New York Co.
FirstMerit Corporation        Regions Financial Corp        Old Kent Financial Corp.
First Security Corporation    SouthTrust Corporation        BB&T Corporation
First Tennessee National      Summit Bancorp                SunTrust Banks, Inc.
First Virginia Banks Inc.     UnionBanCal Corporation       AmSouth Bancorporation
Huntington Bancshares         Union Planters Corp.
Hibernia Corporation

     Based on its review of such information, J.P. Morgan determined the following:

                                            PRICE AS A MULTIPLE OF:
                                     -------------------------------------
                                     1999E   1999E   2000E   2000E   TANG.                IBES
                                     GAAP    CASH    GAAP    CASH    BOOK    DIVIDEND   LONG-TERM
                                      EPS     EPS     EPS     EPS    VALUE    YIELD      GROWTH
                                     -----   -----   -----   -----   -----   --------   ---------
Zions.............................   24.2x   22.9x   21.0x   20.0x     6.3x    0.9%       14.5%
High-performing bank median.......   19.7x   18.6x   17.5x   16.6x     4.8x    1.7%       12.0%
Regional bank peer median.........   15.6x   14.2x   14.0x   13.0x     3.1x    2.4%       10.0%
First Security....................   13.1x   12.3x   11.9x   11.2x     2.6x    3.0%       10.5%

     Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined the following bank transactions, each of which had a value greater than $1 billion and was announced since January 1, 1997:

                      BUYER                                      SELLER
-------------------------------------------------    ------------------------------
AmSouth Bancorporation                               First American Corp.
Firstar Corp.                                        Mercantile Bancorporation Inc.
Fleet Financial Group Inc.                           BankBoston Corp.
SunTrust Banks, Inc.                                 Crestar Financial
Star Banc Corp.                                      Firstar Corp.
Norwest Corporation                                  Wells Fargo & Co.
NationsBank Corp.                                    BankAmerica Corp.
Banc One Corp.                                       First Chicago NBD
Union Planters Corp.                                 Magna Group
Regions Financial Corp.                              First Commercial Corp.
First American Corporation                           Deposit Guaranty Corp.
National City Corp.                                  First of America Bank Corp.
First Union Corp.                                    CoreStates Financial Corp.
NationsBank Corporation                              Barnett Banks, Inc.
First Union Corp.                                    Signet Banking Corporation
Wachovia Corporation                                 Central Fidelity Banks, Inc.
First Bank System, Inc.                              U.S. Bancorp

     J.P. Morgan calculated the high, median and low premiums represented by the purchase price paid in such acquisitions to the average market price for the five days prior to announcement, estimates of the next 12 months' projected earnings per share and tangible book value per share. J.P. Morgan then compared these premiums to those offered to First Security in the merger:

                                                              COMPARABLE TRANSACTIONS
                                                             -------------------------    ZIONS'
                                                              HIGH    MEDIAN     LOW     PROPOSAL
                                                             ------   -------   ------   --------
5-day premium..............................................   43.9%     29.7%   (1.2)%     52.6%
12-month est. forward EPS..................................   25.8x     20.8x    16.2x     19.5x
Tangible book value........................................   8.60x     4.21x    3.02x     4.04x

J.P. Morgan also calculated a range of imputed values for a share of First Security common stock based on the ratios for the comparable transactions. This analysis resulted in a range of imputed values for First Security common stock of between $18.71 and $61.58.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, J.P. Morgan estimated the net present value of the future streams of after-tax cash flows that First Security could produce on a stand-alone basis from 1999 through 2008 and distribute to First Security's stockholders. In this analysis, J.P. Morgan used IBES earnings estimates for 1999 and 2000 and assumed that First Security's earnings were grown thereafter at an annual rate ranging from 6% to 10%. For each growth rate, J.P. Morgan calculated the sum of: (i) the estimated 1999-2008 distributable income streams per share, projected such that First Security's dividend payout ratio would be maintained at 38%, and discounted to present values at an assumed discount rate of 10%, and (ii) the terminal values per share of First Security common stock based on assumed multiples of First Security's projected 2009 earnings ranging from 12.0x to 16.0x. This discounted cash flow analysis indicated a reference range of $17.02 to $27.99 per share of First Security common stock.

     J.P. Morgan also used a discounted cash flow analysis to estimate the net present value of transaction synergies assumed to result from the merger. These synergies were assumed to produce cash flows resulting from: (i) cost savings, which were assumed to be phased in 50% in 2000 and 100% thereafter, grown at 5% annually; (ii) a restructuring charge based on fully phased-in cost savings; and (iii) an assumed amount of deposit divestitures, with associated assumptions for return on deposits (i.e., return on assets) and a deposit sale premium. The transaction synergy cash flows were discounted to present values at an assumed discount rate of 10%, and terminal values were based on assumed multiples of projected 2009 transaction synergies ranging from 12.0x to 16.0x. This discounted cash flow analysis indicated a reference range for transaction synergies of $4.15 to $4.82 per share of First Security common stock.

     In addition, J.P. Morgan tested the sensitivity of the values for First Security on a stand-alone basis and for transaction synergies by varying certain assumptions. The reference ranges were not materially changed by reasonable variations of key assumptions.

     J.P. Morgan also performed a discounted cash flow analysis to estimate the distributable income from 1999 through 2008 for Zions on a stand-alone basis. In this analysis, J.P. Morgan used IBES earnings estimates for 1999 and 2000 and assumed that Zions' earnings were grown thereafter at an annual rate ranging from 8% to 16%. For each growth rate, J.P. Morgan calculated the sum of: (i) the estimated 1999-2008 distributable income streams per share, projected such that Zions' dividend payout ratio would be maintained at 28%, and discounted to present values at assumed discount rates ranging from 10% to 11%; and (ii) the terminal values per share of Zions common stock based on assumed multiples of Zions' projected 2009 earnings ranging from 16.0x to 20.0x. This discounted cash flow analysis indicated a reference range of $40.96 to $105.24 per share of Zions common stock.

     This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of First Security, Zions, J.P. Morgan or any other person assumes responsibility if future results are materially different from those forecasted. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. First Security selected J.P. Morgan to advise it and deliver a fairness opinion with respect to the merger on the basis of such experience and its familiarity with First Security.

     First Security has paid J.P. Morgan a fee of $250,000, and has agreed to pay J.P. Morgan a fee of 0.45% of the aggregate purchase price paid in the merger upon consummation of the merger, less the $250,000 previously paid. First Security also agreed to reimburse J.P. Morgan for its reasonable expenses, including the fees and disbursements of counsel, and to indemnify J.P. Morgan against various liabilities, including liabilities which might arise under the federal securities laws.

     J.P. Morgan and its affiliates have provided financial advisory, capital markets and commercial banking services to First Security, for which they receive customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of First Security or Zions for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE MERGER

     In considering the respective recommendations of the First Security board of directors and the Zions board of directors, First Security stockholders and Zions shareholders should be aware that certain members of First Security's management and Zions' management and of the First Security board of directors and the Zions board of directors have certain interests in the merger that are different from, or in addition to, the interests of shareholders generally. The members of the First Security board of directors and the Zions board of directors knew about these additional interests, and considered them, when they approved the merger agreement.

     INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

     The merger agreement provides that the combined company will indemnify each present and former director and officer of Zions and First Security and their subsidiaries as provided in Zions', First Security's or such subsidiary's certificates of incorporation or by-laws or comparable organizational documents.

     The merger agreement further provides that, for a period of six years following the merger, the combined company will use its reasonable best efforts to provide directors' and officers' liability insurance covering acts or omissions occurring prior to the merger. This insurance will provide coverage and amounts no less favorable than those of the policies in effect on the date of the merger agreement.

     BOARD OF DIRECTORS AND SENIOR MANAGEMENT FOLLOWING THE MERGER

     The by-laws of the combined company provide that the board of directors of the combined company initially will consist of 22 members, 11 of whom initially will be designated by First Security and 11 of whom initially with be designated by Zions.

     Upon the effectiveness of the merger, each of Harris H. Simmons, the current President and Chief Executive Officer of Zions, and Spencer F. Eccles, the current Chairman of the Board and Chief Executive Officer of First Security, will serve as Co-Chief Executive Officers of the combined company. Pursuant to the by-laws of the combined company, at the annual meeting of stockholders in the year 2002, Mr. Simmons will become the sole Chief Executive Officer of the combined company. While Mr. Simmons and Mr. Eccles serve as Co-Chief Executive Officers of the combined company, neither can be removed from such position except upon the affirmative vote of two-thirds of the members of the board of directors of the combined company. Upon the effectiveness of the merger, Mr. Eccles will also serve, pursuant to the by-laws, as Chairman of the Board of the combined company and will serve in that position until his 70th birthday. Upon Mr. Eccles' 70th birthday, according to the by-laws of the combined company, Mr. Simmons will succeed Mr. Eccles as Chairman of the Board. Upon effectiveness of the merger, Mr. Simmons will also serve as President and Chief Operating Officer of the combined company and, pursuant to the merger agreement, as President of the combined company's principal banking subsidiary.

     The merger agreement provides that the board of directors of the combined company will be divided into three classes. Initially, the first class will consist of 10 directors, the second class will consist of seven directors and the third class will consist of five directors. Pursuant to the certificate of incorporation of the combined company, at and after the annual meeting of stockholders in the year 2000, the first class of directors will be comprised of six directors, with no change in the size of the second or third classes of directors. At and after the annual meeting of stockholders in the year 2001, the first class will continue to consist of six directors and each of the second class and third class will consist of five directors. At all times through the annual meeting of stockholders in the year 2002, pursuant to the certificate of incorporation, the board of directors of the combined company will consist of an even number of Zions-designated directors and First Security-designated directors. Each class of directors elected at an annual meeting of stockholders of the combined company after the merger will be elected for a three-year term. The merger agreement provides that Zions initially will have the right to designate five directors of the board for the first class, three directors for the second class and three directors for the third class; and First Security initially will have the right to designate five directors for the first class, four directors for the second class and two directors for the third class.

     If any director initially appointed to the combined company board pursuant to the merger agreement is unable or unwilling to serve as director of the combined company, the party which designated such individual will designate another individual to serve in such individual's place.

     Set forth below is a table of the persons expected to serve as senior executive officers of the combined company immediately following the merger.

                NAME                                  POSITION IN COMBINED COMPANY
                ----                   ----------------------------------------------------------
Spencer F. Eccles....................  Chairman of the Board, Co-Chief Executive Officer and
                                       Co-Chairman of the Executive Committee of the Board of
                                       Directors
Harris H. Simmons....................  Co-Chief Executive Officer, President, Chief Operating
                                       Officer, Co-Chairman of the Executive Committee of the
                                       Board of Directors and President of the combined company's principal banking subsidiary
Morgan J. Evans......................  Senior Executive Vice President
Dale M. Gibbons......................  Executive Vice President and Chief Financial Officer
A. Scott Anderson....................  Executive Vice President
Danne L. Buchanan....................  Executive Vice President
Michael P. Caughlin..................  Executive Vice President
David R. Golden......................  Executive Vice President
Brad D. Hardy........................  Executive Vice President
W. David Hemingway...................  Executive Vice President
Mark D. Howell.......................  Executive Vice President
J. Patrick McMurray..................  Executive Vice President
L. Scott Nelson......................  Executive Vice President
Robert G. Sarver.....................  Executive Vice President
Scott C. Ulbrich.....................  Executive Vice President

     EMPLOYMENT AGREEMENTS

     In connection with the signing of the merger agreement, First Security entered into employment agreements with Spencer F. Eccles, current Chairman of the Board and Chief Executive Officer of First Security and Morgan J. Evans, current President and Chief Operating Officer of First Security. In addition, First Security entered into employment agreements with the following four executive vice presidents of First Security (the "Other Executives") (as well as with three other officers of First Security): Brad D. Hardy, J. Pat McMurray, L. Scott Nelson and Scott C. Ulbrich.

     Employment Agreements with First Security Executive Officers. The term of Mr. Eccles' employment agreement begins on the completion of the merger and expires on the last day of the month in which he attains age 70. Pursuant to Mr. Eccles' employment agreement, Mr. Eccles will serve as Co-Chief Executive Officer of First Security and Co-Chairman of the executive committee of the board of directors until the annual stockholders' meeting in 2002, and thereafter may continue to serve as Co-Chairman of the executive committee of the board of directors at his discretion. During the term of his employment agreement, Mr. Eccles will also serve as Chairman of the board of directors of First Security, as a member of the executive management committee of First Security and as a member of the board of directors of First Security's principal banking unit. After the expiration of the employment agreement, Mr. Eccles will serve as Chairman Emeritus of First Security for so long as Mr. Eccles serves on the board of directors of First Security.

     Pursuant to Mr. Eccles' employment agreement, for each year until the annual stockholders' meeting in 2002, he will receive (1) an annual base salary equal to the annual base salary paid to the other Co-Chief Executive Officer of First Security, but in no event less than Mr. Eccles' annual base salary as in effect prior to the merger, and (2) an annual cash bonus in an amount equal to the annual bonus payable to the other Co-Chief Executive Officer of First Security with respect to the year in question, but in no event less than the annual bonus earned by Mr. Eccles for 1998. In addition, Mr. Eccles will be entitled to receive both annual and long-term incentive compensation equal to, and on the same terms and conditions as, the incentive compensation paid or granted to the other Co-Chief Executive Officer of First Security.

     Upon completion of the merger, First Security will grant Mr. Eccles an option to acquire 60,000 shares of First Security common stock, which will vest in three equal installments over the period ending on the annual stockholders' meeting in 2002, will have an exercise price equal to the fair market value of First Security common stock on the date of grant and will have a term of, and remain exercisable for, 10 years from the date of grant without regard to Mr. Eccles' earlier termination of employment. Mr. Eccles' employment agreement further provides that he will receive a bonus equal to $1,500,000 upon his resignation from his position as Chairman of the board of directors of First Security.

     In addition, Mr. Eccles' employment agreement provides for an annual retirement benefit of $800,000 commencing in May 2002, which will increase to $1,000,000 per year commencing upon the date Mr. Eccles resigns as Chairman of the board of directors of First Security, less any amounts accrued under First Security's defined benefit retirement plans. Upon the death of Mr. Eccles, his current spouse (if she survives him) will receive an annual benefit in an amount equal to 50% of the retirement benefit determined in accordance with the preceding sentence (based on the higher amount). Mr. Eccles will also be entitled to participate in First Security's medical and dental benefit plans until the annual stockholders' meeting in 2002, and thereafter (notwithstanding any earlier termination of his employment for any reason) Mr. Eccles will be entitled to receive post-retirement welfare benefits based on the greater of the benefits that he would have been eligible to receive if he had retired at the completion of the merger and the benefits that are provided to retired executive officers of First Security at any time after the annual stockholders' meeting in 2002 subject to the terms of such plans as in effect from time to time.

     Mr. Eccles' employment agreement additionally provides that First Security and Mr. Eccles will enter into a change in control severance agreement, with a term commencing upon the completion of the merger and ending on the last day of the month in which Mr. Eccles attains age 70, without regard to whether Mr. Eccles remains Chairman of the board of directors of First Security through such date, and which provides that any payments to be made under such agreement will, at Mr. Eccles' election, be paid either to Mr. Eccles or his charitable foundation. The change in control severance agreement will be on substantially the same terms as, and upon completion of the merger will supersede, Mr. Eccles' existing change in control employment agreement with First Security.

     In the event that Mr. Eccles' employment with First Security is terminated prior to the annual stockholders' meeting in 2002 by First Security other than for cause or disability, or by Mr. Eccles for good reason (each as defined in Mr. Eccles' employment agreement), Mr. Eccles will be entitled to receive, in addition to accrued salary and amounts under First Security benefit plans, the following benefits:

     - payment of a pro rata annual bonus through the date of termination, based on the highest annual bonus paid to Mr. Eccles for any of the three years prior to the termination date;

     - payment of an amount equal to the product of (1) the sum of Mr. Eccles' annual base salary and the highest annual bonus paid to Mr. Eccles for any of the three years prior to the termination date, times (2) the number of months and portions thereof from the date of termination through the annual stockholders' meeting in 2002, divided by 12;

     - the 60,000 stock options granted to Mr. Eccles as described above will immediately vest;

     - continued medical and dental benefits to Mr. Eccles and his spouse, through the last day of the month in which Mr. Eccles attains age 70, on the same basis such benefits were provided immediately prior to the date of termination; and

     - payment of the annual retirement benefit described above (based on the lower amount until such time as Mr. Eccles resigns as Chairman and, thereafter, based on the higher amount), commencing at such time as Mr. Eccles' benefits commence under First Security's tax-qualified defined benefit retirement plan.

     Mr. Eccles' employment agreement also provides that if his employment terminates for any reason following the annual stockholders' meeting in 2002, First Security will provide continuation of medical and dental benefits and the annual retirement benefit, each as described in the immediately preceding two bullets.

     If any amounts payable to Mr. Eccles under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the Code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. Eccles will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding any additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, Mr. Eccles' new employment agreement will supersede his change of control severance agreement described below. See "-- Existing First Security Change of Control Severance Agreements".

     The term of Mr. Evans' employment agreement is six months and the term of each employment agreement with the Other Executives is one year, in each case commencing on the completion of the merger. Pursuant to the employment agreements, Mr. Evans and the Other Executives will serve in the following positions for First Security:

Mr. Evans............................   Senior Executive Vice President -- Integration
Mr. Hardy............................   General Counsel
Mr. McMurray.........................   Regional Manager, Community Banking
Mr. Nelson...........................   Manager, Retail Lending
Mr. Ulbrich..........................   Manager, Capital Markets

     Pursuant to the employment agreements, each of Mr. Evans and the Other Executives will receive an annual base salary of no less than the annual base salary in effect on the date of the merger agreement. In addition, Mr. Evans will receive an annual cash bonus equal to the annual bonus he earned for 1998, and each of the Other Executives will receive an annual cash bonus equal to his annual bonus opportunity for the 1999 calendar year under the First Security Management Annual Cash Incentive Bonus Plan.

     The employment agreements also provide for the payment of a retention bonus. Mr. Evans' employment agreement provides for the payment of a retention bonus of $500,000 upon the expiration of the term of the employment agreement. The employment agreements for the Other Executives provide for the payment of a retention bonus on the first anniversary of the completion of the merger, in an amount equal to 35% of the sum of the executive's annual base salary and bonus for 1998.

     Mr. Evans' employment agreement provides that at the time that his retirement benefit commences under First Security's tax-qualified defined benefit retirement plan, he will receive an additional annual retirement benefit of $100,000. Upon the death of Mr. Evans, his current spouse (if she survives him) will receive an annual benefit for her life in an amount equal to 50% of the additional retirement benefit.

     Pursuant to Mr. Evans' employment agreement, upon the first to occur of the termination of Mr. Evans' employment or the expiration of six months following the merger, Mr. Evans will serve as a consultant to First Security for two years, provided that his employment was not terminated during the term of his employment agreement as a result of death, disability, by First Security for cause or by Mr. Evans other than for good reason (each as defined in Mr. Evans' employment agreement). During the two-year consulting period, Mr. Evans will be available to perform consulting services for First Security for up to 200 hours per year, will receive as compensation for such services an annual consulting fee of $500,000 and will receive continued welfare benefits and outplacement services. Upon the termination of Mr. Evans' consulting services other than for cause, Mr. Evans will be entitled to receive a lump sum payment in an amount equal to the consulting fees for the remainder of the two year consulting period, and will continue to receive the welfare benefits and outplacement benefits for the remainder of the periods provided in Mr. Evans' existing change of control severance agreement with First Security.

     The employment agreements for the Other Executives provide that upon the completion of the merger, each Other Executive will be granted an option to acquire 25,000 shares of First Security common stock. The stock option will vest in full on the first anniversary of the completion of the merger, will have an exercise price equal to the fair market value of First Security common stock on the date of grant and will have a term of, and remain exercisable for, 10 years from the date of grant without regard to any earlier termination of employment of an Other Executive.

     In the event that the employment of Mr. Evans or the Other Executives is terminated prior to the expiration of the term of the relevant employment agreement by First Security other than for cause or disability, or by Mr. Evans or the Other Executives for good reason (each as defined in the respective employment agreement), Mr. Evans and/or the Other Executives will be entitled to receive, in addition to accrued amounts, the following benefits:

     - a payment of a pro rata annual bonus through the date of termination, which in the case of Mr. Evans will be based on the target annual bonus in respect of calendar year 1999, and in the case of an Other Executive will be based on the highest annual bonus paid to the Other Executive for any of the three years prior to the termination date;

     - payment of an amount equal to the product of (1) the sum of the annual base salary and either the target annual bonus in respect of calendar year 1999 (in the case of Mr. Evans) or the highest annual bonus paid for any of the three years prior to the termination date (in the case of the Other Executives), times (2) the number of months and portions thereof from the date of termination through the expiration of the term of the employment agreement, divided by 12;

     - in the case of the Other Executives, the grant of 25,000 stock options described above will immediately vest;

     - payment of the retention bonus described above;

     - welfare benefits and outplacement services for the periods provided in the Other Executives' existing change of control severance agreements with First Security (and for Mr. Evans, continued medical and dental benefits through the expiration of the term of the employment agreement and, thereafter, the welfare benefits and outplacement services provided for under his change of control severance agreement with First Security); and

     - in the case of Mr. Evans, payment of the additional annual retirement benefit described above, commencing when otherwise payable.

     If any amounts payable to Mr. Evans or the Other Executives under the employment agreements or otherwise would be subject to the excise tax under section 4999 of the Code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. Evans or the Other Executives, as applicable, will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding any additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, Mr. Evans' and the Other Executives' new employment agreements will supersede their change of control severance agreements described below. See "-- Existing First Security Change of Control Severance Agreements".

     Existing First Security Change of Control Severance Agreements. Change of control severance agreements are in effect between First Security and a number of its executive officers, including Mr. Eccles, Mr. Evans and each of the Other Executives.

     Under the change of control severance agreements, if, during the three-year period following a change of control, the employment of a covered executive is terminated by First Security other than for cause or due to death or disability, or by the covered executive for good reason, the covered executive will be entitled to receive a payment consisting of:

     - a pro rata annual bonus through the date of termination, based on the higher of (1) the annual bonus earned in the year prior to the change of control and (2) the average annual bonus earned in the three years before the change of control (the "highest annual bonus"), plus

     - three times the sum of the covered executive's base salary and the highest annual bonus, plus

     - an amount generally equal to the value of three years' additional service credit under First Security's tax-qualified and supplemental retirement plans.

In addition, on a covered termination following a change of control, each covered executive will be entitled to continued welfare benefit coverage for three years after the date of termination and outplacement services.

     If any amounts payable under the change of control severance agreements or otherwise would be subject to the excise tax under section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the covered executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid to the covered executive without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due to the covered executive will be reduced as necessary to prevent the application of the excise tax.

     The transactions contemplated by the merger agreement will constitute a change of control under the change of control severance agreements. Upon completion of the merger, Mr. Evans' and the Other Executives' employment will be deemed to be terminated other than for cause for purposes of the change of control severance agreements and, accordingly, the officers will be entitled to receive payment of the amounts called for by those agreements. Thereafter, the new employment agreement will supersede the change of control severance agreements. See "-- Employment Agreements with First Security Executive Officers."

     First Security Supplemental Retirement Plan. Under the First Security supplemental retirement plan, on a change of control of First Security, certain limitations under the plan will be waived, including the noncompetition restriction under the plan. The transactions provided for by the merger agreement will, or will be deemed to, constitute a change of control for purposes of the supplemental retirement plan.

     First Security Stock-Based Rights. Upon completion of the merger, each option granted under First Security stock plans, whether vested or unvested, which is outstanding immediately prior to the effectiveness of the reclassification of First Security common stock, will be converted upon the effectiveness of the reclassification of First Security common stock into a new option to acquire a number of shares of the combined company common stock equal to the number of shares of First Security common stock subject to the old option multiplied by the exchange ratio (rounded to the nearest whole share), and the exercise price of the new option will be equal to the exercise price of the old option divided by the exchange ratio (rounded to the nearest whole cent).

     Under First Security's stock-based plans, unvested stock options will become fully vested and exercisable on a change of control of First Security. In addition, upon a change of control of First Security, each option holder will have the right to elect, during the 60-day period following shareholder approval of the merger, to exercise each outstanding option and receive in respect thereof the number of shares of First Security common stock with a fair market value equal to the difference between (a) the higher of the merger price or the highest reported sales price during the 60-day period prior to and including the date of shareholder approval and (b) the exercise price. The transactions provided for by the merger agreement will constitute a change of control under the First Security stock-based plans.

     Employment Agreements with Zions' Executive Officers. Robert G. Sarver, the chief executive officer of California Bank & Trust, a subsidiary of Zions, and a director and executive vice president of Zions, is party to an employment agreement with Zions and California Bank & Trust. Under the employment agreement, which provides for the employment of Mr. Sarver through December 31, 2002, the merger of Zions and First Security will be considered an "acquisition", pursuant to which Mr. Sarver will have the right to terminate his services with respect to California Bank & Trust under the employment agreement and be paid an amount equal to the sum of:

     - the product of the base annual salary payable to Mr. Sarver as of the date of determination and the number of years (and fractions of a year) then remaining in Mr. Sarver's period of employment pursuant to the employment agreement, and

     - the product of the average of the bonuses payable to Mr. Sarver pursuant to the employment agreement during the three fiscal years immediately preceding the date of termination and the number of years (and fractions of a year) then remaining in Mr. Sarver's period of employment pursuant to the employment agreement.

REGULATION AND SUPERVISION

     The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to Zions and First Security. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to Zions and First Security or their respective subsidiaries may have a material effect on the business of Zions and First Security, as the case may be. Further information is contained in the documents incorporated herein by reference. See "Where You Can Find More Information" on page 85.

     General. As a bank holding company, each of Zions and First Security is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve to be closely related to banking.

     Each of Zions' and First Security's subsidiary national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (the "OCC") and, secondarily, by the Federal Deposit Insurance Corporation (the "FDIC") and the Federal Reserve. Each of Zions' and First Security's subsidiary state-chartered banks are subject to primary federal regulation and examination by the FDIC or the Federal Reserve and, in addition, are regulated and examined by their respective state banking departments. Zions, First Security and their respective subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve, and by various other governmental requirements and regulations.

     Capital Requirements. Each of Zions and First Security is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve, which are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments and obligations are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock at the holding company level and minority interests in equity accounts of consolidated subsidiaries, less goodwill, and most intangible assets; supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations; and market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

     Each of Zions and First Security, like other bank holding companies, currently is required to maintain Tier 1 capital and "Total Capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of its total risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit). In addition, in order for a holding company or depository institution to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At September 30, 1999, each of Zions and First Security met both requirements, with Tier 1 and total capital equal to 8.45% and 11.27% (in the case of Zions) and 8.82% and 10.78% (in the case of First Security) of its respective total risk-weighted assets.

     The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points if the holding company does not meet these requirements. At September 30, 1999 Zions' leverage ratio was 6.14% and First Security's leverage ratio was 7.12%.

     The Federal Reserve may set capital requirements higher than the minima noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Each of Zions' and First Security's banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable capital requirements as of September 30, 1999.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

     On June 3, 1999, the Basle Committee on Banking Supervision, which formerly was known as the Basle Committee on Banking Regulations and Supervisory Practices, proposed a new capital adequacy framework. The new capital framework would consist of minimum capital requirements, a supervisory review process and effective use of market discipline. The minimum capital requirements would be based on the current framework, but, among other changes, would replace the existing risk weights for sovereigns, banks, securities firms, corporate borrowers and asset securitizations with risk weights based on external credit ratings, including risk weights greater than 100% for low quality exposure. The new framework would include capital charges for interest rate risk, for banks with interest rate risk that is significantly above average and for other risks, principally operational risk. The supervisory review aspect of the new framework would seek to ensure that a bank's capital position is consistent with its overall risk profile and strategy. The supervisory process would also encourage early supervisory intervention when a bank's capital position deteriorates. The third aspect of the new framework, market discipline, would press for detailed disclosure of banks' capital adequacy in order to enhance the role of market participants in encouraging banks to hold adequate capital. The Basle Committee plans to set forth more definitive proposals regarding the new framework in the year 2000. We cannot predict at this time whether the new capital adequacy framework will be adopted or in what form, or the effect it would have on our or our subsidiaries' financial conditions or results of operations.

     Dividend Restrictions. Various federal and state statutory provisions limit the amount of dividends Zions' and First Security's affiliate banks can pay to Zions or First Security as the case may be, without regulatory approval. Dividend payments by national banks are limited to the lesser of (i) the level of undivided profits and (ii) absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years. Likewise, the approval of the Federal Reserve is required for any dividend by a state-chartered bank that is a member of the Federal Reserve System (a "state member bank") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for such year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. At September 30, 1999, $42.8 million of the total stockholders' equity of Zions' affiliate banks was available for payment of dividends to Zions without approval by the applicable regulatory authority, while up to $120.0 million could be paid with approval by the applicable regulatory authority and still leave the banks "well-capitalized". In addition, Zions' non-bank subsidiaries could have declared dividends totaling $6.7 million at September 30, 1999. At September 30, 1999, $561.7 million of the total stockholders' equity of First Security' s affiliate banks was available for payment of dividends to First Security without approval by the applicable regulatory authority. In addition, First Security' s non-bank subsidiaries could have declared dividends totaling $51.7 million at September 30, 1999.

     In addition, federal bank regulatory authorities have authority to prohibit Zions' and First Security's affiliate banks from engaging in unsafe or unsound practices in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed such an unsafe or unsound practice. The ability of Zions' and First Security's affiliate banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

REGULATORY APPROVALS

     Federal Approvals. The merger of Zions into First Security is subject to prior approval of the Federal Reserve under Sections 3 and 4 of the BHCA.
Section 3 of the BHCA requires the Federal Reserve, when considering a transaction like the merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, the Federal Reserve must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution. We filed an application and a notice regarding the merger with the Federal Reserve on September 16, 1999.

     Section 3 of the BHCA also prohibits the Federal Reserve from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the merger in meeting the convenience and needs of the communities to be served.

     Zions and First Security anticipate that, in order to alleviate what the Federal Reserve, the Department of Justice and certain Utah authorities believe would otherwise be an adverse competitive effect of the merger, the combined company will divest branches in various markets in Utah and Idaho having aggregate deposits of approximately $2.0 billion. Zions and First Security expect that the Federal Reserve will require that sale agreements with respect to these divestitures be entered into not later than the closing of the merger. Although such divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, Zions and First Security believe that the aggregate amount and financial impact of any such divestitures will not have a material adverse effect on the combined company.

     Under Section 4 of the BHCA, the Federal Reserve must consider whether the performance of First Security's and Zions' nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of First Security and Zions and the effect of the proposed transaction on those resources.

     Assuming Federal Reserve approval, the merger may not be consummated until 30 days after such approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days.

     State Approvals. The merger of Zions into First Security is also subject to prior approval of the relevant banking regulatory authorities in California and Nevada, where Zions has state-chartered banking subsidiaries. In California, an application with respect to an acquisition of control of a bank must be denied if the Commissioner of Financial Institutions finds any of the following:

     - that the proposed acquisition would result in a monopoly and would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the state;

     - that the effect of the proposed acquisition in any section of the state may be to substantially lessen competition or to tend to create a monopoly, or would otherwise be in restraint of trade, and that the anticompetitive effects are not clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served;

     - that the financial condition of the acquiring person is such as might jeopardize the financial stability of the bank, or prejudice the interests of depositors, creditors or shareholders of the bank;

     - that plans to liquidate the bank, to sell the assets of the bank, to merge or consolidate the bank, or to make any other major change in the business, corporation structure or management of the bank are not fair and reasonable to the depositors, creditors and shareholders of the bank;

     - that the competence, experience or integrity of the acquiring person indicates that it would not be in the interests of the depositors, creditors or shareholders of the bank or in the interest of the public to permit such person to control the bank; or

     - that the proposed acquisition is unfair, unjust or inequitable to the bank or the depositors, creditors or shareholders of the bank.

     We submitted an application for prior approval of the merger with the California Commissioner on October 25, 1999.

     On October 28, 1999, we received the approval of the Nevada banking regulatory authority with respect to the merger.

     Status of Regulatory Approvals and Other Information. First Security and Zions and their respective subsidiaries have filed all applications and notices and taken other appropriate action with respect to any necessary approvals or other action of any governmental authority of which they have knowledge. The merger agreement provides that the obligation of each of Zions and First Security to consummate the merger is conditioned upon (1) the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve and (2) the termination or expiration of all statutory or regulatory waiting periods.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE NECESSARY REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT THESE REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF SUCH APPROVALS.

     See "-- Closing and Effective Time of the Merger", "-- Conditions of the Merger" and "-- Amendment, Waiver and Termination".

LITIGATION RELATING TO THE MERGER

     On September 23, 1999, three individuals and three corporations, all Utah residents, filed a complaint against Zions in the United States District Court for the District of Utah seeking to enjoin the merger. The complaint alleged that the merger would tend to lessen competition and create a monopoly in certain markets in Utah County and other parts of Southern and Eastern Utah in violation of the Sherman and Clayton Antitrust Acts. Zions and the plaintiffs entered into a stipulation staying the action pending a decision from the Federal Reserve with respect to our application and notice. The stipulation, which was signed by the district court on November 3, 1999, permits any party to withdraw from the stipulation upon 10 days written notice from such party to the other that it has elected to lift the agreed-upon stay. As of November 18, 1999, the stay remained in place and neither party had notified the other that it had elected to lift the stay.

FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER AND RELATED TRANSACTIONS

     The following section describes the material U.S. federal income tax consequences of the merger to holders of Zions common stock or First Security common stock who hold their common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and is the opinion of Sullivan & Cromwell, counsel to Zions, and Wachtell, Lipton, Rosen & Katz, special counsel to First Security. This section does not apply to particular classes of taxpayers subject to special treatment for U.S. federal income tax purposes, such as:

     - financial institutions,

     - insurance companies,

     - tax-exempt organizations,

     - dealers in securities or currencies,

     - traders in securities that elect to use a mark to market method of accounting,

     - persons that hold common stock as part of a straddle, hedge or conversion transaction,

     - persons who are not citizens or residents of the United States, and

     - shareholders who acquired their shares of common stock through the exercise of an employee stock option or otherwise as compensation.

     The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this proxy statement/prospectus. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER AND RELATED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN THOSE TAX LAWS.

     Tax Consequences of the Merger and Related Transactions Generally. Zions and First Security will not be obligated to complete the merger unless they receive the tax opinions described under "The Merger Agreement -- Conditions of the Merger". In rendering these opinions and the opinions set out below, Sullivan & Cromwell and Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters to be received from First Security, Zions and Zions shareholders. None of these tax opinions will be binding on the Internal Revenue Service, but neither Zions nor First Security intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

     Based on the above assumptions and qualifications, for U.S. federal income tax purposes:

     - the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

     - each of Zions and First Security will be a party to that reorganization within the meaning of Section 368(b) of the Code;

     - no gain or loss will be recognized by shareholders of Zions who receive shares of common stock of the combined company in exchange for shares of Zions common stock pursuant to the merger;

     - the holding period of the common stock of the combined company exchanged for shares of Zions common stock pursuant to the merger will include the holding period of the Zions common stock for which it is exchanged, assuming the shares of Zions common stock are held as capital assets at the effective time of the merger;

     - the basis of the common stock of the combined company received in the merger will be the same as the basis of the Zions common stock for which it is exchanged;

     - no gain or loss will be recognized by stockholders of First Security who receive shares of common stock of the combined company in the reclassification, except with respect to cash received in lieu of fractional share interests;

     - the holding period of the common stock of the combined company exchanged for shares of First Security common stock in the reclassification will include the holding period of the First Security common stock for which it is exchanged, assuming the shares of First Security common stock are held as capital assets at the effective time of the merger; and

     - the basis of the common stock of the combined company received in the reclassification (including fractional shares deemed received and redeemed as described below) will be the same as the basis of the First Security common stock for which it is exchanged.

     Cash Received in Lieu of a Fractional Share of Combined Company Common Stock. A First Security stockholder who receives cash in lieu of a fractional share of the common stock of the combined company will be treated as having received the fractional share pursuant to the reclassification and then as having exchanged the fractional share for cash in a redemption by First Security subject to Section 302 of the Code. As a result, a First Security stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of First Security common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

     Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of First Security common stock will be subject to information reporting and backup withholding (whether or not the holder also receives common stock of the combined company) at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              THE MERGER AGREEMENT

     The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. All Zions shareholders and First Security stockholders are urged to read the merger agreement carefully and in its entirety.

INTRODUCTION

     The merger agreement provides for the merger of Zions into First Security, with First Security surviving the merger as the combined company. The combined company, which will continue to operate under the First Security name, will be governed by the laws of Delaware. This transaction is intended to qualify for accounting and financial reporting treatment as a "pooling of interests", and for federal income tax treatment as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

TERMS OF THE MERGER

     Immediately prior to the completion of the merger, First Security will effect the reclassification of First Security common stock, and each share of First Security common stock immediately prior to the effectiveness of the First Security Certificate Amendment and Restatement will be converted and reclassified into 0.442 of a share of First Security common stock.

     Immediately following the completion of the reclassification, Zions and First Security will complete the merger. In the merger:

     (1) each share of Zions common stock issued and outstanding immediately prior to the merger, other than shares of Zions common stock owned by First Security or Zions, will be converted into one share of the common stock of the combined company; and

     (2) each share of First Security common stock issued and outstanding immediately prior to the merger will remain an issued and outstanding share of the common stock of the combined company.

With respect to First Security stockholders, the effect of the reclassification and the merger is that such stockholders will receive 0.442 of a share of the common stock of the combined company for each share of First Security common stock they own immediately prior to the completion of the reclassification.

     Fractional shares of First Security common stock will not be issued to First Security stockholders pursuant to the reclassification of First Security common stock. Instead of fractional shares, First Security stockholders will be entitled to receive an amount in cash, without interest, equal to the product of:

     (1) the fraction of a share of First Security common stock to which the stockholder would otherwise be entitled after taking into account all shares of First Security common stock held immediately prior to the First Security Certificate Amendment and Restatement, and

     (2) the last sales price of Zions common stock on the Nasdaq National Market on the trading day immediately preceding the date on which the effective time of the First Security Certificate Amendment and Restatement occurs.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     Under the Merger Agreement, the closing of the merger will occur at 10:00 a.m. on the third business day after satisfaction or waiver of the conditions in the merger agreement, other than those conditions that by their nature are to be satisfied at the closing, or at such other time as we may agree. For a discussion of those conditions, see "-- Conditions of the Merger".

     As soon as practicable on the closing date, Zions and First Security will acknowledge and file a certificate of merger in accordance with the applicable provisions of the Delaware General Corporation Law and articles of merger in accordance with the Utah Revised Business Corporation Act, as well as any other appropriate documents under Delaware or Utah law.

CORPORATE GOVERNANCE AFTER THE MERGER

     FIRST SECURITY CERTIFICATE OF INCORPORATION AND BY-LAWS

     The merger agreement provides that immediately prior to the effectiveness of the merger, the First Security certificate of incorporation will be amended and restated to read in its entirety as provided in Exhibit A-1 to the merger agreement and the First Security by-laws will be amended and restated to read in their entirety as provided in Exhibit A-2 to the merger agreement. For a summary of the material differences between the certificate and by-laws of First Security before the merger and the certificate and by-laws of the combined company after the merger, see "Comparison of Stockholders' Rights" on page 79.

     DIRECTORS AND OFFICERS OF THE COMBINED COMPANY

     Zions and First Security have agreed to various corporate governance arrangements, including the composition of the board of directors of the combined company, and have agreed that certain persons will constitute part of the senior management of the combined company, as more fully set forth under "The Merger -- Interests of Management and Directors in the Merger" on page 40.

CONDITIONS OF THE MERGER

     The respective obligations of each of Zions and First Security to complete the merger are subject to the satisfaction or waiver of the following conditions:

     - the adoption of the merger agreement and the merger by the Zions shareholders and the First Security stockholders;

     - the approval by the First Security stockholders of:

      - the First Security Certificate Amendment and Restatement; and

      - the issuance of First Security common stock to Zions shareholders pursuant to the merger agreement;

     - the receipt of any consents, waivers, clearances, approvals and authorizations of governmental entities necessary to complete the merger (see "The Merger -- Regulatory Approvals" on page 49);

     - the absence of any legal restriction or action by a governmental entity that prohibits the completion of the merger;

     - the Registration Statement of which this proxy statement/prospectus is a part having been declared effective by the SEC, and no stop order having been issued and no proceedings for that purpose having been initiated and not withdrawn;

     - the common stock of the combined company having been approved for quotation on the Nasdaq National Market;

     - each of Zions and First Security having received letters from their independent public auditors to the effect that the merger will qualify for pooling-of-interests accounting treatment; and

     - the reclassification having become effective.

     The obligations of Zions to complete the merger are also subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of First Security being true and correct at the effective time of the merger, other than any inaccuracies that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on First Security; First Security having performed in all material respects all of the obligations required to be performed by it pursuant to the merger agreement; and First Security having delivered an officer's certificate confirming satisfaction of the foregoing requirements;

     - Receipt of an opinion of Sullivan & Cromwell that:

        - the merger will be treated as a reorganization within the meaning of
          Section 368(a) of the Code;

        - Zions and First Security will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

        - no gain or loss will be recognized by shareholders of Zions who receive shares of the common stock of the combined company in exchange for Zions common stock; and

     - the certificate and by-laws of First Security having been amended and restated as described under "The Merger -- Amendment and Restatement of First Security Certificate of Incorporation and By-laws" on page 24.

     The obligations of First Security to complete the merger are also subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of Zions being true and correct at the effective time of the merger, other than any inaccuracies that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on Zions; Zions having performed in all material respects all of the obligations required to be performed by it pursuant to the merger agreement; and Zions having delivered an officer's certificate confirming satisfaction of the foregoing requirements;

     - Receipt of an opinion of Wachtell, Lipton, Rosen & Katz that:

        - the merger will be treated as a reorganization within the meaning of
          Section 368(a) of the Code;

        - Zions and First Security will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

        - no gain or loss will be recognized by holders of First Security common stock who receive shares of the common stock of the combined company in the reclassification, except with respect to cash received instead of a fractional share interest in the common stock of the combined company;

     No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

POST-MERGER COMPENSATION AND BENEFITS

     After completion of the merger, the combined company will take the following actions with respect to Zions employee benefit plans and former employees of Zions who remain employees of the combined company ("continuing employees"):

     - comply with Zions' benefit plans in accordance with their terms;

     - provide continuing employees with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of First Security;

     - provide continuing employees credit for years of service with Zions or any of its subsidiaries prior to the completion of the merger, for the purpose of eligibility and vesting;

     - cause all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Zions benefit plans) and eligibility waiting periods under group health plans to be waived with respect to those same employees who become participants in such group health plans; and

     - cause to be credited to any deductible or out-of-pocket expense of First Security benefit plans any deductibles or out-of-pocket expenses incurred by employees of Zions and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the First Security benefit plans.

     In addition, Zions and First Security will cause the combined company to honor in accordance with their terms all vested or accrued benefit obligations to and contractual rights of current and former employees of Zions and First Security and their respective subsidiaries including, among other things, the employment agreements of certain First Security officers described under "The Merger -- Interests of Management and Directors in the Merger" on page 40.

TREATMENT OF STOCK OPTIONS UNDER EMPLOYEE STOCK PLANS

     ZIONS STOCK OPTIONS

     Under the merger agreement, the combined company will assume all of Zions' obligations under the Zions' stock plans. Upon completion of the merger, each then outstanding option granted under Zions' stock plans, whether vested or unvested, will be amended and converted into an option, subject to the prior effectiveness of the reclassification of First Security common stock, to acquire an equal number of shares of common stock of the combined company.

     FIRST SECURITY STOCK OPTIONS

     Upon completion of the merger, each option granted under First Security stock plans, whether vested or unvested, which is outstanding immediately prior to the effectiveness of the reclassification of First Security common stock, will be converted upon the effectiveness of the reclassification of First

Security common stock into a new option to acquire a number of shares of the combined company common stock equal to the number of shares of First Security common stock subject to the old option multiplied by the exchange ratio (rounded to the nearest whole share), and the exercise price of the new option will be equal to the exercise price of the old option divided by the exchange ratio (rounded to the nearest whole cent). In addition, upon a change of control of First Security, each option holder will have the right to elect, during the 60-day period following shareholder approval of the merger, to exercise each outstanding option and receive in respect thereof the number of shares of First Security common stock with a fair market value equal to the difference between
(a) the highest reported sales price during the 60-day period prior to and including the date of shareholder approval and (b) the exercise price. The transaction provided for by the merger agreement will constitute a change of control under the First Security stock-based plans.

DISTRIBUTION OF CERTIFICATES

     Promptly following completion of the merger, First Security will send transmittal materials to each First Security stockholder with instructions for exchanging his or her certificates representing shares of First Security common stock for shares of common stock of the combined company and cash in lieu of fractional shares. The exchange agent will deliver certificates for common stock of the combined company and/or a check for any fractional share interests or dividends or distributions once it receives the certificates representing a holder's shares of First Security common stock. Holders of First Security preferred stock will not exchange their certificates as a result of the merger, and their certificates representing shares of First Security preferred stock will continue to represent the same number of shares of First Security preferred stock after the merger.

     Zions shareholders will not exchange their certificates in the merger unless we determine that such exchange is required by applicable law, rule or regulation. The certificates currently representing shares of Zions common stock will represent an equal number of shares of First Security common stock after the merger.

AMENDMENT, WAIVER AND TERMINATION

     Prior to the completion of the merger, provisions of the merger agreement may be waived by the party benefitted by such provision or may be amended or modified, by written agreement between Zions and First Security. However, after the Zions special meeting the merger agreement may not be amended in violation of Utah law or if it would reduce the consideration to be received by Zions shareholders in the merger and after the First Security special meeting the merger agreement may not be amended in violation of Delaware law.

     The merger agreement may be terminated, and the merger abandoned, at any time prior to the completion of the merger by the mutual consent of First Security and Zions. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the completion of the merger by either Zions or First Security if:

     - the other party breaches (a) a representation or warranty contained in the merger agreement or (b) a covenant or other agreement contained in the merger agreement, which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the breaching party, and in either case (a) or (b), which cannot be or has not been cured within 30 days after giving written notice to the breaching party;

     - the merger is not completed by March 31, 2000; or

     - the approval of a governmental authority required for completion of the merger and the other transactions contemplated by the merger agreement is denied by final, nonappealable action of such authority.

CONDUCT OF BUSINESS PENDING THE MERGER

     Zions and First Security have agreed that from the date of the merger agreement to the completion of the merger, they and their subsidiaries will conduct their activities in the ordinary course of business, and refrain from engaging in certain other transactions that might jeopardize or complicate the merger. The following description is only a summary of the agreements between Zions and First Security, and we urge you to read the merger agreement (which is attached to this proxy statement/prospectus as Appendix A) for a more complete description of these agreements. Zions and First Security have each agreed, among other things, that it will not, and will cause each of its subsidiaries not to:

     - issue, sell, or enter into agreements to issue or sell additional shares of stock or additional rights to acquire stock, nor will they allow their stock to become subject to new grants of employee or director stock options;

     - make any dividends or distributions other than regular dividends on common and preferred stock, and except for dividends or distributions solely from a wholly-owned subsidiary to it or another wholly owned subsidiary;

     - repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, nor will it adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

     - hire any employee above the level of vice president, enter into or amend any employment-related agreements, grant any salary or wage increase or increase any employee benefits, except for normal individual increases in the ordinary course of business, as required by law, to satisfy contractual obligations existing on the date of the merger agreement;

     - enter into or amend (except as may be required by law or contemplated by the merger agreement or to satisfy obligations existing on the date of the merger agreement) any employee-related benefit plan or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other benefits payable under any employee-related benefit plans;

     - sell, encumber or otherwise dispose of any of its assets, business or properties, except in the ordinary course of business consistent with past practice and in a transaction or transactions that are not material to it and its subsidiaries taken as a whole;

     - acquire any assets, business, deposits or properties of any other entity, except in the ordinary course of business consistent with past practice and in a transaction or transactions that are not material to it and its subsidiaries taken as a whole;

     - amend its articles or certificate of incorporation and by-laws or amend the similar organizational documents of its subsidiaries;

     - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements;

     - enter into, renew or terminate, or make any payment not then required under any contract that calls for aggregate annual payments of $1,000,000 or more and is not terminable on 60 days notice without a penalty, other than transactions in the ordinary course of banking business;

     - settle any claim, action or proceeding, except in the ordinary course of business and except for any such claims, actions or proceedings in an amount or for such consideration that is not material to it and its subsidiaries taken as a whole and would not impose any material restriction on the business of the combined company or create a precedent for claims likely to be material to the combined company and its subsidiaries taken as a whole;

     - take any action which would or is reasonably likely to prevent or impede the merger from qualifying for pooling-of-interests accounting treatment, prevent or impede the merger from qualifying as a reorganization under
       Section 368(a) of the Code, prevent satisfaction of the conditions to the obligations of the parties to complete the merger or constitute a material violation of the merger agreement;

     - make any capital expenditures exceeding $1,000,000 individually or $3,000,000 in the aggregate, except in the ordinary course of business;

     - borrow money, other than in the ordinary course of business; or

     - agree or commit to do any of the foregoing.

     Each of Zions and First Security has also agreed that it will not, and will not allow others under its control to, solicit or encourage any inquiries or proposals relating to a merger, consolidation or other business combination involving such party or its subsidiaries or an offer to acquire a substantial equity interest in, or a substantial portion of the assets or deposits of, such party or any of its significant subsidiaries. In addition, each of Zions and First Security will not negotiate or provide any confidential information to, or have any discussions with, any person relating to such an acquisition proposal, or waive or amend the terms of their respective stockholder protection rights agreements.

EXPENSES AND FEES

     Each party will be responsible for all expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement, except for printing expenses and SEC fees which will be shared equally.

ACCOUNTING TREATMENT

     Zions and First Security expect to account for the merger as a pooling of interests in accordance with generally accepted accounting principles. Under the pooling-of-interests accounting method, the previously recorded assets and liabilities of Zions and First Security would be carried forward to the combined company at their recorded amounts. In addition, in the combined company's financial reporting following the completion of the merger, its income and expenses would include income and expenses of Zions and First Security for the entire fiscal year in which the merger occurs and the reported results of the separate corporations for prior periods would be combined and restated as the results of the combined company.

NASDAQ LISTING OF FIRST SECURITY COMMON STOCK

     First Security has agreed to use commercially reasonable best efforts to cause the common stock of the combined company to be issued in the merger to be approved for quotation on the Nasdaq National Market.

RESALES OF THE COMBINED COMPANY COMMON STOCK

     The shares of common stock of the combined company issuable to Zions shareholders in the merger have been registered under the Securities Act of 1933. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Zions prior to the date of the Zions special meeting, or of the combined company following the completion of the merger, as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with, Zions at the time of the Zions special meeting or of the combined company following the completion of the merger. Shares of the combined company common stock received by those shareholders of Zions who are deemed to be "affiliates" of Zions may be resold without registration as provided for by Rule 144 or 145, or as otherwise permitted under the Securities Act, subject to the provisions of the Zions' affiliates letter referred to below. The Registration Statement to register the shares of the combined company common stock to be issued in the merger, of which this proxy statement/prospectus is a part, does not cover any resales of the combined company common stock received by affiliates of Zions in the merger or by certain of their family members or related interests.

     Pursuant to the merger agreement, each of Zions and First Security has agreed to deliver to the other a list identifying all persons who are or are reasonably likely to be at the time the merger agreement is submitted for adoption by its shareholders, "affiliates" of such company for purposes of qualifying the merger for "pooling-of-interests" accounting treatment and, in the case of "affiliates" of Zions, for purposes of Rule 145 under the Securities Act. Each of Zions and First Security has agreed to use its respective reasonable best efforts to cause each person who is identified as an "affiliate" in the list referred to above to deliver to First Security, in the event such person is a Zions shareholder, and to Zions, in the event such person is a First Security stockholder, a written agreement in the form attached to the merger agreement. The provisions of the agreement executed by affiliates of Zions restrict sales by such affiliates of securities of Zions prior to the merger and of securities of the combined company following the merger. The provisions of the agreement executed by affiliates of First Security restrict sales by such affiliates of securities of First Security, and the combined company after completion of the merger, at certain times prior to and following the merger.

                            STOCK OPTION AGREEMENTS

     The following description sets forth the material provisions of the Zions Option Agreement and the First Security Option Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, such agreements, which are attached as Appendices B and C, respectively, to this proxy statement/prospectus and are incorporated herein by reference. All Zions shareholders and First Security stockholders are urged to read the Zions Option Agreement and the First Security Option Agreement carefully and in their entirety.

GENERAL

     Following the execution of the merger agreement, Zions and First Security entered into two option agreements, each dated June 8, 1999. Pursuant to the Zions Option Agreement, Zions granted to First Security an option to purchase Zions common stock from Zions on the conditions described below. Pursuant to the First Security Option Agreement, First Security granted to Zions an option to purchase First Security common stock from First Security on the conditions described below. Except as otherwise noted, the terms of the Zions Option Agreement and the First Security Option Agreement are identical in all material respects.

     Zions and First Security entered into the option agreements in order to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement, and to compensate each option holder for the efforts undertaken and the expenses, losses and opportunity costs incurred in the transactions in the event of certain acquisitions or potential acquisitions of the issuer of the option by a third party. The stock option agreements may have the effect of discouraging offers by third parties to acquire either party prior to the completion of the merger, even if such persons were prepared to offer to pay consideration having a higher market price than the First Security common stock to be received by Zions and First Security shareholders under the merger agreement.

     THE ZIONS OPTION AGREEMENT

     Pursuant to the Zions Option Agreement, Zions granted First Security an option to purchase up to 15,724,539 shares of Zions common stock. Although the number of shares First Security may purchase is subject to adjustment in certain circumstances (described below), it will never exceed 19.9% of the number of shares of Zions common stock outstanding immediately before exercise of the option. Shares that are subject to or issued pursuant to the option are not taken into account in determining the maximum number of shares that may be issued under the option. The exercise price of the option is $64.25 per share, and is also subject to adjustment in certain cases. We refer to that exercise price, as adjusted, as the "Zions Option Price".

     THE FIRST SECURITY OPTION AGREEMENT

     Pursuant to the First Security Option Agreement, First Security granted Zions an option to purchase up to 38,798,410 shares of First Security common stock. Although the number of shares Zions may purchase is subject to adjustment in certain circumstances (described below), it will never exceed 19.9% of the number of shares of First Security common stock outstanding immediately before exercise of the option. Shares that are subject to or issued pursuant to the option are not taken into account in determining the maximum number of shares that may be issued under the option. The exercise price of the option is $21.50 per share, and is also subject to adjustment in certain cases. We refer to that exercise price, as adjusted, as the "First Security Option Price".

EXERCISE OF THE OPTION

     The option holder (Zions or First Security) may exercise the option only after the occurrence of both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below), but before the occurrence of an Exercise Termination Event (as defined below). The purchase of any shares of common stock of the issuer pursuant to the option is subject to compliance with applicable law, including the prior approval of the Federal Reserve.

     The stock option agreements generally define the term "Initial Triggering Event" to mean any of the following events or transactions with respect to each of Zions or First Security:

     - the issuer of the option or any of its subsidiaries enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the board of directors of the issuer of the option recommends that its shareholders approve or accept any Acquisition Transaction, other than the merger;

     - a third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the shares of the outstanding common stock of the issuer;

     - the shareholders of the issuer vote but fail to approve the merger agreement at the applicable special meeting or such special meeting is canceled or otherwise not held in violation of the merger agreement and prior to the shareholder vote or cancellation it has been publicly announced that any third party has made or disclosed an intention to make an Acquisition Transaction;

     - the board of directors of the issuer withdraws or adversely modifies or qualifies, or publicly announces its intention to withdraw, modify or qualify, its recommendation that the shareholders of the issuer approve the transaction contemplated by the merger agreement, or the issuer or any of its subsidiaries authorizes, recommends or proposes, or publicly announces its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with a third party;

     - a third party files with the SEC a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an Acquisition Transaction, or files a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer;

     - the issuer willfully breaches any covenant or obligation contained in the merger agreement in anticipation of an Acquisition Transaction, and following such breach the grantee of the option would be entitled to terminate the merger agreement; or

     - a third party files an application with the Federal Reserve or another governmental authority for approval to engage in an Acquisition Transaction.

     As used in the stock option agreements, the term "Acquisition Transaction" means:

     - a merger, consolidation or similar transaction involving the issuer of the option or any of its subsidiaries;

     - a purchase, lease or other acquisition of all or substantially all of the assets or deposits of the issuer of the option or any of its subsidiaries; or

     - a purchase or other acquisition of securities representing 10% or more of the voting power of the issuer of the option or any of its subsidiaries.

     The stock option agreements generally define the term "Subsequent Triggering Event" to mean any of the following events or transactions:

     - the acquisition by a third party of beneficial ownership of 25% or more of the outstanding common stock of the issuer of the option; or

     - the issuer of the option or any of its subsidiaries entering into an agreement to engage in an Acquisition Transaction with a third party or the board of directors of the issuer recommends that its shareholders approve or accept any Acquisition Transaction, other than the merger; however, if such Acquisition Transaction contemplates the acquisition of securities of the issuer of the option, the acquisition must be of securities representing 25% (not just 10%) or more of the voting power of the issuer of the option or any of its subsidiaries.

     Under the stock option agreements, an "Exercise Termination Event" will occur, preventing the further exercise of the stock options of Zions or First
Security:

     - upon the completion of the merger;

     - immediately upon termination of the merger agreement so long as such termination:

        - occurs prior to an Initial Triggering Event, and

        - is not a termination under that section of the merger agreement providing for termination due to material breaches of representations, warranties, covenants or agreements by the other party; or

     - 18 months after the termination of the merger agreement if such termination:

        - is as a result of breaches of representations, warranties, covenants or agreements by the other party, or

        - occurs subsequent to the occurrence of an Initial Triggering Event.

     The right of the option holder (Zions or First Security) to exercise the option and certain other rights under the stock option agreements are subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods, to avoid liability under Section 16(b) of the Securities Exchange Act of 1934 or in the event of an injunction, order or judgment prohibiting or delaying such exercise. The Zions Option Price or the First Security Option Price and the number of shares issuable under the applicable option are subject to adjustment in the event of specified changes in the capital stock of the issuer of the option.

REGISTRATION RIGHTS

     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, the holder of the option (Zions or First Security) will have the right, on two occasions, to require the issuer of the option to file, at the issuer's expense, a registration statement with the SEC covering the shares of common stock issued or issuable pursuant to the option.

REPURCHASE OF OPTION OR OPTION SHARES

     The stock option agreements also provide that, upon the occurrence of a Repurchase Event, the holder of the option (Zions or First Security) may require the issuer of the option to repurchase the option and all or any part of the shares then issued under the option. The repurchase of the option shall be at a price per share equal to the amount by which the market/offer price (as defined in the stock option agreements) exceeds the Zions Option Price or the First Security Option Price, as applicable. A repurchase of any shares issued under the option will be at a price per share equal to the market/offer price.

     Under the stock option agreements, a "Repurchase Event" will be deemed to have occurred upon the occurrence of any of the following events:

     - the acquisition by any third party of (1) beneficial ownership of 50% or more of the then outstanding shares of common stock of the issuer or (2) beneficial ownership of 15% or more of the then outstanding shares of common stock of the issuer if the issuer has violated the provisions of the merger agreement relating to its stockholder protection rights plan; or

     - the completion of any Acquisition Transaction; however, if such Acquisition Transaction contemplates the acquisition of securities of the issuer of the option, the acquisition must be of securities representing 25% (not just 10%) or more of the voting power of the issuer of the option or any of its subsidiaries.

SURRENDER OF OPTION FOR CASH PAYMENT

     Following the occurrence of a Repurchase Event prior to the occurrence of an Exercise Termination Event, the holder of the option (Zions or First Security) may relinquish the option to the issuer in exchange for a cash payment by the issuer of $160 million (1) plus, if applicable, the purchase price paid by the holder of the option for shares of common stock of the issuer upon any previous exercise of the option and (2) minus the excess of the net price received by the holder of the option upon sale of shares acquired upon exercise of the option over the purchase price for such shares.

SUBSTITUTE OPTION

     If, prior to an Exercise Termination Event, the issuer of the option enters into an agreement:

     (1) to merge with a third party or engage in a plan of exchange, and the issuer of the option is not the surviving or acquiring corporation;

     (2) to merge with a third party or engage in a plan of exchange, and the common stock of the issuer is converted into or exchanged for securities of a third party or cash or other property or the shares of common stock of the issuer after the merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged company; or

     (3) to sell all or a substantial part of its or its subsidiaries' assets or deposits,

the option will be converted into or exchangeable for a substitute option. The substitute option will be issued, at the election of the holder of the option, by:

     - (1) the continuing or surviving person of a consolidation or merger, (2) the acquiring person in a plan of exchange, (3) the issuer of the option in a merger or plan of exchange in which the issuer is the continuing or surviving or acquiring person or (4) the transferee of all or a substantial portion of the issuer's assets or deposits; or

     - any person that controls any such entity.

The substitute option must have the same terms and conditions as the option. However, if the terms of the substitute option cannot, for legal reasons, be the same as those of the option, the terms of the substitute option must be as similar as possible and in no event less advantageous to the holder of the option.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1999 combines the historical consolidated balance sheets of Zions and First Security as if the merger had been effective on September 30, 1999, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997 and 1996 present the combined results of operations of Zions and First Security as if the merger had been effective at the beginning of each period presented, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. Zions' historical financial statements are incorporated by reference from its Annual Report on Form 10-K for the year ended December 31, 1998 and its Form 10-Q for the quarter ended September 30, 1999. First Security's historical financial statements are incorporated by reference from its Annual Report on Form 10-K for the year ended December 31, 1998 and its Form 10-Q for the quarter ended September 30, 1999. The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1998 also includes historical results of operations for The Sumitomo Bank of California for the nine months ended September 30, 1998, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. Zions acquired The Sumitomo Bank of California on October 1, 1998 in a transaction accounted for as a purchase. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of Zions and First Security.

     The Unaudited Pro Forma Condensed Combined Financial Statements and related notes reflect the application of the "pooling-of-interests" accounting method. Under this method of accounting, the previously recorded assets and liabilities of Zions and First Security are carried forward to the combined company at their recorded amounts. In addition, in the combined company's financial reporting following the completion of the merger, its income and expenses would include income and expenses of Zions and First Security for the entire fiscal year in which the merger occurs and the reported results of the separate corporations for prior periods would be combined and restated as the results of the combined company.

     The Unaudited Pro Forma Condensed Combined Financial Statements and related notes do not give effect to other pending mergers or merger transactions that First Security or Zions have recently completed, none of which are material to the Unaudited Pro Forma Condensed Combined Financial Statements and related notes.

     We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. The Unaudited Pro Forma Condensed Combined Statement of Income and related notes do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. We also anticipate that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, we do not reflect any of these anticipated cost savings or benefits in the Unaudited Pro Forma Condensed Combined Financial Statements and related notes. Net income per share amounts and weighted average shares have been adjusted to reflect the conversion of each outstanding share of First Security common stock into 0.442 of a share of the combined company common stock in the reclassification. Finally, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the expected required divestiture of branches and deposits in connection with the merger. Therefore, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not attempt to predict or suggest future results. The Unaudited Pro Forma Condensed Combined Financial Statements and related notes also do not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included.

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                                                                            ZIONS AND
                                              HISTORICAL                                      FIRST
                                          ------------------                                SECURITY
                                                     FIRST      PRO FORMA                   PRO FORMA
                                           ZIONS    SECURITY   ADJUSTMENTS                  COMBINED
                                          -------   --------   -----------                  ---------
                                                                 (IN MILLIONS)
ASSETS
Cash and due from banks.................  $   743   $   964                                  $ 1,707
Money market investments................      663       547                                    1,210
Investment securities:
    Held to maturity, at cost...........    3,324        --                                    3,324
    Available for sale, at market.......      614     6,147       (265)          (A)           6,496
    Trading.............................      532        90                                      622
Loans, net of unearned income...........   11,417    13,817                                   25,234
Allowance for loan losses...............      199       174                                      373
                                          -------   -------       ----                       -------
    Net loans...........................   11,218    13,643         --                        24,861
Intangible assets.......................      258       567       (190)          (H)             635
Other assets............................    1,243     1,389        132          (H)(I)         2,764
                                          -------   -------       ----                       -------
         Total assets...................  $18,595   $23,347       (323)                      $41,619
                                          =======   =======       ====                       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits............  $ 3,020   $ 2,568                                  $ 5,588
Interest-bearing deposits...............    9,989    10,645                                   20,634
                                          -------   -------       ----                       -------
         Total deposits.................   13,009    13,213         --                        26,222
Federal funds purchased and securities
  sold under repurchase agreements......    1,956     4,508                                    6,464
Other short-term borrowings.............    1,325       641                                    1,966
Long-term borrowings....................      570     2,537                                    3,107
Other liabilities.......................      584       688         93          (B)(G)         1,365
                                                                                (I)(S)
                                          -------   -------       ----                       -------
         Total liabilities..............   17,444    21,587         93                        39,124
                                          -------   -------       ----                       -------
Minority interest.......................       38                                                 38
Shareholders' equity:
    Preferred stock.....................       --        --                                       --
    Common stock........................      327       247       (373)          (C)             201
    Surplus.............................       --       287         64        (D)(R)(S)          351
    Accumulated other comprehensive
       loss.............................       (8)      (94)         3           (E)             (99)
    Retained earnings...................      794     1,360       (150)      (G)(Q)(R)(S)      2,004
Common treasury stock, at cost..........       --       (40)        40           (F)              --
                                          -------   -------       ----                       -------
         Total shareholders' equity.....    1,113     1,760       (416)                        2,457
                                          -------   -------       ----                       -------
         Total liabilities and
            shareholders' equity........  $18,595   $23,347       (323)                      $41,619
                                          =======   =======       ====                       =======

         See Notes to Pro Forma Condensed Combined Financial Statements

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                                     HISTORICAL                       ZIONS AND
                                                  -----------------                 FIRST SECURITY
                                                            FIRST      PRO FORMA      PRO FORMA
                                                  ZIONS    SECURITY   ADJUSTMENTS      COMBINED
                                                  ------   --------   -----------   --------------
                                                   (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Interest income:
Interest and fees on loans and leases...........  $710.2   $  862.3                    $1,572.5
  Interest on money market investments..........    47.0       10.4                        57.4
  Interest on securities........................   183.2      284.6       (.8)(Q)         467.0
                                                  ------   --------      ----          --------
          Total interest income.................   940.4    1,157.3       (.8)          2,096.9
                                                  ------   --------      ----          --------
Interest expense:
  Interest on deposits..........................   285.7      300.0                       585.7
  Interest on borrowed funds....................   136.9      283.3                       420.2
                                                  ------   --------      ----          --------
          Total interest expense................   422.6      583.3        --           1,005.9
                                                  ------   --------      ----          --------
          Net interest income...................   517.8      574.0       (.8)          1,091.0
  Provision for loan losses.....................    11.9       40.3                        52.2
                                                  ------   --------      ----          --------
  Net interest income after provision for loan
     losses.....................................   505.9      533.7       (.8)          1,038.8
                                                  ------   --------      ----          --------
Noninterest income:
  Service charges on deposit accounts...........    54.1       65.8                       119.9
  Other service charges, commissions and fees...    47.6      119.4                       167.0
  Trust income..................................    10.6       24.7                        35.3
  Loan sales and servicing income...............    38.2      169.1      43.2(P)          250.5
  Other.........................................    34.8       20.7       (.8)(R)          54.7
                                                  ------   --------      ----          --------
          Total noninterest income..............   185.3      399.7      42.4             627.4
                                                  ------   --------      ----          --------
Noninterest expense:
  Salaries and employee benefits................   247.8      355.3                       603.1
  Occupancy, net................................    33.4       34.8                        68.2
  Furniture and equipment.......................    30.6       51.6                        82.2
  Amortization of goodwill and core deposit
     intangibles................................    10.2       13.0                        23.2
  Other.........................................   126.8      165.3      43.2(P)          335.3
                                                  ------   --------      ----          --------
          Total noninterest expense.............   448.8      620.0      43.2           1,112.0
                                                  ------   --------      ----          --------
Income before income taxes and minority
  interest......................................   242.4      313.4      (1.6)            554.2
Income taxes....................................    83.0      106.4       (.4)(S)         189.0
                                                  ------   --------      ----          --------
Net income before minority interest.............   159.4      207.0      (1.2)            365.2
Minority interest...............................     2.9         --                         2.9
                                                  ------   --------      ----          --------
Net income......................................  $156.5   $  207.0      (1.2)         $  362.3
                                                  ======   ========      ====          ========
Net income per share (basic) -- See Note 3......  $ 1.98   $   2.44                    $   2.23
Net income per share (diluted) -- See Note 3....  $ 1.96   $   2.38                    $   2.18
Weighted-average common and common-equivalent
  shares outstanding during the period (in
  thousands)
   -- See Note 3................................  79,964     87,026                     165,963

         See Notes to Pro Forma Condensed Combined Financial Statements

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                      HISTORICAL                                       HISTORICAL                      ZIONS,
                                 --------------------                                  ----------                     SUMITOMO
                                           SUMITOMO                        ZIONS AND                                    AND
                                          NINE MONTHS                      SUMITOMO                                FIRST SECURITY
                                             ENDED       PRO FORMA         PRO FORMA     FIRST       PRO FORMA       PRO FORMA
                                 ZIONS      9/30/98     ADJUSTMENTS        COMBINED     SECURITY    ADJUSTMENTS       COMBINED
                                 ------   -----------   -----------        ---------   ----------   -----------    --------------
                                                          (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Interest income:
Interest and fees on loans and
leases.........................  $681.2     $233.6        $  0.7      (J)  $  915.5     $1,111.4                      $2,026.9
  Interest on money market
    investments................    88.5       18.1         (16.8)     (K)      89.8          5.7                          95.5
  Interest on securities.......   206.4       20.0                            226.4        303.6                         530.0
                                 ------     ------        ------           --------     --------       ----           --------
    Total interest income......   976.1      271.7         (16.1)           1,231.7      1,420.7         --            2,652.4
                                 ------     ------        ------           --------     --------       ----           --------
Interest expense:
  Interest on deposits.........   293.7      121.3                            415.0        403.9                         818.9
  Interest on borrowed funds...   138.6        2.7                            141.3        313.1                         454.4
                                 ------     ------        ------           --------     --------       ----           --------
    Total interest expense.....   432.3      124.0            --              556.3        717.0         --            1,273.3
                                 ------     ------        ------           --------     --------       ----           --------
Net interest income............   543.8      147.7         (16.1)             675.4        703.7         --            1,379.1
  Provision for loan losses....    12.2        6.0                             18.2         71.9                          90.1
                                 ------     ------        ------           --------     --------       ----           --------
  Net interest income after
    provision for loan
    losses.....................   531.6      141.7         (16.1)             657.2        631.8         --            1,289.0
                                 ------     ------        ------           --------     --------       ----           --------
  Noninterest income:
  Service charges on deposit
    accounts...................    58.2        3.8                             62.0         90.8                         152.8
  Other service charges,
    commissions and fees.......    54.7        7.0                             61.7        120.0                         181.7
  Trust income.................     9.4        2.7                             12.1         29.5                          41.6
  Loan sales and servicing
    income.....................    50.4        1.9                             52.3        221.7       41.5(P)           315.5
  Other........................    28.0        3.9                             31.9         12.4                          44.3
                                 ------     ------        ------           --------     --------       ----           --------
    Total noninterest income...   200.7       19.3            --              220.0        474.4       41.5              735.9
                                 ------     ------        ------           --------     --------       ----           --------
Noninterest expense:
  Salaries and employees
    benefits...................   249.6       66.6                            316.2        386.7                         702.9
  Occupancy, net...............    30.1       12.5           0.1      (L)      42.7         39.1                          81.8
  Furniture and equipment......    36.2        5.7                             41.9         58.2                         100.1
  Amortization of goodwill and
    core deposit intangibles...    10.7         --           3.2      (M)      13.9         11.7                          25.6
  Other........................   187.5       61.1                            248.6        227.4       41.5(P)           517.5
                                 ------     ------        ------           --------     --------       ----           --------
    Total noninterest
      expense..................   514.1      145.9           3.3              663.3        723.1       41.5            1,427.9
                                 ------     ------        ------           --------     --------       ----           --------
Income before income taxes and
  minority interest............   218.2       15.1         (19.4)             213.9        383.1                         597.0
Income taxes...................    70.9        5.4          (5.3)     (N)      71.0        135.4                         206.4
                                 ------     ------        ------           --------     --------       ----           --------
Net income before minority
  interest.....................   147.3        9.7         (14.1)             142.9        247.7                         390.6
Minority interest..............     0.5         --           0.6      (O)       1.1           --                           1.1
                                 ------     ------        ------           --------     --------       ----           --------
Net income.....................  $146.8     $  9.7        $(14.7)          $  141.8     $  247.7         --           $  389.5
                                 ======     ======        ======           ========     ========       ====           ========
Net income per share
  (basic) -- See Note 3........  $ 1.93                                    $   1.81     $   2.99                      $   2.42
Net income per share
  (diluted) -- See Note 3......  $ 1.91                                    $   1.79     $   2.89                      $   2.36
Weighted-average common and
  common-equivalent shares
  outstanding during the year
  (in thousands) -- See Note
  3............................  76,988                                      78,198       85,677                       163,868

         See Notes to Pro Forma Condensed Combined Financial Statements

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                          HISTORICAL                         ZIONS AND FIRST
                                                    -----------------------    PRO FORMA    SECURITY PRO FORMA
                                                    ZIONS    FIRST SECURITY   ADJUSTMENTS        COMBINED
                                                    ------   --------------   -----------   ------------------
                                                          (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Interest income:
Interest and fees on loans and leases.............  $500.5      $ 955.0                         $ 1,455.5
  Interest on money market investments............    85.5          4.3                              89.8
  Interest on securities..........................   193.5        254.1                             447.6
                                                    ------      -------          ----           ---------
         Total interest income....................   779.5      1,213.4            --             1,992.9
                                                    ------      -------          ----           ---------
Interest expense:
  Interest on deposits............................   208.0        352.6                             560.6
  Interest on borrowed funds......................   159.0        234.8                             393.8
                                                    ------      -------          ----           ---------
         Total interest expense...................   367.0        587.4            --               954.4
                                                    ------      -------          ----           ---------
         Net interest income......................   412.5        626.0                           1,038.5
  Provision for loan losses.......................     7.8         63.4                              71.2
                                                    ------      -------          ----           ---------
  Net interest income after provision for loan
    losses........................................   404.7        562.6            --               967.3
                                                    ------      -------          ----           ---------
Noninterest income:
  Service charges on deposit accounts.............    48.5         90.8                             139.3
  Other service charges, commissions and fees.....    40.5        106.7                             147.2
  Trust income....................................     6.8         26.2                              33.0
  Loan sales and servicing income.................    40.4        119.3          16.1(P)            175.8
  Other...........................................    10.2         14.1                              24.3
                                                    ------      -------          ----           ---------
         Total noninterest income.................   146.4        357.1          16.1               519.6
                                                    ------      -------          ----           ---------
Noninterest expense:
  Salaries and employee benefits..................   184.7        304.9                             489.6
  Occupancy, net..................................    18.9         36.7                              55.6
  Furniture and equipment.........................    28.1         46.3                              74.4
  Amortization of goodwill and core deposit
    intangibles...................................     6.7          7.5                              14.2
  Other...........................................   106.2        193.5          16.1(P)            315.8
                                                    ------      -------          ----           ---------
         Total noninterest expense................   344.6        588.9          16.1               949.6
                                                    ------      -------          ----           ---------
Income before income taxes and minority
  interest........................................   206.5        330.8            --               537.3
Income taxes......................................    72.2        115.5                             187.7
                                                    ------      -------          ----           ---------
Net income before minority interest...............   134.3        215.3            --               349.6
Minority interest.................................      --           --                                --
                                                    ------      -------          ----           ---------
Net income........................................  $134.3      $ 215.3            --           $   349.6
                                                    ======      =======          ====           =========
Net income per share (basic) -- See Note 3........  $ 1.88      $  2.67                         $    2.30
Net income per share (diluted) -- See Note 3......  $ 1.84      $  2.58                         $    2.23
Weighted-average common and common-equivalent
  shares outstanding during the year (in
  thousands) -- See Note 3........................  72,813       83,423                           156,229

         See Notes to Pro Forma Condensed Combined Financial Statements

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                               HISTORICAL                        ZIONS AND FIRST
                                                        ------------------------    PRO FORMA     SECURITY PRO
                                                         ZIONS    FIRST SECURITY   ADJUSTMENTS   FORMA COMBINED
                                                        -------   --------------   -----------   ---------------
                                                            (IN MILLIONS, EXCEPT SHARES AND PER SHARE DATA)
Interest income:
Interest and fees on loans and leases.................  $ 395.3      $  830.6                       $1,225.9
  Interest on money market investments................     52.7           6.8                           59.5
  Interest on securities..............................    146.7         202.0                          348.7
                                                        -------      --------         ----          --------
         Total interest income........................    594.7       1,039.4           --           1,634.1
                                                        -------      --------         ----          --------
Interest expense:
  Interest on deposits................................    168.9         326.8                          495.7
  Interest on borrowed funds..........................     88.1         158.5                          246.6
                                                        -------      --------         ----          --------
         Total interest expense.......................    257.0         485.3           --             742.3
                                                        -------      --------         ----          --------
         Net interest income..........................    337.7         554.1                          891.8
  Provision for loan losses...........................      6.5          41.3                           47.8
                                                        -------      --------         ----          --------
  Net interest income after provision for loan
    losses............................................    331.2         512.8           --             844.0
                                                        -------      --------         ----          --------
Noninterest income:
  Service charges on deposit accounts.................     39.5          83.9                          123.4
  Other service charges, commissions and fees.........     30.5          92.0                          122.5
  Trust income........................................      5.2          23.1                           28.3
  Loan sales and servicing income.....................     36.6          88.4         11.9(P)          136.9
  Other...............................................     10.2          19.0                           29.2
                                                        -------      --------         ----          --------
         Total noninterest income.....................    122.0         306.4         11.9             440.3
                                                        -------      --------         ----          --------
Noninterest expense:
  Salaries and employee benefits......................    150.4         277.7                          428.1
  Occupancy, net......................................     15.5          33.1                           48.6
  Furniture and equipment.............................     21.0          43.3                           64.3
  Amortization of goodwill and core deposit
    intangibles.......................................      3.3           9.2                           12.5
  Other...............................................     82.9         167.9         11.9(P)          262.7
                                                        -------      --------         ----          --------
         Total noninterest expense....................    273.1         531.2         11.9             816.2
                                                        -------      --------         ----          --------
Income before income taxes and minority interest......    180.1         288.0                          468.1
Income taxes..........................................     59.7         103.5                          163.2
                                                        -------      --------         ----          --------
Net income before minority interest...................    120.4         184.5           --             304.9
Minority interest.....................................       --            --                             --
                                                        -------      --------         ----          --------
Net income............................................  $ 120.4      $  184.5           --          $  304.9
                                                        =======      ========         ====          ========
Net income per share (basic) -- See Note 3............  $  1.69      $   2.32                       $   2.03
Net income per share (diluted) -- See Note 3..........  $  1.66      $   2.26                       $   1.97
Weighted average common and common-equivalent shares
  outstanding during the year (in thousands) -- See
  Note 3..............................................   72,158        81,770                        153,921

         See Notes to Pro Forma Condensed Combined Financial Statements

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE (1): BASIS OF PRESENTATION

     The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1999 combines the historical consolidated balance sheets of Zions and First Security as if the merger had taken place on September 30, 1999. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1999, and each of the years ended December 31, 1998, 1997 and 1996, combine the historical statements of income for Zions and First Security as if the merger had been consummated at the beginning of each period presented. On October 1, 1998, Zions acquired The Sumitomo Bank of California in a transaction accounted for as a purchase. The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1998 includes historical results of operations for The Sumitomo Bank of California for the nine months ended September 30, 1998, after giving effect to certain adjustments as described in Note 2.

     The Unaudited Pro Forma Condensed Combined Financial Statements give effect to the merger of Zions and First Security under the pooling-of-interests accounting method. The Unaudited Pro Forma Condensed Combined Statements of Income do not give effect to nonrecurring merger charges related to the transaction or anticipated cost savings resulting from the centralization of administrative functions, consolidation of data processing operations or optimization of delivery systems. It is expected that the combined company will incur a one-time pre-tax merger charge of approximately $210 million. Pre-tax noninterest expense reductions expected are approximately $108 million annually with approximately half the savings to be achieved in 2000 and the remainder in 2001. In addition, the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Income do not reflect a charge to income, an increase in deferred tax assets and an increase in equity related to accelerated vesting and activation of limited stock appreciation rights in the First Security Comprehensive Management Incentive Plan that will result from approval of the merger by the First Security stockholders. The amounts are not precisely determinable at this time because they depend on the price of First Security stock in the quarter in which the First Security stockholders vote on the merger. If this price were the same as the closing price of First Security stock on November 18, 1999, First Security would recognize an after-tax charge to earnings of approximately $95 million, an increase in deferred tax assets of approximately $59 million and a net increase in equity of approximately $59 million. This charge to earnings is not included in the $210 million pre-tax merger charge previously discussed. The Unaudited Pro Forma Condensed Financial Statements also do not reflect the divestiture of branches, loans and deposits that are expected to be required in connection with the merger. Divestitures of approximately $2 billion in deposits, $0.6 billion in loans and $25 million in premises and equipment are currently anticipated.

     Under the terms of the merger agreement, Zions will be merged with and into First Security with First Security as the surviving corporation. On the effective date of the merger, each outstanding share of Zions common stock will be converted into one share of common stock, par value $1.25 per share, of First Security. Immediately prior to the effectiveness of the merger, First Security will effect a reverse stock split in which each outstanding share of common stock of First Security will be reclassified and converted into 0.442 of a share of First Security common stock. Each share of any treasury stock of First Security at the merger date will be canceled and retired.

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                                  (UNAUDITED)

NOTE (2): DESCRIPTION OF PRO FORMA ADJUSTMENTS

     The following pro forma adjustments were made to the September 30, 1999 Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the merger of Zions and First Security:

                                                                   (SHARES IN THOUSANDS)
                                                                      (DOLLAR AMOUNTS
                                                                       IN MILLIONS)
                                                                   ---------------------
(A)  INVESTMENT SECURITIES AVAILABLE FOR SALE, AT MARKET
     Adjustment for First Security common stock owned by Zions
       and Zions stock owned by First Security treated as
       treasury stock in the pooling transaction.................            (265)
(B)  OTHER LIABILITIES
     Adjustment to the net deferred tax liability to eliminate
       the deferred income tax asset related to unrealized loss
       on First Security common stock owned by Zions and
       unrealized gain on Zions stock owned by First Security....               1
(C)  COMMON STOCK:
     First Security common shares issued September 30, 1999......         197,381
     Less: First Security shares owned by Zions..................          (9,457)
     Less: Treasury stock shares on September 30, 1999...........          (1,636)
                                                                          186,288
     Multiplied by reverse stock split conversion rate...........           0.442
                                                                          -------
     First Security common shares outstanding after reverse stock
       split and retirement of treasury shares...................          82,339
     Zions common shares outstanding September 30, 1999..........          78,992
     Less: Zions shares owned by First Security..................            (731)
                                                                          -------
     Total First Security common shares outstanding effected for
       the merger................................................         160,600
     Multiplied by par value of First Security common stock......            1.25
                                                                          -------
     Pro forma balance of First Security common stock, par value
       $1.25 per share, after merger.............................         $   201
     Combined Zions and First Security common stock amount prior
       to pro forma adjustments..................................             574
                                                                          -------
     Pro forma adjustment to common stock........................         $  (373)
                                                                          =======
(D)  SURPLUS:
     Pro forma adjustment to common stock........................         $   373
     Retirement of treasury stock owned by First Security at
       September 30, 1999........................................             (40)
     Zions stock owned by First Security at September 30, 1999...             (39)
     First Security common stock owned by Zions at September 30,
       1999......................................................            (230)
                                                                          -------
     Pro forma adjustment to surplus.............................         $    64
                                                                          =======
(E)  ACCUMULATED OTHER COMPREHENSIVE LOSS
     Adjustment for net unrealized loss on First Security common stock owned by Zions and unrealized gain on Zions stock
       owned by First Security...................................         $     3
                                                                          =======

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                                  (UNAUDITED)

                                                                   (SHARES IN THOUSANDS)
                                                                      (DOLLAR AMOUNTS
                                                                       IN MILLIONS)
                                                                   ---------------------
(F)  COMMON TREASURY STOCK TO BE RETIRED:
     First Security treasury stock at September 30, 1999.........         $    40
                                                                          =======
(G)  OTHER LIABILITIES AND RETAINED EARNINGS:
     Adjustment for estimated $210 million of pre-tax merger
       charges, net of estimated tax benefit of $60 million on
       deductible charges........................................         $   150
                                                                          =======
(H)  INTANGIBLE ASSETS AND OTHER ASSETS:
     Reclassification of First Security loan servicing rights to
       reflect the planned future combined classification........         $   190
                                                                          =======
(I)  OTHER ASSETS AND OTHER LIABILITIES:
     Reclassification of Zions net deferred tax asset to reflect
       the planned future combined classification................         $   (58)
                                                                          =======

     The following pro forma adjustments were made to the Unaudited Pro Forma Condensed Combined Statements of Income:

     ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1998 TO REFLECT THE ACQUISITION OF THE SUMITOMO BANK OF CALIFORNIA BY ZIONS:

(J)  INTEREST AND FEES ON LOANS AND LEASES

      The $0.7 million adjustment increasing interest and fees on loans represents the interest income for the nine months ended September 30, 1998 from a $14.9 million loan made by Zions to Robert G. Sarver, a director of Zions and the chief executive officer of California Bank & Trust, a subsidiary of Zions. The loan was made to finance a portion of a 5% equity investment made by Mr. Sarver in California Bank & Trust in connection with the acquisition of The Sumitomo Bank of California.

(K)  INTEREST ON MONEY MARKET INVESTMENTS

      The $16.8 million adjustment reducing interest income on money market investments represents the decrease in interest for the nine months ended September 30, 1998 as the result of reducing approximately $397 million of money market investments to obtain part of the cash consideration paid by Zions for The Sumitomo Bank of California.

(L)  OCCUPANCY, NET

      The $0.1 million increase in occupancy, net represents depreciation expense for the nine months ended September 30, 1998 on approximately $6.3 million of excess purchase price allocated to premises and equipment in The Sumitomo Bank of California acquisition.

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                                  (UNAUDITED)

(M) AMORTIZATION OF GOODWILL AND CORE DEPOSIT INTANGIBLES

      The $3.2 million adjustment increasing amortization of goodwill represents the amortization expense for the nine months ended September 30, 1998 on approximately $107 million of goodwill recorded in The Sumitomo Bank of California purchase. The amortization is calculated using the straight line method over a life of 25 years.

(N)  INCOME TAXES

      The $5.3 million adjustment reducing income taxes represents the income tax provision reduction resulting from the previous adjustments affecting taxable earnings.

(O)  MINORITY INTEREST

      The $0.6 million adjustment increasing minority interest represents the 5% California Bank & Trust minority shareholders' interest in adjusted earnings of California Bank & Trust including The Sumitomo Bank of California for the nine months ended September 30, 1998.

      ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME TO RECLASSIFY FIRST SECURITY AMORTIZATION OF LOAN SERVICING RIGHTS TO REFLECT THE PLANNED FUTURE COMBINED CLASSIFICATION:

(P) LOAN SALES AND SERVICING INCOME AND OTHER NONINTEREST EXPENSE

Nine months ended September 30, 1999........................  $43.2
Year ended December 31, 1998................................   41.5
Year ended December 31, 1997................................   16.1
Year ended December 31, 1996................................   11.9

     The following pro forma adjustments were made to the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income as of and for the nine months ended September 30, 1999:

(Q)  INTEREST INCOME ON SECURITIES

Adjustment to eliminate dividend income on First Security
  stock owned by Zions and Zions stock owned by First
  Security..................................................  (.8)

(R)  OTHER NONINTEREST INCOME AND SURPLUS

Adjustment to eliminate Zions gain on sale of First Security stock.....................................................  (.8)

(S)  INCOME TAXES EXPENSE AND OTHER LIABILITIES

Adjustment to eliminate the income taxes related to the gain on sale of First Security stock and dividend income.......  (.4)

              ZIONS BANCORPORATION AND FIRST SECURITY CORPORATION

                                  (UNAUDITED)

NOTE (3): EARNINGS PER SHARE

     In connection with the purchase of The Sumitomo Bank of California, Zions completed a stock offering in June 1998 and issued 2,760,000 shares of common stock. Weighted average shares used in the calculation of basic and fully diluted earnings per share for the year ended December 31, 1998 have been increased by 1,210,000 shares to include the shares as if they were issued on January 1, 1998.

     Weighted-average shares used in the calculation of pro forma combined and First Security historical basic and diluted net income per share for all periods presented have been determined by adjusting average shares for the reverse stock split to be effected by First Security immediately prior to the effectiveness of the merger. Weighted-average common and common-equivalent shares of First Security have been adjusted to reflect the conversion of each outstanding share of First Security into 0.442 shares of new First Security common stock.

     Weighted-average shares used in the calculation of pro forma combined basic and diluted net income per share for all periods presented have been adjusted for average First Security common shares owned by Zions, converted using the
0.442 exchange ratio, and average Zions shares owned by First Security. Average shares have been reduced by 1,027,000 shares for the nine months ended September 30, 1999 and 7,000 shares for each of the years ended December 31, 1998, 1997 and 1996.

             DESCRIPTION OF FIRST SECURITY CAPITAL STOCK FOLLOWING
                                   THE MERGER

     The following statements are brief summaries of the material provisions of First Security's preferred stock and First Security's common stock following the merger and are qualified in their entirety by the provisions of First Security's certificate of incorporation, as it is proposed to be amended and restated in the merger. The form of amended and restated certificate of incorporation of the combined company is attached to this Proxy Statement/Prospectus as Exhibit A-1 to the merger agreement attached as Appendix A. References in this section to the certificate of incorporation are to the certificate of incorporation as so amended and restated.

PREFERRED STOCK

     The certificate of incorporation will authorize the issuance of 10,000,000 shares of preferred stock with no par value. It is expected that based on the 8,691 shares of $3.15 cumulative convertible preferred stock, Series "A" of First Security outstanding on November 18, 1999, there will be 8,691 shares of $3.15 cumulative convertible preferred stock, Series "A" (the "Series A Preferred Stock") of the combined company outstanding immediately following completion of the merger. Holders of Series A Preferred Stock will have the right to receive semi-annual dividends at the annual rate of $3.15 per share. Such right will be cumulative and such dividends will be payable before dividends may be paid on the First Security common stock. The Series A Preferred Stock will be convertible into common stock of the combined company at a ratio of 18.123 shares of common stock for each share of Series A Preferred Stock. This conversion right will be subject to adjustment in certain events to protect against dilution of the conversion rights attached to the Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of the combined company, the holders of Series A Preferred Stock will be entitled to receive the cash value of $52.50 per share plus unpaid accumulated preferred dividends before any distribution is made to holders of common stock. The combined company may, at the option of the board of directors, redeem the whole or any part of the outstanding Series A Preferred Stock at the redemption price of $52.50 per share plus unpaid accumulated preferred dividends.

     Holders of Series A Preferred Stock will be entitled to one vote per share on all matters submitted to a vote of stockholders. Voting for the election of directors will not be cumulative. If at any time four or more semi-annual dividends on the Series A Preferred Stock are in default, in whole or in part, the holders of the Series A Preferred Stock as a class will be entitled to elect four directors and the holders of the combined company common stock will be entitled to elect the remaining directors. Holders of any additional preferred stock hereafter issued may have such full or limited voting rights as are provided by the board of directors of the combined company.

     The board of directors of the combined company will be authorized by the certificate of incorporation to provide, without further stockholder action, for the issuance of one or more series of preferred stock. The board of directors of the combined company will have the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock will have no preemptive rights. The Series A Preferred Stock will not be publicly traded.

COMMON STOCK

     The combined company will be authorized to issue 425,000,000 shares of common stock with a par value of $1.25 per share. It is expected that based on the 85,513,098 shares of Zions common stock and the 195,851,315 shares of First Security common stock outstanding on November 18, 1999, there will be approximately 172,079,379 shares of common stock of the combined company outstanding immediately following completion of the merger. Payment of dividends on the common stock of the combined company will be subject to the prior rights of outstanding Series A Preferred Stock.

     The holders of common stock of the combined company will be entitled to voting rights for the election of directors and for other purposes, subject to the voting rights of the holders of preferred stock conferred by law and to the specific voting rights granted to each series of preferred stock and to voting rights which may in the future be granted to subsequently created series of preferred stock.

     Shares of the combined company common stock will not have cumulative voting rights.

     Holders of the combined company common stock will be entitled to receive dividends when and if declared by the board of directors of the combined company out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of the Series A Preferred Stock and any other series of preferred stock hereafter authorized, to receive pro rata the net assets of the combined company. Common stock of the combined company will have no preemptive or conversion rights.

STOCKHOLDER RIGHTS PLAN

     As of August 28, 1999, First Security adopted a Stockholder Rights Agreement (the "First Security Rights Plan"). In connection with that plan, the board of directors of First Security (1) declared a dividend of one right for each share of common stock held of record as of the close of business on August 28, 1999 and (2) authorized the issuance of one right to attach to each share of common stock issued after August 28, 1999, and prior to the occurrence of certain events described in the First Security Rights Plan. The rights are attached to all common stock certificates that were outstanding on August 29, 1989, or have been issued since that date, and no separate rights certificates have been or will be distributed until the occurrence of certain events described in the First Security Rights Plan. Until such separation, no right may be exercised or traded separately from the common stock certificate to which it is attached. Following separation, the rights may, depending upon the occurrence of certain events described in the First Security Rights Plan, entitle the holders thereof to either purchase or receive additional shares of common stock. The rights will expire at the close of business on October 27, 2008, unless earlier redeemed by First Security in accordance with the terms of the First Security Rights Plan.

     The First Security Rights Plan is designed to protect the interests of First Security's stockholders in the event of an unsolicited attempt to acquire First Security, including a gradual accumulation of shares in the open market. First Security believes the plan provides protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair First Security's board of directors' ability to represent First Security's stockholders fully. Management believes that the rights should also deter any attempt by a controlling stockholder to take advantage of First Security through self-dealing transactions. The First Security Rights Plan is not intended to prevent a takeover of First Security. Issuing the rights has no dilutive effect, does not affect reported earnings per share and does not change the way in which First Security's shares are traded. However, the exercise of rights by some but not all of First Security's stockholders would have a dilutive effect on nonexercising stockholders. Moreover, some may argue that the First Security Rights Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

GENERAL

     First Security is incorporated under the laws of the state of Delaware and, accordingly, the rights of First Security stockholders are governed by the First Security certificate of incorporation, the First Security by-laws and the laws of the state of Delaware. Zions is incorporated under the laws of the state of Utah, and accordingly, the rights of Zions shareholders are governed by the Zions amended and restated articles of incorporation, the Zions amended and restated by-laws and the laws of the state of Utah.

     As a result of the merger, Zions shareholders will become stockholders of the combined company and each of the First Security certificate of incorporation and the by-laws will be amended and restated in its entirety. Accordingly, following the merger, the rights of the First Security stockholders and of the Zions shareholders who become stockholders of the combined company in the merger will be governed by the combined company certificate of incorporation, the combined company by-laws and the laws of the state of Delaware. The combined company certificate of incorporation and the combined company by-laws are attached as Exhibits A-1 and A-2, respectively, to the merger agreement which is attached as Appendix A to this proxy statement/prospectus.

COMPARISON OF SHAREHOLDERS' RIGHTS

     Set forth on the following pages is a summary comparison of material differences among the rights of a First Security stockholder under the current First Security certificate of incorporation and First Security by-laws (right column), the rights of a Zions shareholder under the current Zions amended and restated articles of incorporation and Zions amended and restated by-laws (left column), and the rights of a combined company stockholder following the merger under the combined company certificate of incorporation and combined company by-laws (middle column). The summary set forth below is not intended to provide a comprehensive summary of each of such company's governing documents. This summary is qualified in its entirety by reference to the full text of each of such documents.

------------------------------------------------------------------------------------------------------------
                 ZIONS                        COMBINED COMPANY                   FIRST SECURITY
------------------------------------------------------------------------------------------------------------
                                               CAPITAL STOCK
------------------------------------------------------------------------------------------------------------
                                             AUTHORIZED CAPITAL
------------------------------------------------------------------------------------------------------------
    200,000,000 shares of common      425,000,000 shares of common      600,000,000 shares of common
    stock, no par value.              stock, par value $1.25 per        stock, par value $1.25 per
                                      share.                            share.
------------------------------------------------------------------------------------------------------------
    3,000,000 shares of preferred     10,000,000 shares of preferred    400,000 shares of preferred
    stock, no par value.              stock, no par value.              stock, no par value.
------------------------------------------------------------------------------------------------------------
                                               ISSUED CAPITAL
------------------------------------------------------------------------------------------------------------
    As of November 18, 1999,          Based on the number of shares of  As of November 18, 1999,
    85,513,098 shares of Zions        Zions common stock and First      195,851,315 shares of First
    common stock were issued and      Security common stock             Security common stock were
    outstanding and no shares of      outstanding as of November 18,    issued and outstanding and 8,691
    Zions preferred stock were        1999, approximately 172,079,379   shares of First Security
    issued and outstanding.           shares of common stock of the     preferred stock were issued and
                                      combined company and 8,691        outstanding.
                                      shares of preferred stock of the
                                      combined company will be issued
                                      and outstanding after the
                                      merger.
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                 ZIONS                        COMBINED COMPANY                   FIRST SECURITY
------------------------------------------------------------------------------------------------------------
                                                SHAREHOLDERS
------------------------------------------------------------------------------------------------------------
                                              SPECIAL MEETINGS
------------------------------------------------------------------------------------------------------------
    Only the president or the board   Only the board of directors may   Only the chairman of the board
    of directors may call a special   call a special meeting of         or a majority of the board of
    meeting of shareholders.          stockholders.                     directors may call a special
                                                                        meeting.
------------------------------------------------------------------------------------------------------------
                                   SHAREHOLDER ACTION BY WRITTEN CONSENT
------------------------------------------------------------------------------------------------------------
    Permitted if written consents to  Not permitted.                    Permitted if all stockholders
    taking an action without a                                          give written consent to taking
    meeting are given by holders of                                     an action without a meeting.
    shares having not less than the
    minimum number of shares
    required to take such action at
    a meeting.
------------------------------------------------------------------------------------------------------------
                                           SHAREHOLDER PROPOSALS
------------------------------------------------------------------------------------------------------------
    Notice of any proposal to be      Notice of any proposal to be      Notice of any proposal to be
    presented by a shareholder or of  presented by a stockholder or of  presented by a stockholder or of
    any person to be nominated as a   any person to be nominated as a   any person to be nominated as a
    director must be given at least   director must be given not less   director must be given not less
    120 days before the shareholder   than 90 or more than 120 days     than 90 nor more than 120 days
    meeting. Notice must include the  before the stockholder meeting.   before the first anniversary of
    name of the nominee, the number   Notice must include the text of   the prior year's stockholder
    and class of stock owned by such  the proposal and a brief written  meeting. Notice must include,
    person, the information           statement of the reasons in       with respect to any nominee for
    regarding such person required    support of such proposal, the     director, the information
    by Regulation S-K of the SEC, a   stockholder's name and address,   regarding such person required
    signed consent of such person,    the number and class of all       by Regulation S-K of the SEC
    the shareholder's name and        shares owned by such              and, with respect to all
    address and the number and class  stockholder, the name and         proposals, a brief description
    of stock owned by such            address of any person upon whose  of the business to be conducted,
    shareholder.                      behalf such stockholder is        the reasons for conducting such
                                      acting, or with whom such         business, any material interest
                                      stockholder is acting in          in such business of the
                                      concert, the number and class of  stockholder or any owner of
                                      all shares of each class of       shares on whose behalf the
                                      stock owned by any such person    proposal is made and, with
                                      and any material interest of      respect to the stockholder
                                      such stockholder in the           giving notice and any person on
                                      proposal. In addition, the        whose behalf the proposal is
                                      notice with respect to a nominee  made, their name and address and
                                      for director must include the     the class and number of shares
                                      name of the person to be          owned by such person.
                                      nominated, the number and class
                                      of all shares owned by such
                                      person, the information
                                      regarding such person required
                                      by Regulation S-K of the SEC and
                                      such person's signed consent.
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                 ZIONS                        COMBINED COMPANY                   FIRST SECURITY
------------------------------------------------------------------------------------------------------------
                                             BOARD OF DIRECTORS
------------------------------------------------------------------------------------------------------------
                                               CLASSIFICATION
------------------------------------------------------------------------------------------------------------
    Directors are divided into three  Directors are divided into three  All directors are elected
    classes, with each class serving  classes. Following the initial    annually.
    a three-year term. Each class is  two annual meetings of
    as nearly equal in size as        stockholders, each class serves
    possible.                         a three-year term. After the
                                      annual meeting of the
                                      stockholders in the year 2002,
                                      each class is as nearly equal in
                                      size as possible. For a
                                      description of the classes prior
                                      to such time, see "The
                                      Merger -- Corporate Governance
                                      After the Merger".
------------------------------------------------------------------------------------------------------------
                                            NUMBER OF DIRECTORS
------------------------------------------------------------------------------------------------------------
    The board may consist of no       The board will consist of:        20 directors.
    fewer than three and no more      - 22 directors until the annual
    than 15 directors.                  meeting of stockholders in the
                                        year 2000;
                                      - 18 directors until the annual
                                        meeting of stockholders in the
                                        year 2001; and
                                      - 16 directors commencing with
                                        the annual meeting of
                                        stockholders in the year 2002.
                                      Thereafter, the number of
                                      directors shall be as determined
                                      by the board of directors.
------------------------------------------------------------------------------------------------------------
                                       SPECIAL MEETINGS OF THE BOARD
------------------------------------------------------------------------------------------------------------
    The president or a majority of the board of directors may call a    The chairman, the secretary or a
    special meeting.                                                    majority of the board of
                                                                        directors may call a special
                                                                        meeting.
------------------------------------------------------------------------------------------------------------
                                      EXECUTIVE COMMITTEE OF THE BOARD
------------------------------------------------------------------------------------------------------------
    The board may designate three     The combined company will have    No provisions.
    directors as an executive         an executive committee of the
    committee. The committee may      board. The committee will
    exercise any power of the board   consist of six directors
    except that it may not: amend     including the chief executive
    the articles or by-laws of the    officers of both Zions and First
    corporation, adopt a plan of      Security, who will act as co-
    merger or consolidation, or       chairmen.
    recommend to shareholders the
    disposition of substantially all
    assets.
------------------------------------------------------------------------------------------------------------
                                            NOMINATING COMMITTEE
------------------------------------------------------------------------------------------------------------
    No provisions.                    From the completion of the        No provisions.
                                      merger until 2002, the board
                                      will maintain a nominating
                                      committee to nominate and
                                      recommend directors to the
                                      stockholders. The committee will
                                      consist of one director
                                      appointed by Zions and one
                                      director appointed by First
                                      Security.
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                 ZIONS                        COMBINED COMPANY                   FIRST SECURITY
------------------------------------------------------------------------------------------------------------
                                 VACANCIES AND NEWLY CREATED DIRECTORSHIPS
------------------------------------------------------------------------------------------------------------
    The board may fill vacancies or   Prior to the annual meeting of    The board may fill vacancies or
    newly-created directorships by a  stockholders in the year 2002,    newly-created directorships by a
    majority of the directors then    any vacancy created by the        majority of the directors then
    in office.                        resignation, removal, death or    in office.
                                      disability of a director will be
                                      filled by the Co-Chief Executive
                                      Officer designated by the same
                                      party (Zions or First Security)
                                      in the merger or, in his
                                      absence, by a majority of the
                                      continuing directors appointed
                                      by that party. After the annual
                                      meeting of stockholders in the
                                      year 2002, a majority of the
                                      remaining directors may fill
                                      vacancies.
------------------------------------------------------------------------------------------------------------
                                            REMOVAL OF DIRECTORS
------------------------------------------------------------------------------------------------------------
    Only the shareholders, by an      The stockholders, by a majority   No provisions. Under Delaware
    affirmative vote of two-thirds    vote of the outstanding shares,   law, a director may be removed
    of the issued and outstanding     may remove a director for cause.  by a majority vote of the
    shares, may remove a director.    Cause will be deemed to exist     outstanding shares with or
                                      only if the director has been     without cause.
                                      convicted of a felony by a court
                                      of competent jurisdiction or has
                                      been adjudged by a court of
                                      competent jurisdiction to be
                                      liable for gross negligence or
                                      misconduct in the performance of
                                      such director's duty to the
                                      corporation and such
                                      adjudication is no longer
                                      subject to direct appeal.
------------------------------------------------------------------------------------------------------------
                                               OTHER MATTERS
------------------------------------------------------------------------------------------------------------
                                    LIMITATION ON BUSINESS TRANSACTIONS
------------------------------------------------------------------------------------------------------------
    Certain business transactions     Certain business transactions with a person who owns, directly or with a person who owns, directly  indirectly, over 10% of outstanding stock must be approved by:
    or indirectly, over 10% of Zions  - a 2/3 vote of the continuing directors, or
    stock must be approved by:        - a stockholder vote of at least 80% of outstanding voting shares.
    - a majority vote of the          Such business transactions include mergers, consolidations, sales
      continuing directors, or        of all or more than 20% of the corporation's assets, issuance of
    - a stockholder vote of at least  securities of the corporation, reclassifications that increase
      80% of outstanding voting       voting power of the interested shareholder, or liquidations,
      shares.                         spin-offs or dissolution of the corporation.
    Such business transactions
    include mergers, consolidations,  Also subject to restrictions imposed by Delaware law on sales of all or more than 20% of  transactions with interested stockholders. These restrictions are
    the corporation's assets,         similar to the restrictions described above and contained in the
    issuance of securities worth      certificate of incorporation. In order to engage in any
    $5,000,000 or more,               transaction that is subject to the provisions of the certificate reclassifications that increase
    voting power of the interested    of incorporation or such provisions of Delaware law, the
    shareholder, or liquidations,     requirements of both the certificate of incorporation and Delaware
    spin-offs or dissolution of the   law must be satisfied.
    corporation.
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                 ZIONS                        COMBINED COMPANY                   FIRST SECURITY
------------------------------------------------------------------------------------------------------------
                                   AMENDMENT OF ORGANIZATIONAL DOCUMENTS
------------------------------------------------------------------------------------------------------------
    An amendment of the articles of   An amendment of the certificate   Amendments of the provisions
    incorporation requires approval   of incorporation requires         described under "Limitations on
    by two-thirds of the outstanding  approval by two-thirds of board   Business Transactions" above
    shares if the amendment relates   and two-thirds of the             require approval of 80% of the
    to:                               outstanding shares if the         outstanding shares.
    - the number, classes, or         amendment relates to the
      removal of directors;           classification and composition
    - the duties and powers of the    of the board of directors.
      board, including quorum         Amendments of the provisions
      requirements;                   described under "Limitations on
    -                                 Business Transactions" above
    the procedure for amendment of    require approval of 80% of the
    the articles of incorporation;    outstanding shares.
    - any other change that would
      restrict, limit or alter the
      powers of the board.
    Amendments of the provisions
    described under "Limitations on
    Business Transactions" above
    require approval of 80% of the
    shares outstanding.
------------------------------------------------------------------------------------------------------------
    The board may amend the by-laws   The board or the stockholders     The board may amend, adopt or
    by a two-thirds vote of the       may amend, adopt or repeal        repeal by-laws by a majority
    entire board.                     by-laws by a majority vote,       vote and the stockholders may
    Stockholders may amend the by-    except the by-laws governing the  amend, adopt or repeal by-laws
    laws by a majority vote, except   following matters which require   by a vote of 80% of the
    that a two-thirds vote is         a two-thirds vote of the board    outstanding shares.
    required in order to:             and a two-thirds vote of the
    - restrict, limit or alter the    outstanding shares:
      power or authority of the       - the persons entitled to call a
      board;                            special meeting of
    - vest powers of the corporation    stockholders;
      in anyone other than the board  - the composition of the board
      and officers and agents it has    of directors;
      appointed;                      - filling vacancies on the board
    - take actions that would           of directors or removing
      require the approval of           directors;
      shareholders if taken by the    - designation and powers of
      board or its agents; or           committees, including the
    - change the number, quorum         nominating and executive
      requirements, voting or           committees, and the
      meetings of the board of          composition of and certain
      directors.                        rules concerning those
                                        committees;
                                      - the election of officers and
                                        the appointment of Spencer F.
                                        Eccles and Harris H. Simmons
                                        to those positions described
                                        under "The Merger -- Interests
                                        of Management and Directors in
                                        the Merger"; and
                                      - these provisions dealing with
                                        amendments.
------------------------------------------------------------------------------------------------------------

              DISCUSSION OF CERTAIN PROVISIONS IN COMBINED COMPANY
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

GENERAL

     Provisions of the combined company certificate of incorporation and by-laws, such as those providing for a classified board of directors, the requirement that stockholder action be taken only at a meeting, the restrictions on who may call special meetings of the stockholders, the requirement of a two-thirds vote of the board of directors and the outstanding shares to amend certain provisions of the certificate of incorporation or the by-laws and the requirement of an 80% vote of the outstanding shares to amend provisions of the certificate of incorporation governing business transactions with significant stockholders may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of the combined company without negotiation with the combined company's board of directors. This would enhance the board of directors' ability to attempt to promote the interests of all of the combined company's stockholders. However, to the extent that these provisions make the combined company a less attractive takeover candidate, they may not always be in the best interests of the combined company or its stockholders. None of these provisions is the result of any specific effort by a third party to accumulate securities of the combined company or to obtain control by means of merger, tender offer, solicitation in opposition to management or otherwise.

CLASSIFIED BOARD OF DIRECTORS

     Those sections of the certificate of incorporation of the combined company providing for the classification of the board of directors, which are similar to provisions in Zions' amended and restated articles of incorporation, will have the effect of making it more difficult to change the overall composition of the board of directors of the combined company. At least two stockholders' meetings will be required for stockholders to effect a change in a majority of the combined company board of directors, as is currently the case with the Zions board of directors.

     Under Delaware law, unless the certificate of incorporation provides otherwise, directors on a classified board may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors. The provisions of the certificate of incorporation of the combined company do not permit stockholders to remove a director without cause. In addition, the certificate of incorporation and by-laws of the combined company provide that cause will be deemed to exist only if the directors whose removal has been proposed:

     - has been convicted of a felony by a court of competent jurisdiction, or

     - has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the combined company and such adjudication is no longer subject to direct appeal.

Zions and First Security believe that the longer time required to elect a majority of the board of directors of the combined company, and the restrictive definition of cause for purposes of removal, will help assure continuity and stability in the management of the business and affairs of the combined company after the merger.

STOCKHOLDER MEETINGS

     The limitation on persons authorized to call a special meeting of stockholders and the requirement that stockholders action be taken only pursuant to a meeting are intended to ensure that any action taken by the stockholders of the combined company not be taken precipitously, and only after giving opportunity for reasoned discussion among stockholders and the management and directors of the combined company.

SUPERMAJORITY AMENDMENT PROVISIONS

     The provisions of the certificate of incorporation and by-laws of the combined company that require the affirmative vote of (1) two-thirds of the members of the board and two-thirds of the outstanding shares or (2) 80% of the outstanding shares are intended to prevent a large minority of stockholders of the combined company from being adversely affected by the amendment of key governance provisions contained in the certificate of incorporation and by-laws.

                                    EXPERTS

     The consolidated financial statements of Zions as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First Security as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus from First Security's 1998 Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    VALIDITY OF FIRST SECURITY COMMON STOCK

     The validity of the shares of First Security common stock being offered hereby will be passed upon for First Security by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Zions and First Security boards know of no matters that will be presented for consideration at the special meetings other than as described in this proxy statement/prospectus. However, if any other matter shall come before the relevant special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the relevant notice of special meeting as determined by a majority of the relevant board; provided, however, that no proxy that is voted against any proposal described herein will be voted in favor of any adjournment or postponement of the relevant special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     First Security has filed with the SEC a Registration Statement under the Securities Act that registers the distribution to Zions shareholders of the shares of First Security common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about First Security and First Security common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this proxy statement/prospectus.

     In addition, Zions and First Security file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room   New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center          Citicorp Center
      Room 1024                Suite 1300           500 West Madison Street
Washington, D.C. 20549  New York, New York 10048           Suite 1400
                                                  Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Zions and First Security, who file electronically with the SEC. The address of the site is http://www.sec.gov.

     You should also be able to inspect reports, proxy statements and other information about Zions and First Security at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Zions and First Security to "incorporate by reference" information into this proxy statement/prospectus. This means that Zions and First Security can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents listed below that Zions and First Security previously filed with the SEC. They contain important information about the companies and their financial condition.

                ZIONS SEC FILINGS                             PERIOD/FILING DATE
                -----------------                             ------------------
Annual Report on Form 10-K........................  Year ended December 31, 1998
Quarterly Reports on Form 10-Q....................  Quarters ended March 31, 1999, June 30,
                                                    1999 and September 30, 1999
Current Reports on Form 8-K.......................  June 7, 1999; August 30, 1999
The descriptions of Zions common stock and rights
set forth in Zions' registration statements on
Form 10 and Form 8-A filed pursuant to Section 12
of the Exchange Act, including any amendment or
report filed with the SEC for the purpose of
updating such descriptions.

            FIRST SECURITY SEC FILINGS                        PERIOD/FILING DATE
            --------------------------                        ------------------
Annual Report on Form 10-K........................  Year ended December 31, 1998
Quarterly Reports on Form 10-Q....................  Quarters ended March 31, 1999, June 30,
                                                    1999 and September 30, 1999
Current Reports on Form 8-K.......................  January 25, 1999; February 1, 1999;
                                                    February 9, 1999; June 8, 1999;
                                                    September 1, 1999; November 19, 1999
The description of First Security common stock,
included in First Security's registration
statement on Form S-3 filed with the SEC on
September 13, 1991.

     Zions incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Zions special meeting. First Security incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the First Security special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Zions has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Zions, and First Security has supplied all information relating to First Security.

     Documents incorporated by reference are available from Zions and First Security without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

    ZIONS BANCORPORATION                       FIRST SECURITY CORPORATION
    One South Main, Suite 1380                 79 South Main, Second Floor
    Salt Lake City, Utah 84111                 Salt Lake City, Utah 84130
    Attention: Dale M. Gibbons, Secretary      Attention: Brad D. Hardy, Secretary
    Telephone: (801) 524-4787                  Telephone: (801) 246-5976

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 17, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM ZIONS OR FIRST SECURITY, ZIONS OR FIRST SECURITY WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER IT RECEIVES YOUR REQUEST.

     NEITHER ZIONS NOR FIRST SECURITY HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN ANY OF THE MATERIALS THAT HAVE BEEN INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            dated as of June 6, 1999

                                 by and between

                              ZIONS BANCORPORATION

                                      and

                           FIRST SECURITY CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                          DEFINITIONS; INTERPRETATIONS

                                                              PAGE
                                                              ----
1.01  Certain Definitions...................................   A-1
1.02  Interpretation........................................   A-6

                                   ARTICLE II

                      THE MERGER; THE REVERSE STOCK SPLIT

2.01  The Merger............................................   A-6
2.02  Closing...............................................   A-6
2.03  Effective Time........................................   A-7
2.04  Effects of the Merger.................................   A-7
2.05  Certificate of Incorporation and By-laws..............   A-7
2.06  Board of Directors and Officers.......................   A-7
2.07  Reverse Stock Split...................................   A-7

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

3.01  Effect on Capital Stock...............................   A-8
3.02  Rights as Stockholders; Stock Transfers...............   A-8
3.03  Exchange Procedures...................................   A-9
3.04  Anti-Dilution Provisions..............................   A-9
3.05  Stock Options.........................................  A-10

                                   ARTICLE IV

                       CONDUCT OF BUSINESS PENDING MERGER

4.01  Forebearances.........................................  A-12
4.02  Coordination of Dividends.............................  A-13

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.01  Disclosure Schedules..................................  A-14
5.02  Standard..............................................  A-14
5.03  Representations and Warranties........................  A-14

                                   ARTICLE VI

                                   COVENANTS

6.01  Reasonable Best Efforts...............................  A-23
6.02  Stockholder Approvals.................................  A-23
6.03  Registration Statement and Joint Proxy Statement......  A-24
6.04  Press Releases........................................  A-25
6.05  Access; Information...................................  A-25
6.06  Acquisition Proposals.................................  A-25
6.07  Affiliate Agreements..................................  A-26
6.08  Takeover Laws.........................................  A-26
6.09  NASDAQ................................................  A-26
6.10  Regulatory Applications...............................  A-26
6.11  Indemnification.......................................  A-27
6.12  Benefit Plans.........................................  A-28
6.13  Accountants' Letters..................................  A-28
6.14  Notification of Certain Matters.......................  A-28
6.15  Financial Statements..................................  A-29
6.16  Rights Agreements.....................................  A-29

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

7.01  Conditions to Each Party's Obligation to Effect the
      Merger................................................  A-29
7.02  Conditions to Obligation of First Security............  A-30
7.03  Conditions to Obligation of Zions.....................  A-30

                                  ARTICLE VIII

                                  TERMINATION

8.01  Termination...........................................  A-31
8.02  Effect of Termination and Abandonment.................  A-32

                                   ARTICLE IX

                                 MISCELLANEOUS

9.01  Survival..............................................  A-32
9.02  Waiver; Amendment.....................................  A-32
9.03  Counterparts..........................................  A-32
9.04  Governing Law.........................................  A-32
9.05  Expenses..............................................  A-32
9.06  Notices...............................................  A-33
9.07  Entire Understanding; No Third Party Beneficiaries....  A-33
9.08  Effect................................................  A-33
9.09  Severability..........................................  A-33
9.10  Alternative Structure.................................  A-34
9.11  Enforcement of the Agreement..........................  A-34

EXHIBIT A-1  Form of Amended and Restated Certificate of Incorporation of
             Surviving Corporation
EXHIBIT A-2  Form of Amended and Restated By-laws of Surviving Corporation
EXHIBIT B    Certain Provisions Concerning Officers and Directors of Surviving
             Corporation
EXHIBIT C    Zions Affiliate Letter
EXHIBIT D    First Security Affiliate Letter
EXHIBIT E    Stock Option Agreement for Zions
EXHIBIT F    Stock Option Agreement for First Security

     AGREEMENT AND PLAN OF MERGER, dated as of June 6, 1999 (this "Agreement"), by and between Zions Bancorporation, a Utah corporation ("Zions"), and First Security Corporation, a Delaware corporation ("First Security").

                                    RECITALS

     A. The Proposed Transaction. This Agreement provides for a business combination to be effected through the merger of Zions with and into First Security (the "Merger"), with First Security as the surviving corporation (the "Surviving Corporation"), whereby each outstanding share of common stock, no par value per share, of Zions ("Zions Common Stock"), other than certain excluded shares, will be converted into one share of common stock, par value $1.25 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Immediately prior to the effectiveness of the Merger, First Security will effect a reverse stock split in which each outstanding share of common stock, par value $1.25 per share, of First Security ("First Security Common Stock") will be reclassified and converted into 0.442 of a share of Surviving Corporation Common Stock.

     B. Board Approvals. The respective boards of directors of Zions and First Security have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

     C. Intended Tax Treatment. For federal income tax purposes, it is intended that the Merger will be treated as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

     D. Intended Accounting Treatment. For financial accounting purposes, it is intended that the Merger will be accounted for as a pooling-of-interests transaction.

     E. Stock Option Agreements. Immediately following the due execution and delivery of this Agreement, First Security and Zions will enter into a stock option agreement (the "First Security Stock Option Agreement"), pursuant to which First Security will grant Zions the option (the "First Security Option") to purchase shares of First Security Common Stock, upon the terms and subject to the conditions set forth therein. Simultaneously with the due execution and delivery of this Agreement, Zions and First Security will enter into a stock option agreement (the "Zions Stock Option Agreement" and, together with the First Security Stock Option Agreement, the "Option Agreements"), pursuant to which Zions will grant First Security the option (the "Zions Option") to purchase shares of Zions Common Stock, upon the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                          DEFINITIONS; INTERPRETATIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal", with respect to either Zions or First Security, means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Zions or First Security, as the case may be, or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Zions or First Security, as the case may be, or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

          "Adjusted Option" has the meaning set forth in Section 3.05.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Articles of Merger" has the meaning set forth in Section 2.03.

          "Benefit Plans" has the meaning set forth in Section 5.03(n).

          "Certificate of Merger" has the meaning set forth in Section 2.03.

          "Closing" has the meaning set forth in Section 2.02.

          "Closing Date" has the meaning set forth in Section 2.02.

          "Code" has the meaning set forth in the Recitals.

          "Constituent Documents" means, with respect to Zions, the Zions Articles and the Zions By-Laws, and, with respect to First Security, the First Security Certificate and the First Security By-Laws.

          "Conversion Ratio" has the meaning set forth in Section 3.01(b).

          "Corporation Division" has the meaning set forth in Section 2.03.

          "Costs" has the meaning set forth in Section 6.11(a).

          "Delaware Secretary" means the Secretary of the State of Delaware.

          "DGCL" means the Delaware General Corporation Law.

          "Disclosure Schedule" has the meaning set forth in Section 5.01.

          "Effective Date" means the date on which the Effective Time occurs.

          "Effective Time" has the meaning set forth in Section 2.03.

          "Employees" has the meaning set forth in Section 5.03(n).

          "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 5.03(n).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.03(a).

          "First Security" has the meaning set forth in the preamble to this Agreement.

          "First Security Affiliate" has the meaning set forth in Section
     6.07(a).

          "First Security Benefit Plans" has the meaning set forth in Section 6.12.

          "First Security Board" means the Board of Directors of First Security.

          "First Security By-Laws" means the Restated By-laws of First Security, as amended.

          "First Security Certificate" means the Certificate of Incorporation of First Security, as amended.

          "First Security Common Stock" has the meaning set forth in the Recitals.

          "First Security Common Stock Option" has the meaning set forth in
     Section 3.05.

          "First Security Meeting" has the meaning set forth in Section 6.02.

          "First Security Option" has the meaning set forth in the Recitals.

          "First Security Current Rights Agreement" has the meaning set forth in
     Section 5.03(b).

          "First Security Replacement Rights Agreement" has the meaning set forth in Section 5.03(b).

          "First Security Rights" has the meaning set forth in Section 5.03(b).

          "First Security Stock" means collectively First Security Common Stock and Series A Preferred Stock.

          "First Security Stock Option Agreement" has the meaning set forth in the Recitals.

          "First Security Stock Plans" has the meaning set forth in Section 5.03(b).

          "GAAP" means generally accepted accounting principles applied on a consistent basis.

          "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          "Hazardous Substance" means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law;
     (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          "Indemnified Party" has the meaning set forth in Section 6.11(a).

          "Insurance Policies" has the meaning set forth in Section 5.03(t).

          "Joint Proxy Statement" has the meaning set forth in Section 6.03(a).

          "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          "Material Adverse Effect" means, with respect to Zions or First Security, any effect that (a) is material and adverse to the financial condition, results of operations or business of Zions and its Subsidiaries, taken as a whole, or First Security and its Subsidiaries, taken as a whole, respectively, excluding the impact of (i) changes in banking and other laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) changes in general economic conditions affecting banks and their holding companies generally, provided that, with respect to each of clause (i), (ii) or
     (iii), to the extent that a change does not materially affect it in a way that materially differs from other banking organizations, (iv) actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, and (v) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges, in each case taken with the prior approval of Zions or First Security, as the case may be, in connection with the Merger, in each case in accordance with GAAP; or (b) would materially impair the ability of Zions or First Security to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

          "Merger" has the meaning set forth in the Recitals.

          "NASDAQ" means the Nasdaq National Market.

          "New Certificate" has the meaning set forth in Section 3.03(a).

          "Old Certificate" has the meaning set forth in Section 3.03(a).

          "Option Agreements" has the meaning set forth in the Recitals.

          "Pension Plan" has the meaning set forth in Section 5.03(n).

          "Person" means any individual, savings association, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Plan" has the meaning set forth in Section 5.03(n).

          "Previously Disclosed" by a party means information set forth in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule so long as it is clear from the context of the disclosure that the disclosure in such other paragraph of its Disclosure
     Schedule is also applicable to the section of this Agreement in question.

          "Ratio" has the meaning set forth in Section 2.07.

          "Registration Statement" has the meaning set forth in Section 6.03(a).

          "Regulatory Authorities" has the meaning set forth in Section 5.03(j).

          "Regulatory Filings" has the meaning set forth in Section 5.03(h).

          "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "Reverse Stock Split" has the meaning set forth in Section 2.07.

          "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Series A Preferred Stock" has the meaning set forth in Section
     5.03(b).

          "Subsidiary" and "Significant Subsidiary" have the meaning ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

          "Surviving Corporation" has the meaning set forth in the Recitals.

          "Surviving Corporation Common Stock" has the meaning set forth in the Recitals.

          "Takeover Laws" has the meaning set forth in Section 5.03(v).

          "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

          "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

          "Treasury Stock" shall mean shares of Zions Common Stock held by First Security or any of its Subsidiaries or by Zions or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

          "UBCA" means the Utah Business Corporation Act.

          "Zions" has the meaning set forth in the preamble to this Agreement.

          "Zions Affiliate" has the meaning set forth in Section 6.07(a).

          "Zions Articles" means the Amended and Restated Articles of Incorporation of Zions.

          "Zions Benefit Plans" has the meaning set forth in Section 6.12.

          "Zions Board" means the Board of Directors of Zions.

          "Zions By-Laws" means the Amended and Restated By-laws of Zions.

          "Zions Common Stock" has the meaning set forth in the Recitals.

          "Zions Common Stock Option" has the meaning set forth in Section 3.05.

          "Zions Meeting" has the meaning set forth in Section 6.02.

          "Zions Option" has the meaning set forth in the Recitals.

          "Zions Rights" has the meaning set forth in Section 5.03(c).

          "Zions Rights Agreement" has the meaning set forth in Section 5.03(c).

          "Zions Stock Option Agreement" has the meaning set forth in the Recitals.

          "Zions Stock Plans" has the meaning set forth in Section 5.03(c).

     1.02  Interpretation.

          (a) In this Agreement, unless the context otherwise requires, references:

             (i) to the Recitals, Sections, Exhibits or Schedules are to a Recital or Section of, or Exhibit or Schedule to, this Agreement;

             (ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

             (iii) to any Governmental Authority include any successor to that Governmental Authority; and

             (iv) to this Agreement are to this Agreement, the Exhibits and Schedules to it, taken as a whole.

          (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

          (c) Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

          (d) Whenever the words "herein" or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.

          (e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other party.

                                   ARTICLE II

                      THE MERGER; THE REVERSE STOCK SPLIT

     2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the UBCA, Zions shall be merged with and into First Security at the Effective Time with First Security as the Surviving Corporation. The Surviving Corporation shall retain the First Security name and will be headquartered in Salt Lake City, Utah.

     2.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto (the "Closing Date").

     2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall acknowledge and file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the UBCA. The parties shall make all other filings or recordings required under the DGCL and the UBCA and the Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary and the Articles of Merger are filed in the office of the Utah Division of Corporation and Commercial Code (the "Corporation Division"), or at such subsequent date or time as Zions and First Security shall agree and specify in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     2.04  Effects of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL and Section 16-10a-1106 of the UBCA.

     2.05  Certificate of Incorporation and By-laws.

          (a) The First Security Certificate, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in its entirety in the form set forth as Exhibit A-1 and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The First Security By-laws, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety in the form set forth as Exhibit A-2 and, as so amended and restated, such by-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     2.06 Board of Directors and Officers. The board of directors and certain officers of the Surviving Corporation shall be as set forth on or designated in accordance with Exhibit B hereto until the earlier of the resignation or removal of any individual set forth on or designated in accordance with Exhibit B or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable or unwilling to serve as a director at the Effective Time the party which designated such individual as indicated in Exhibit B shall designate another individual to serve in such individual's place. If any officer set forth on or designated in accordance with Exhibit B ceases to be a full-time employee of either First Security or Zions at or before the Effective Time or shall be unable or unwilling to serve as an officer of the Surviving Corporation at the Effective Time, the parties will agree upon another individual to serve in such individual's stead.

     2.07 Reverse Stock Split. First Security shall take all actions necessary to effect the reclassification of the First Security Common Stock such that, immediately prior to the Effective Time, each outstanding share (which shall include for this purpose any First Security Common Stock held by First Security as Treasury Stock) of First Security Common Stock shall be automatically reclassified and converted into 0.442 (the "Ratio") of a validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock (the "Reverse Stock Split") (with the resulting number of shares of each registered holder of First Security Common Stock being rounded down to the nearest whole number and with each such registered holder being entitled to receive from First Security in lieu of any fractional share of Surviving Corporation Common Stock prior to such rounding down an amount in cash (without interest) equal to the product obtained by multiplying

(x) the fraction of a share of Surviving Corporation Common Stock to which such holder (after taking into account all shares of First Security Common Stock held immediately prior to the effective time of the Reverse Stock Split by such holder) would otherwise be entitled to and (y) the last sales price per share of Zions Common Stock on NASDAQ on the last trading day prior to the date on which the Reverse Stock Split occurs), including arranging for the exchange of certificates representing First Security Common Stock for certificates representing Surviving Corporation Common Stock following the effectiveness of the Reverse Stock Split. Anything to the contrary notwithstanding, First Security's obligation to cause the Reverse Stock Split to become effective shall be subject to the prior satisfaction or waiver, as applicable, of each of the conditions to the respective obligation of each party to effect the Merger set forth in Article VII (other than Section 7.01(g)) shall have been satisfied or waived.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of First Security Stock or Zions Common Stock:

          (a) Cancellation of Treasury Stock. Each share of Treasury Stock shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Zions and First Security Common Stock and Series A Preferred
     Stock.

             (i) Except as set forth in Section 3.01(a), each issued and outstanding share of Zions Common Stock immediately prior to the Effective Time shall be converted into, subject to the prior effectiveness of the Reverse Stock Split, one fully paid and nonassessable share of Surviving Corporation Common Stock (the "Conversion Ratio"). As of the Effective Time, all shares of Zions Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and from and after the Effective Time, certificates representing Zions Common Stock (other than shares to be canceled in accordance with Section 3.01(a)) immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted pursuant to this subparagraph (b) (provided that if an exchange of certificates formerly representing Zions Common Stock for certificates representing Surviving Corporation Common Stock is required by law or applicable rule or regulation, the parties will cause the Surviving Corporation to arrange for such exchange on a one share-for-one share basis).

             (ii) Each share of First Security Common Stock and each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, assuming the prior effectiveness of the Reverse Stock Split, shall remain an issued and outstanding share of Surviving Corporation Common Stock and a share of Series A Preferred Stock of the Surviving Corporation, respectively.

     3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Zions Common Stock shall cease to be, and shall have no rights as, shareholders of Zions, other than to receive any dividend or other distribution with respect to such Zions Common Stock with a record date occurring prior to the Effective Date and the conversion rights provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Zions or the Surviving Corporation of shares of Zions Common Stock.

     3.03 Exchange Procedures. If, pursuant to Section 3.01(b)(i), an exchange of certificates will occur:

          (a) At or prior to the Effective Time, First Security shall deposit, or shall cause to be deposited, with First Security's transfer agent or a depository or trust institution of recognized standing selected by First Security and reasonably satisfactory to Zions (in such capacity, the "Exchange Agent"), which may be an affiliate of the Surviving Corporation, for the benefit of the holders of certificates formerly representing shares of Zions Common Stock ("Old Certificates") to be exchanged in accordance with this Article III, certificates representing the shares of First Security Common Stock ("New Certificates") to which the holders of the Old Certificates are entitled pursuant to this Agreement.

          (b) Promptly after the Effective Date, First Security shall send or cause to be sent to each former holder of record of shares of Zions Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the New Certificates provided for in this Article III. First Security shall cause the New Certificates and/or any check in respect of dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Zions Common Stock (or indemnity reasonably satisfactory to First Security and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

          (c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of Zions Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) From and after the 30th day following the Effective Date, no dividends or other distributions with respect to First Security Common Stock with a record date occurring after the Effective Date shall be paid in respect of any unsurrendered Old Certificate representing shares of Zions Common Stock converted in the Merger into the right to receive shares of First Security Common Stock. Upon surrender of Old Certificates (or indemnity reasonably satisfactory to First Security and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) in accordance with this Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Security Common Stock such holder had the right to receive upon surrender of Old Certificates (or delivery of such indemnity).

     3.04 Anti-Dilution Provisions. In the event that, with the other party's consent, Zions or First Security changes (or establishes a record date for changing) the number or kind of shares of Zions Common Stock or First Security Common Stock, as the case may be, issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Zions Common Stock or First Security Common Stock, as the case may be (other than, with respect to First Security, the Reverse Stock Split), and the record date therefor shall be prior to the Effective Date, the ratio contemplated by Section 3.01(b) or Section 2.07, as the case may be, shall be proportionately adjusted in such manner as First Security and Zions shall agree, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to the holders of Zions Common Stock or First Security Common Stock, as the case may be, generally.

     3.05  Stock Options.

          (a) As soon as practicable following the date of this Agreement, the Zions Board (or, if appropriate, any committee administering the Zions Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

             (i) adjust the terms of all outstanding options to purchase shares of Zions Common Stock ("Zions Common Stock Options") granted under the Zions Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each such Zions Common Stock Option outstanding immediately prior to the Effective Time shall be amended and converted, subject to the prior effectiveness of the Reverse Stock Split, into an option to acquire one share of Surviving Corporation Common Stock for each share of Zions Common Stock subject to such Zions Common Stock Option (each, as so adjusted, an "Adjusted Option"); and

             (ii) make such other changes to the Zions Stock Plans as First Security and Zions may agree are appropriate to give effect to the Merger, including as provided in paragraph (d) of this Section 3.05.

          (b) As soon as practicable following the date of this Agreement, the First Security Board (or, if appropriate, any committee administering the First Security Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

             (i) all outstanding options to purchase shares of First Security Common Stock ("First Security Common Stock Options") granted under the First Security Stock Plans, whether vested or unvested, shall be adjusted in accordance with their terms to provide that at the effectiveness of the Reverse Stock Split (A) each such First Security Common Stock Option outstanding immediately prior to the effectiveness of the Reverse Stock Split shall be converted into an option to acquire a number of shares of Surviving Corporation Common Stock equal to the number of shares of First Security Common Stock for which such First Security Common Stock Option was exercisable immediately prior to the Reverse Stock Split multiplied by the Ratio, provided that any fractional shares of Surviving Corporation Common Stock resulting therefrom shall be rounded to the nearest whole share; and (B) the exercise price per share of Surviving Corporation Common Stock under a First Security Common Stock Option which has been adjusted in accordance with this Section 3.05(b)(i) shall be equal to the exercise price per share of First Security Common Stock under the original First Security Common Stock Option divided by the Ratio, provided that such exercise price shall be rounded to the nearest whole cent; and

             (ii) make such other changes to the First Security Stock Plans as First Security and Zions may agree are appropriate to give effect to the Merger, including as provided in paragraph (d) of this Section 3.05.

          (c) As soon as practicable after the Effective Time, the Surviving Corporation shall: (i) deliver to the holders of Zions Common Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Zions Stock Plans and the agreements evidencing the grants of such Zions Common Stock Options and that such Zions Common Stock Options and agreements shall be assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.05 after giving effect to the Merger); and (ii) deliver to the holders of First Security Common Stock Options appropriate notices setting forth such holders' rights pursuant to the respective First Security Stock Plans and the agreements evidencing the grants of such First Security Common Stock Options and that such First Security Common Stock Options and agreements shall be assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.05 after giving effect to the Merger).

          (d) At the Effective Time, by virtue of the Merger, the Zions Stock Plans shall be assumed by the Surviving Corporation, with the result that all obligations of Zions under the Zions Stock Plans, including with respect to awards outstanding at the Effective Time under each Zions Stock Plan, shall be obligations of the Surviving Corporation following the Effective Time. Prior to the Effective Time, First Security shall take all necessary actions (including, if required, to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law, including obtaining the approval of its stockholders at the First Security Meeting) for the assumption of the Zions Stock Plans, including the reservation, issuance and listing of shares of Surviving Corporation Common Stock in a number at least equal to the number of shares of Surviving Corporation Common Stock that will be subject to Adjusted Options. No later than the Effective Time, First Security shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Surviving Corporation Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options or any unsettled awards granted under the Zions Stock Plans after the Effective Time remain outstanding. Following the Effective Time, the Surviving Corporation shall maintain the effectiveness of a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), and shall maintain the current status of the prospectus or prospectuses contained therein, with respect to the First Security Common Stock subject to the First Security Common Stock Options, for so long as such First Security Common Stock Options remain outstanding.

          (e) At the Effective Time, each right of any kind, whether vested or unvested, contingent or accrued, to acquire or receive shares of Zions Common Stock that may be held, awarded, outstanding, credited, payable or reserved for issuance under the Zions Stock Plans and any other Zions Benefit Plan, except for Zions Common Stock Options converted in accordance with Section 3.05(a) above, shall be deemed to be converted into a right to acquire or receive, as the case may be, subject to the prior effectiveness of the Reverse Stock Split, the number of shares of Surviving Corporation Common Stock equal to the number of shares of Zions Common Stock subject to such right immediately prior to the Effective Time, and such rights with respect to the shares of Surviving Corporation Common Stock shall otherwise be subject to the same terms, conditions and restrictions, if any, as were applicable to the rights with respect to the shares of Zions Common Stock under the relevant Zions Stock Plan or Zions Benefit Plan. Similarly, all Zions Stock Plans and other Zions Benefit Plans (and awards thereunder) providing for benefits measured by the value of a number of shares of Zions Common Stock shall be deemed to refer, subject to the prior effectiveness of the Reverse Stock Split, to the same number of shares of Surviving Corporation Common Stock, and such benefits shall otherwise be paid on the same terms, conditions and restrictions, if any, as were applicable under the relevant Zions Stock Plan or Zions Benefit Plan. At or prior to the Effective Time, Zions shall adopt appropriate amendments to the Zions Stock Plans and the Zions Benefit Plans to effectuate the provisions of this paragraph. Without limiting the applicability of the foregoing, Zions shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, stock appreciation rights, warrants or other rights or arrangements under any Zions Benefit Plan that would entitle any person to own any shares of Zions Common Stock or to receive any payments in respect thereof, and all Zions Benefit Plans conferring any rights to Zions Common Stock or other capital stock of Zions shall be deemed to be amended to be in conformity with this paragraph.

                                   ARTICLE IV

                       CONDUCT OF BUSINESS PENDING MERGER

     4.01 Forebearances. Each of Zions and First Security agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth in paragraph 4.01 of First Security's Disclosure Schedule or paragraph 4.01 of Zions' Disclosure Schedule, as the case may be, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), it will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under this Agreement or the Option Agreements.

          (b) Capital Stock. Other than pursuant to Rights outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock or any Rights, (ii) enter into any agreement with respect to the foregoing or
     (iii) permit any additional shares of its stock to become subject to new grants of employee or director stock options, other Rights or other stock-based employee rights.

          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof and (C) in the case of First Security's Series A Preferred Stock, regular quarterly or semiannual dividends thereon at the rate set forth in the certificate of designation for such securities) on or in respect of, or declare or make any distribution on any shares of its stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its Subsidiaries, or hire any new employees above the rank of vice president, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (including, without limitation, annual salary increases and annual bonus payments) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees or those of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

          (h) Constituent Documents. In the case of Zions, amend the Zions Articles or the Zions By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of its Subsidiaries. In the case of First Security, amend the First Security Certificate or the First Security By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of its Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements.

          (j) Contracts. Enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $1,000,000 or more and which is not terminable at will on 60 days or less notice without payment of a premium penalty, other than loans and other transactions made in the ordinary course of the banking business.

          (k) Claims. Other than in the ordinary course of business, settle any claim, action or proceeding against it, except for any claim, action or proceeding in an amount or for such consideration, individually or in the aggregate for all such settlements, that is not material to it and its Subsidiaries, taken as a whole, and would not impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to it and its Subsidiaries, taken as a whole.

          (l) Adverse Actions. Notwithstanding anything herein to the contrary,
     (i) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code or qualifying for pooling-of-interests accounting treatment or (ii) take any action that is intended or is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VII not being satisfied or (B) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) Capital Expenditures. Other than in the ordinary course of business, make any capital expenditures in excess of (A) $1,000,000 per project or related series of projects or (B) $3,000,000 in the aggregate.

          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

          (o) Commitments. Agree or commit to do any of the foregoing.

     4.02 Coordination of Dividends. Until the Effective Time, Zions and First Security shall coordinate with the other the declaration of any dividends or other distributions with respect to the Zions Common Stock and the First Security Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Zions Common Stock or First Security Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Zions Common Stock or First Security Common Stock (including any shares of Surviving Corporation Common Stock received in the Merger), as the case may be.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules. On or prior to the date hereof, Zions has delivered to First Security a schedule and First Security has delivered to Zions a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or to one or more of its covenants contained in Article IV; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item was required to be disclosed therein.

     5.02 Standard. No representation or warranty of First Security or Zions contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c)) shall be deemed untrue and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 has had or is reasonably likely to have a Material Adverse Effect with respect to First Security or Zions, as the case may be.

     5.03  Representations and Warranties. Subject to Section 5.01 and Section
5.02 and except as Previously Disclosed, First Security hereby represents and warrants to Zions, and Zions hereby represents and warrants to First Security, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

          (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, in the case of First Security, and the State of Utah, in the case of Zions. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) First Security Stock. In the case of First Security only, the authorized capital stock of First Security consists of 300,000,000 shares of First Security Common Stock, par value $1.25 per share, and 400,000 shares of preferred stock. At the close of business on June 4, 1999, (i) 194,966,889 shares of First Security Common Stock plus any shares of First Security Common Stock issued upon exercise or conversion of outstanding Rights since June 3, 1999 and 9,063 shares of $3.15 Series "A" Cumulative Convertible Preferred Stock ("Series A Preferred Stock") were issued and outstanding and (ii) as of April 30, 1999, 1,595,469 shares of First Security Common Stock were held by First Security in its treasury. As of June 4, 1999, 380,000 shares of Junior Series B Preferred Stock were reserved for issuance in connection with the rights (the "First Security Rights") to purchase shares of Junior Series B Preferred Stock, issued pursuant to the Shareholder Rights Agreement dated as of August 28, 1989 (the "First Security Current Rights Agreement"), as amended, between First Security and the First Chicago Trust Company, as rights agent, and to be issued pursuant to the Shareholder Rights Agreement dated as of October 27, 1998 between First Security and the First Chicago Trust Company of New York, as rights agent (the "First Security Replacement Rights Agreement"). As of June 3, 1998, 11,152,250 shares of First Security Common Stock were subject to First Security Common Stock Options granted under the Comprehensive Management Incentive Plan of 1989 and the Non-Employee Director Stock Option Plan of 1995 (collectively, the "First Security Stock Plans"). As of June 4, 1999, there were 27,726,563 shares of First Security Common Stock reserved for issuance under the First Security Stock Plans. The outstanding shares of First Security Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of First Security Stock authorized and reserved for issuance, First Security does not have any Rights issued or outstanding with respect to First Security Stock, and First Security does not have any commitment to authorize, issue or sell any First Security Stock or Rights, except pursuant to this Agreement, outstanding First Security Common Stock Options, the First Security Option and the First Security Stock Plans.

          (c) Zions Stock. In the case of Zions only, the authorized capital stock of Zions consists of 200,000,000 shares of Zions Common Stock and 3,000,000 shares of preferred stock. At the close of business on June 4, 1999, (i) 79,017,788 shares of Zions Common Stock and no shares of preferred stock were issued and outstanding and (ii) no shares of Zions Common Stock were held by Zions in its treasury. As of June 4, 1999, 160,000 shares of Series A Participating Preferred Stock were reserved for issuance in connection with the rights (the "Zions Rights") to purchase shares of Series A Participating Preferred Stock, issued pursuant to the Shareholder Protection Rights Agreement dated as of September 27, 1996, as amended (the "Zions Rights Agreement"), between Zions and Zions First National Bank, as Right Agent. As of June 4, 1999, 3,295,594 shares of Zions Common Stock were subject to Zions Common Stock Options granted under the Key Employee Stock Option Plan, the Non-Qualified Stock Option and Incentive Plan (You're the Owner!) and the Non-Employee Directors Stock Option Plan (collectively, the "Zions Stock Plans"). As of June 4, 1999, there were 5,283,710 shares of Zions Common Stock reserved for issuance under the Zions Stock Plans. As of the date hereof, Zions is obligated to issue approximately 1,000,000 shares of Zions Common Stock pursuant to an Agreement and Plan of Merger, dated as of April 27, 1999, by and among Zions, Regency Bancorp and Regency Bank, and approximately 5,500,000 shares of Zions Common Stock pursuant to an Agreement and Plan of Merger, dated as of May 7, 1999, by and among Zions, Pioneer Bancorporation and Pioneer Citizens Bank of Nevada. The outstanding shares of Zions Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of Zions Common Stock authorized and reserved for issuance, Zions does not have any Rights issued or outstanding with respect to Zions Common Stock, and Zions does not have any commitment to authorize, issue or sell any Zions Common Stock or Rights, except pursuant to this Agreement, outstanding Zions Common Stock Options, the Zions Option and the Zions Stock Plans.

          (d) Significant Subsidiaries.

             (i) (A) It owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries,
        (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. sec. 55 or comparable state laws) and are owned by it or its Subsidiaries free and clear of any Liens.

             (ii) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (e) Corporate Power. It and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Option Agreements, and to consummate the transactions contemplated hereby and thereby.

          (f) Corporate Authority.

             (i) Subject to receipt of the stockholder approval described in paragraph (ii) of this Section 5.03(f), in the case of First Security, and in paragraph (iii) of this Section 5.03(f), in the case of Zions, this Agreement and the Option Agreements, and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on or prior to the date hereof. This Agreement is a valid and legally binding obligation of such party, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). In the case of First Security, the First Security Board has received the written opinion of J.P. Morgan Securities Inc. to the effect that as of the date hereof the Ratio is fair to the holders of First Security Common Stock from a financial point of view. In the case of Zions, the Zions Board has received the written opinion of Goldman, Sachs & Co. to the effect that as of the date hereof the Conversion Ratio is fair to the holders of Zions Common Stock from a financial point of view.

             (ii) In the case of First Security, the affirmative vote of (A) the holders of a majority of the voting power of all outstanding shares of First Security Stock to (I) adopt this Agreement is the only vote of the holders of any class or series of First Security's capital stock necessary to approve and adopt this Agreement, the Option Agreements and, other than the Reverse Stock Split and the transaction contemplated by clause (B) below, the transactions contemplated hereby and thereby and (II) adopt an amendment to and a restatement of the First Security Certificate to, among other things, effect the Reverse Stock Split and
        (B) the holders of a majority of all shares of First Security Stock casting votes (provided that the total vote cast represents more than fifty percent in interest of all capital stock of First Security entitled to vote) is the only vote of the holders of any class or series of First Security's capital stock necessary to approve, in accordance with the rules of any applicable securities exchange, the issuance of Surviving Corporation Common Stock in the Merger.

             (iii) In the case of Zions, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Zions Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Zions' capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated hereby and thereby.

          (g) Regulatory Approvals; No Defaults.

             (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement and the Option Agreements or to consummate the Merger except for (A) filings and approvals of applications with and by federal and state banking authorities, (B) filings with the SEC and state securities authorities,
        (C) the stockholder approval described in paragraph (ii) of Section 5.03(f) or the shareholder approval described in paragraph (iii) of
        Section 5.03(f), as applicable, (D) the filing of the Articles of Merger with the Corporation Division pursuant to the UBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (E) the filing of the amended and restated First Security Certificate as contemplated by Section 2.05 hereof and (F) such filings with applicable securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

             (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the First Security Certificate or the Zions Articles, as the case may be, or the First Security By-laws or the Zions By-laws, as the case may be, or
        (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (h) Financial Reports and Regulatory Documents; Material Adverse
     Effect.

             (i) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively, its "Regulatory Filings") with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects, its financial position and that of its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

             (ii) Since December 31, 1998, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

             (iii) Since December 31, 1998, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and
        (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

          (i) Litigation. Except as Previously Disclosed or set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, there is no suit, action or proceeding pending or, to the knowledge of it, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (i) material to it and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement or the Option Agreements.

          (j) Regulatory Matters.

             (i) Neither it nor any of its Subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

             (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (k) Compliance with Laws. It and each of its Subsidiaries:

             (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1998, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or
        (B) threatening to revoke any license, franchise, permit or governmental authorization.

          (l) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of
     Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (m) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to J.P. Morgan Securities Inc. in the case of First Security and a Previously Disclosed fee to be paid to Goldman, Sachs & Co. in the case of Zions.

          (n) Employee Benefit Plans.

             (i) All material benefit and compensation plans, contracts, policies or arrangements covering its current employees or former employees and those of its Subsidiaries (its "Employees") and its current or former directors, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (its "Benefit Plans"), are Previously Disclosed. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto, have been made available to the other party hereto.

             (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering its Employees (its "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of it Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to its Plans. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Plans that, assuming the taxable period of such transaction expired as of the date hereof, could be reasonably likely to subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

             (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof or will be required to be filed solely as a result of the transactions contemplated by this Agreement.

             (iv) All contributions required to be made under the terms of any of its Plans have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

             (v) Under each of its Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in its Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

             (vi) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any of its Benefit Plans. It or its Subsidiaries may amend or terminate any of its Benefit Plans at any time without incurring any liability thereunder.

             (vii) Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated by this Agreement, the termination of the employment of any of its employees within a specified time of the Effective Date, nor any other action taken or failed to be taken by it prior to the execution of this Agreement will (w) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Plans or any related trust, (x) entitle any of its employees or any employees of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement (including, without limitation, as a result of the termination of the employment of any of its employees within a specified time of the Effective Date) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (o) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (p) Environmental Matters. To its knowledge, neither its conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To its knowledge, no property on which it or any of its Subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its Subsidiaries has received any written notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.

          (q) Tax Matters.

             (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its Subsidiaries. It has made available to the other party hereto true and correct copies of the U.S. federal income Tax Returns filed by it and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof. Neither it nor any of its Subsidiaries is a party to any

        Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its Subsidiaries). As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

             (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (r) Derivative Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

          (t) Insurance. It has made available to the other party hereto all of the insurance policies, binders, or bonds maintained by it or its Subsidiaries (its "Insurance Policies"). It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of its Insurance Policies are in full force and effect; it and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by it have been filed in due and timely fashion.

          (u) Accounting Treatment. As of the date hereof, to its knowledge, there is no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

          (v) Takeover Laws. It has taken all action required to be taken by it in order to exempt this Agreement and the Zions Option or the First Security Option, as applicable, and the transactions contemplated hereby and thereby from, and this Agreement, the Zions Option or the First Security Option, as applicable, and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of Delaware in the case of First Security and the State of Utah in the case of Zions.

          (w) Rights Agreement. It has taken all action necessary such that the Zions Rights or the First Security Rights, as the case may be, will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution or delivery of this Agreement or the Option Agreements or the consummation of the transactions contemplated hereby or thereby.

          (x) Year 2000. To its knowledge, the mission critical computer software operated by it and/or any of its Subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To its knowledge, the costs of adaptations referred to in this clause will not have a Material Adverse Effect with respect to it. Neither it nor any of its Subsidiaries has received, nor to its knowledge are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998) or similar notice from any state banking authority. It has made available to the other party hereto a complete and accurate copy of its and its Subsidiaries' plan, including an estimate of anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000 Project Management Awareness," December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 14, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any of it or its Subsidiaries. Between the date of this Agreement and the Effective Time, it shall use commercially reasonable and practicable efforts to implement such plan.

                                   ARTICLE VI

                                   COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Zions and First Security agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     6.02  Stockholder Approvals.

          (a) Each of Zions and First Security agrees to take in accordance with applicable law and its respective Constituent Documents all action necessary to convene a meeting of its respective stockholders (including any adjournment or postponement, the "Zions Meeting" and the "First Security Meeting", respectively), as promptly as practicable, to consider and vote upon (i) the approval of the issuance of Surviving Corporation Common Stock as contemplated by this Agreement, the Reverse Stock Split and the amendment and restatement of the First Security Certificate contemplated by Section 2.05, in the case of the First Security Meeting, and (ii) the approval and adoption of this Agreement, as well as any other matters required to be approved by such entity's stockholders for consummation of the Merger, in the case of both the Zions Meeting and the First Security Meeting.

          (b) The boards of directors of Zions and First Security have adopted resolutions recommending to the shareholders of Zions and the stockholders of First Security, respectively, adoption of this Agreement and the other matters required to be approved or adopted in order to carry out the intentions of this Agreement. Such boards of directors shall at all times continue such recommendations in effect without qualification and shall use, and cause Zions and First Security, respectively, to use reasonable best efforts to obtain such adoption (it being understood and agreed that the obligations under this sentence shall not be altered by the commencement, proposal, disclosure or communication of any Acquisition Proposal).

     6.03  Registration Statement and Joint Proxy Statement.

          (a) The parties agree jointly to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by First Security with the SEC in connection with the issuance of Surviving Corporation Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Zions and First Security constituting a part thereof (the "Joint Proxy Statement") and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, First Security and Zions agree to file the Joint Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and First Security agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Joint Proxy Statement are resolved. Each of Zions and First Security agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Zions also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Zions agrees to furnish to First Security all information concerning Zions, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

          (b) Each of Zions and First Security agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Zions Meeting or the First Security Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Zions and First Security further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement or the Registration Statement.

          (c) First Security agrees to advise Zions, promptly after First Security receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Security Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 Press Releases. Zions and First Security shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of NASDAQ. Zions and First Security shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

     6.05  Access; Information.

          (a) Each of Zions and First Security agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
     Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

          (c) No investigation by either party of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     6.06 Acquisition Proposals. Each of Zions and First Security agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal or waive any provision of or amend the terms of the Zions Rights Agreement or the First Security Current Rights Agreement or the First Security Replacement

Rights Agreement, respectively, in respect of an Acquisition Proposal. Each of Zions and First Security shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons other than First Security or Zions, as the case may be, with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Each of Zions and First Security shall promptly (within 24 hours) advise the other party following the receipt by Zions or First Security, as the case may be, of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and shall keep such other party apprized of any developments in respect thereof on a constant basis.

     6.07  Affiliate Agreements.

          (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, (i) Zions shall deliver to First Security a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Zions Meeting, deemed to be an "affiliate" of Zions (each, a "Zions Affiliate"), as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) First Security shall deliver to Zions a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the First Security Meeting, deemed to be an "affiliate" of First Security (each, an "First Security Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

          (b) Each of Zions and First Security shall use its respective reasonable best efforts to cause each Person who may be deemed to be a Zions Affiliate or a First Security Affiliate to execute and deliver to Zions and First Security on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Exhibit C or Exhibit D, respectively.

     6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Option Agreements to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 NASDAQ. First Security shall use commercially reasonable efforts to cause the Surviving Corporation Common Stock to be issued in the Merger to be approved for quotation on the NASDAQ, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Date.

     6.10  Regulatory Applications.

          (a) Zions and First Security and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and First Security shall make all necessary regulatory filings as soon as practicable. Each of Zions and First Security shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority.

     6.11  Indemnification.

          (a) Following the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of Zions, First Security and their respective Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Zions, First Security and their respective Subsidiaries are permitted to indemnify (and advance expenses to) their respective directors and officers under the laws of their respective jurisdictions of incorporation, their respective charters and their respective by-laws.

          (b) For a period of six years from the Effective Time, the Surviving Corporation shall use its reasonable best efforts to provide director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Zions, First Security or any of their respective Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Zions or First Security, as the case may be.

          (c) Any Indemnified Party wishing to claim indemnification under
     Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Surviving Corporation thereof; provided that the failure so to notify shall not affect the obligations of the Surviving Corporation under Section 6.11(a) unless and to the extent that the Surviving Corporation is actually and materially prejudiced as a result of such failure.

          (d) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

          (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.12  Benefit Plans.

          (a) The Surviving Company shall, from and after the Effective Time,
     (i) comply with the Benefit Plans of Zions (the "Zions Benefit Plans") in accordance with their terms, (ii) provide former employees of Zions who remain as employees of the Surviving Corporation with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of First Security, (iii) provide employees of Zions who remain as employees of the Surviving Corporation credit for years of service with Zions or any of its Subsidiaries prior to the Effective Time for the purpose of eligibility and vesting, (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Zions Benefit Plans) and eligibility waiting periods under group health plans of First Security to be waived with respect to former employees of Zions who remain as employees of the Surviving Corporation (and their eligible dependents) and who become participants in such group health plans and (v) cause to be credited to any deductible or out-of-pocket expense of First Security Benefit Plans any deductibles or out-of-pocket expenses incurred by employees of Zions and their beneficiaries and dependents during the portion of the calendar year prior to their participation in First Security Benefit Plans.

          (b) Zions and First Security shall, and shall cause the Surviving Corporation to, honor in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of Zions and First Security and their respective Subsidiaries, including, without limitation, any benefits or rights under the agreements listed on Section 6.12 of the Zions Disclosure Schedule or the First Security Disclosure Schedule, as the case may be, or that arise as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). The First Security Board or the appropriate committee for First Security responsible for the interpretation of the Benefit Plans of First Security (the "First Security Benefit Plans") and agreements of First Security has determined that the transactions contemplated by this Agreement constitute a "change of control" for purposes of all First Security Benefit Plans and agreements of First Security. Zions and First Security shall, and shall cause the Surviving Corporation to, take the actions necessary to effectuate the agreements and understandings set forth on Section 6.12 of the First Security Disclosure Schedule.

          (c) Notwithstanding anything contained herein to the contrary, prior to the Effective Time, Zions and First Security shall take all actions necessary with respect to the Zions Stock Plans and Zions Benefit Plans or the First Security Stock Plans and First Security Benefit Plans, as the case may be, and the rights thereunder to the extent required in order for the Merger to qualify for pooling-of-interests accounting treatment.

     6.13 Accountants' Letters. Each of Zions and First Security shall use its respective reasonable best efforts to cause to be delivered to the other party a letter of KPMG LLP and Deloitte & Touche LLP, respectively, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

     6.14 Notification of Certain Matters. Each of Zions and First Security shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.15 Financial Statements. The Surviving Corporation shall file as promptly as practicable, and in any event within 30 days after the end of the first full calendar month following the Effective Date, financial statements containing at least 30 days of combined operations in form and substance sufficient to enable Zions Affiliates to sell Surviving Corporation Common Stock within the requirements of Accounting Series Releases 130 and 135 and Staff Accounting Bulletin 65.

     6.16 Rights Agreements. Each of Zions and First Security agrees that it shall maintain (i) the Zions Rights Agreement and (ii) the First Security Current Rights Agreement and the First Security Replacement Rights Agreement, respectively, and shall not redeem the rights issued pursuant to such agreement or agreements, as the case may be, or modify such agreement or agreements, as the case may be, except as required to consummate the Merger and fulfill its obligations pursuant to this Agreement, the Option Agreements and the transactions contemplated hereby and thereby.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Zions and First Security to consummate the Merger is subject to the fulfillment or written waiver by Zions and First Security prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approvals.

             (i) This Agreement and the Merger shall have been duly adopted by the requisite vote of the stockholders of Zions and First Security.

             (ii) The issuance of Surviving Corporation Common Stock as contemplated by this Agreement, the Reverse Stock Split and the amendment and restatement of the First Security Certificate contemplated by Section 2.05 hereof shall have been duly adopted by the requisite vote of the stockholders of First Security.

          (b) Regulatory Approvals. Any consents, waivers, clearances, approvals and authorizations of Governmental Authorities that are necessary to permit consummation of the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e) Listing. The Surviving Corporation Common Stock to be issued in the Merger shall have been approved for quotation on NASDAQ.

          (f) Pooling-of-Interests. Each of Zions and First Security shall have received a letter from its respective independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to Zions and First Security, respectively, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

          (g) Reverse Stock Split. The Reverse Stock Split shall have become effective.

     7.02 Conditions to Obligation of First Security. The obligation of First Security to consummate the Merger is also subject to the fulfillment or written waiver by First Security prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Zions set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 5.03(c), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Zions and its Subsidiaries taken as a whole. First Security shall have received a certificate signed on behalf of Zions by the Chief Executive Officer and Chief Financial Officer of Zions to the foregoing effect.

          (b) Performance of Obligations of Zions. Zions shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Security shall have received a certificate, dated the Effective Date, signed on behalf of Zions by the Chief Executive Officer and the Chief Financial Officer of Zions to such effect.

          (c) Opinion of First Security's Counsel. First Security shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to First Security, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated as a reorganization within the meaning of
     Section 368(a) of the Code, (ii) Zions and First Security will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by holders of First Security Common Stock who receive shares of Surviving Corporation Common Stock in the Reverse Stock Split, except with respect to cash received in lieu of a fractional share interest in Surviving Corporation Common Stock. In rendering its opinion, such counsel may require and rely upon representations contained in letters from First Security, Zions and shareholders of Zions.

     7.03 Conditions to Obligation of Zions. The obligation of Zions to consummate the Merger is also subject to the fulfillment, or written waiver by Zions, prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of First Security set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 5.03(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on First Security and its Subsidiaries taken as a whole. Zions shall have received a certificate signed on behalf of First Security by the Chief Executive Officer and Chief Financial Officer of First Security to the foregoing effect.

          (b) Performance of Obligations of First Security. First Security shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Zions shall have received a certificate, dated the Effective Date, signed on behalf of First Security by the Chief Executive Officer and the Chief Financial Officer of First Security to such effect.

          (c) Opinion of Zions' Counsel. Zions shall have received an opinion of Sullivan & Cromwell, counsel to Zions, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) Zions and First Security will each be a party to that reorganization within the meaning of
     Section 368(b) of the Code and (iii) no gain or loss will be recognized by shareholders of Zions who receive shares of Surviving Corporation Common Stock in exchange for Zions Common Stock. In rendering its opinion, Sullivan & Cromwell may require and rely upon written representations from First Security, Zions and shareholders of Zions.

          (d) First Security Certificate and First Security By-laws. The First Security Certificate and the First Security By-laws shall have been amended and restated substantially as contemplated by Section 2.05 hereof.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Zions and First Security, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by Zions or First Security, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, provided that any such breach under clause (i) or (ii) would entitle the non-breaching party not to consummate the Merger under Article VII hereof.

          (c) Delay. At any time prior to the Effective Time, by Zions or First Security, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c), which action or inaction is in violation of its obligations under this Agreement.

          (d) No Approval. By First Security or Zions, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

          (e) Zions Stock Option Agreement and First Security Stock Option Agreement. By Zions or First Security if the other party shall not have executed and delivered to Zions or First Security, as the case may be, in exchange for the Zions Stock Option Agreement or the First Security Stock Option Agreement, as the case may be, a stock option agreement in the form of Exhibit E hereto, with respect to the stock option agreement to be delivered by Zions, and in the form of Exhibit F hereto, with respect to the stock option agreement to be delivered by First Security, by the close of business on the second business day following the date of this agreement.

     8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to the other party hereto except as set forth below and except that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination and except that Sections 6.05, 8.02 and Section
9.05 shall survive any termination of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.11 and 6.12 and this Article IX which shall survive the Effective
Time).

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that (i) after the Zions Meeting, this Agreement may not be amended if it would violate Utah law or reduce the consideration to be received by Zions shareholders in the Merger and
(ii) after the First Security Meeting, this Agreement may not be amended if it would violate Delaware law.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Utah applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law or of the DGCL are applicable).

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between First Security and Zions.

     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to Zions Bancorporation, to:

          Zions Bancorporation
          One South Main, Suite 1830
          Salt Lake City, Utah 84111
          Attention: Harris H. Simmons
          Facsimile: (801) 524-2129

        With a copy to:

          Sullivan & Cromwell
          1888 Century Park East
          Los Angeles, California 90067
          Attention: Stanley F. Farrar
          Facsimile: (310) 712-8800

        If to First Security Corporation, to:

          First Security Corporation
          79 South Main Street, Second Floor
          Salt Lake City, Utah 84111
          Attention: Spencer F. Eccles
          Facsimile: (801) 359-6928

        With a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Attention: Craig M. Wasserman
          Facsimile: (212) 403-2000

     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, including the Exhibits and Schedules to this Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Effect. No provision of this Agreement shall be construed to require Zions, First Security or any of their respective Subsidiaries, affiliates or directors to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

     9.09  Severability. Except to the extent that application of this Section
9.09 would have a Material Adverse Effect on either party or the Surviving Corporation, any term or provision of this

Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall
(i) not change the amount or form of consideration to be received by the shareholders of Zions and the holders of Zions Common Stock Options, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the stockholders of either party. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     9.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                    *  *  *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          ZIONS BANCORPORATION

                                          By: /s/ HARRIS H. SIMMONS
                                            ------------------------------------
                                              Harris H. Simmons
                                              President and Chief Executive
                                              Officer

                                          FIRST SECURITY CORPORATION

                                          By: /s/ SPENCER F. ECCLES
                                            ------------------------------------
                                              Spencer F. Eccles
                                              Chairman of the Board
                                              and Chief Executive Officer

                                                                     EXHIBIT A-1
                                                                   TO APPENDIX A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           FIRST SECURITY CORPORATION

     FIRST SECURITY CORPORATION, a Delaware corporation (the "Corporation"), hereby certifies as follows:

          1. The name of the Corporation is FIRST SECURITY CORPORATION. The date of filing of its original certificate of incorporation with the Secretary of State was August 13, 1959 and the name under which it was originally incorporated was FIRST SECURITY INVESTMENT COMPANY.

          2. This restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon.

          3. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

             FIRST. The name of the Corporation is FIRST SECURITY CORPORATION.

             SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

             THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

             FOURTH. (a) (i) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 435,000,000, of which 425,000,000 shares of the par value of $1.25 per share shall be designated as common stock (the "Common Stock") and 10,000,000 shares without par value shall be designated as preferred stock (the "Preferred Stock"). Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

                (A) the distinctive serial designation of such series which shall distinguish it from other series;

                (B) the number of shares included in such series;

                (C) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

                (D) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

                (E) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

                (F) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

                (G) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                (H) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

                (I) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

        Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

             (b) The Board of Directors has provided for the issuance of a series of Preferred Stock of the Corporation consisting of 18,052 shares of Three Dollar and Fifteen Cent ($3.15) Cumulative Convertible Preferred Stock, Series "A", with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions as set forth in Exhibit A hereto.

             (c) (i) Upon this Amended and Restated Certificate of Incorporation of the Corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the "Effective Time"), each share of Common Stock of the Corporation ("Old Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into 0.442 of a validly issued, fully paid and nonassessable share of Common Stock, par value $1.25 per share, of the Corporation ("New Common Stock").

             (ii) Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, upon surrender after the Effective Time of a certificate formerly representing shares of Old Common Stock, the Corporation shall pay to the holder of the certificate an amount in cash (without interest) equal to the product obtained by multiplying (a) the fraction of a share of New Common Stock to which such holder (after taking into account all shares of Old Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled to, by (b) the last sales price per share of Common Stock of Zions Bancorporation, a Utah corporation ("Zions"), on the Nasdaq National Market on the last trading date prior to the date on which the Effective Time occurs.

             (iii) Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of New Common Stock), provided, however, that each person of record holding a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

             FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

             SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

             SEVENTH. (a) Commencing with the Effective Time, the directors of the Corporation shall be divided into three classes, which three classes shall be, except as provided below, as nearly equal in number as reasonably possible, as determined by the board of directors. The initial term of office of the first class (the "First Class") of such directors shall expire at the first annual meeting of stockholders after the Effective Time, the initial term of office of the second class (the "Second Class") of such directors shall expire at the second annual meeting of stockholders after the Effective Time and the initial term of office of the third class (the "Third Class") of such directors shall expire at the third annual meeting of stockholders after the Effective Time, with each class of directors to hold office until their successors have been duly elected and qualified.

             (b) At and after the Effective Time, the First Class shall be comprised of ten directors, the Second Class shall be comprised of seven directors and the Third Class shall be comprised of five directors. At and after the annual meeting of stockholders in the year 2000, the First Class of directors shall be comprised of six directors and there shall be no change in the number of directors in each of the Second and Third Classes. At and after the annual meeting of stockholders in the year 2001, the First Class of directors shall be comprised of six directors and each of the Second and Third Classes of directors shall be comprised of five directors.

             (c) Until the annual meeting of stockholders in the year 2000, the number of directors of the Corporation shall be 22, which number shall consist of an equal number of (a) persons previously serving as directors of Zions (each a "Zions-Original Director") and

        (b) persons previously serving as directors of the Corporation (each a "First Security-Original Director"), in each case as designated pursuant to the Agreement and Plan of Merger, dated as of June 6, 1999 (the "Merger Agreement"), by and between Zions and the Corporation. Commencing with the annual meeting of stockholders in the year 2000, the number of directors shall be 18, which number shall consist of an equal number of Zions-Original Directors and First Security-Original Directors. Commencing with the annual meeting of stockholders in the year 2001, the number of directors shall be 16, which number shall consist of an equal number of Zions-Original Directors and First Security-Original Directors. If any such Zions-Original Director or First Security-Original Director is unable to serve as a director for any reason, the Nominating Committee of the Board of Directors shall nominate a replacement.

             (d) At each annual meeting of stockholders following the Effective Time, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. Except as provided in paragraphs (b) and (c) above, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. No director may be removed except for cause. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the Corporation and such adjudication is no longer subject to direct appeal.

             (e) In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to foregoing provisions of this Certificate of Incorporation and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.

             (f) This Article SEVENTH may not be amended, modified or repealed except by an amendment to this Certificate of Incorporation adopted by the affirmative vote of (i) two-thirds of the directors of the Corporation and (ii) the holders of not less than two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

             EIGHTH. Unless the conditions set forth in clause (a) or (b) below are satisfied, there shall be no "Business Transaction," as defined below, between this Corporation and a "Related Person", as defined below, except upon the affirmative vote of the holders of eighty percent (80%) of all the shares of stock of this Corporation entitled to vote in elections of directors, considered for the purposes of this Article EIGHTH as one class.

             The approval of eighty percent (80%) of the holders of the stock of this Corporation shall not be required for those Business Transactions involving a Related Person if (a) the

        Business Transaction has been approved by two-thirds of the "Continuing Directors" of the Corporation, as defined, or (b) all of the following conditions are satisfied:

                (i) the Business Transaction is a merger or consolidation of the Corporation and the amount paid per share to the holders of common stock of the Corporation is at least equal in value to the highest amount paid by the Related Person for a share of common stock of the Corporation within two years prior to the date such person became a Related Person or in the transaction in which the Related Person became a Related Person (the "Highest Purchase Price");

                (ii) after becoming a Related Person and prior to such merger or consolidation, such Related Person did not acquire any additional shares of voting stock of the Corporation; and

                (iii) prior to the consummation of the merger or consolidation, such Related Person did not receive any benefits from the Corporation (except proportionately as a shareholder) or cause any material change in the Corporation's business or equity capital structure.

             As used for purposes of this Article EIGHTH:

                "Business Transaction" means one of the following transactions involving this Corporation and a Related Person (other than where the Related Person is participating proportionately as a shareholder):
           (a) a merger or consolidation involving the Corporation or any of its subsidiaries, (b) the sale, exchange or other disposition by the Corporation or any of its subsidiaries of assets constituting more than twenty percent (20%) of the fair market value of the total assets of the entity involved, (c) the purchase or other acquisitions by the Corporation of any of its subsidiaries of more than twenty percent (20%) of the fair market value of the total assets of the entity involved (d) the issuance, transfer or other disposition of any securities of the Corporation or of any of its subsidiaries, (e) any recapitalization or reclassification of securities of the Corporation or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spin-off or other dissolution of the Corporation, and (g) any agreement or other arrangement providing for any of the transactions defined as a Business Transaction.

                "Related Person" means any person or entity which is the "beneficial owner" directly or indirectly of shares of stock of this Corporation possessing more than ten percent (10%) of the votes of the outstanding shares of stock of this Corporation entitled to vote in the election of directors, considered for the purposes of this Article EIGHTH as one class. For the purpose of this Article EIGHTH, and without limiting the definition of "beneficial owner" or "beneficially own," any Corporation, person or other entity shall be deemed to be the "beneficial owner" of or to "beneficially own" any share of stock of the Corporation: (a) which it has the right to acquire either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (b) which is "beneficially owned" directly or indirectly (including shares deemed owned through application of the foregoing clause (a) of this paragraph), by any other Corporation, person or other entity either with which it or its "affiliate" or "associate" has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of stock of the Corporation, or which is its "affiliate" or associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the

           Securities Exchange Act of 1934 as in effect from time to time or any successor provision. Also for purposes of this Article EIGHTH, the "outstanding" shares of any class of stock of the Corporation shall include shares deemed owned through application of the foregoing clauses (a) and (b) of this paragraph, but shall not include any other shares which may be issuable either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                "Continuing Director" means a director who was elected by the public shareholders of the Corporation prior to the time that the Related Person became a Related Person, or a person elected to succeed a Continuing Director by a majority of the Continuing Directors, so long as such Continuing Directors constitute a majority of the Board of Directors of the Corporation both before and after the Business Transaction.

                This Article EIGHTH may not be amended, nor may it be repealed in whole or in part, until authorized by the favorable vote of not less than eight percent (80%) of all of the votes entitled to be cast thereon by the holders of the issued and outstanding common stock of the Corporation entitled to vote in elections of directors, considered for the purposes of this Article to be a class, unless at the time any such proposed amendment or repeal is submitted to vote of the shareholders of the Corporation entitled to vote there is no Related Person, as defined, in which event this Article EIGHTH may be so amended or repealed by the favorable vote of not less than such number of votes as shall otherwise be required by law at such time to effect such amendment or repeal.

             NINTH. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

             TENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

     IN WITNESS WHEREOF, FIRST SECURITY CORPORATION has caused this certificate
to be signed by                , its                , on the                day
of              , 1999.

                                          FIRST SECURITY CORPORATION

                                          By:
                                            ------------------------------------
                                                       [insert name]

                                                                       EXHIBIT A

              DESIGNATIONS AND THE POWERS, PREFERENCES AND RIGHTS,
            AND THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF
                   THE THREE DOLLAR AND FIFTEEN CENT ($3.15)
               CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES "A"

     (a) Title of Series. The designation of the series of preferred stock shall be "Three Dollar and Fifteen Cent ($3.15) Cumulative Convertible Preferred Stock, Series 'A'," without par value (the "Series A Preferred shares").

     (b) Number of Shares in Series. The number of shares of Series A Preferred shares shall be 18,052.

     (c) Dividends. The holders of record of the outstanding Series A Preferred Shares as of January 1, and July 1, in each year shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of Three Dollar and Fifteen Cents ($3.15) per annum per share, and no more, payable in cash semiannually, beginning July 1, 1970, when and as declared by the Board of Directors of the Corporation. Such dividends shall be cumulative so that if such dividends in respect of any previous semiannual dividend period at the rate of Three Dollars and Fifteen Cents ($3.15) per annum shall not have been paid on or declared and set apart for all Series A Preferred shares at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before any dividend or other distribution shall be paid on or declared or set apart for the common shares.

     (d) Liquidation Preference.

          (i) In the event of any liquidation, dissolution or winding up, of this Corporation, the holders of Series A Preferred shares shall be entitled to receive out of the assets of this Corporation, whether such assets are capital or surplus of any nature, Fifty Two Dollars and Fifty Cents ($52.50) per share, if the liquidation is involuntary and the applicable redemption value, as provided in paragraph (e) of this provision, if the liquidation is voluntary, and, in addition to such amount a further amount equal to the dividends unpaid and accumulated thereon, as provided in paragraph (c) of this provision, to the date that payment is made available to the holders of Series A Preferred shares, whether earned or declared or not, before any payment shall be made or any assets distributed to the holders of common shares. The assets of the Corporation remaining after such distribution shall be disbursed to the holders of the common shares.

          (ii) If upon such liquidation, dissolution or winding up, whether voluntary or involuntary, the assets thus distributed among the holders of Preferred shares shall be insufficient to permit the payment to such shareholders of the full preferential amounts set forth in the respective Certificates of Preference of each series of preferred shares, then the entire assets of this Corporation to be distributed shall be distributed ratably among the holders of the preferred shares.

          (iii) A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up, within the meaning of this paragraph.

     (e) Redemption.

          (i) This Corporation, at the option of the Board of Directors, may at any time from time to time commencing on July 1, 1975, redeem the whole or any part of the outstanding Series A Preferred shares by paying in cash therefor the applicable redemption value per share plus an amount equal to all dividends on Series A Preferred shares unpaid and accumulated as provided in paragraph (c) of this provision whether earned or declared or not, to and including the date fixed for redemption such sum being hereinafter sometimes referred to as the "Redemption Price." The applicable redemption value shall be calculated in accordance with the following table:

DURING TWELVE (12) MONTHS AFTER JULY 1
1975............................................  $53.75
     1976.......................................  $53.50
     1977.......................................  $53.25
     1978.......................................  $53.00
     1979.......................................  $52.75
     On or after July 1, 1980

          In case of the redemption of a part only of the outstanding Series A Preferred shares, this Corporation shall designate by lot, as hereinafter set forth the shares to be redeemed, or shall effect such redemption pro rata. Less than all of the Series A Preferred shares at any time outstanding may not be redeemed until all dividends accrued and in arrears upon all Series A Preferred shares outstanding shall have been paid for all past dividend periods, and until full dividends for the then current dividend period on all Series A Preferred shares then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least thirty (30) days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Series A Preferred shares to be redeemed, such notice to be addressed to each such shareholder at his post office address as shown by the records of this Corporation. On or after the date fixed for redemption and states in such notice, each holder of any Series A Preferred shares called for redemption shall surrender his certificate evidencing such shares to this Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any Series A Preferred shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall forthwith after such date cease and determine, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates thereof.

          (ii) If, on or prior to any date fixed for redemption of Series A Preferred shares this Corporation deposits, with any bank or trust company, in Salt Lake City, State of Utah, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof if such notice shall not previously have been given by this Corporation, or to complete the giving of such notice if theretofore commenced, and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares so called shall be deemed to be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall be deemed to constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price of the shares without interest, upon the surrender of their certificates therefor and the right to convert said shares as provided herein at any time up to but not after the close of business on the fifth (5th) day prior to the date fixed for redemption of such shares. Any moneys so deposited on account of the Redemption Price of Series A Preferred shares converted subsequent to the making of such deposit shall be repaid to the Corporation forthwith upon the conversion of such shares, but only in that event.

          (iii) Each Series A Preferred share shall bear a serial number. Each serial number so assigned shall be shown on the share certificate evidencing the same. In case of the redemption of a part only of the outstanding Series A Preferred shares, other than a pro rata redemption of the Series A Preferred shares, the board of directors shall, prior to the giving of the notice provided for in subparagraph (e)(i) of this provision, cause the serial numbers of the shares to be so redeemed to be drawn by lot individually. If less than all of the Series A Preferred shares evidenced by any share certificate are redeemed pursuant to the provisions hereof, then each holder of the Series A Preferred shares not so redeemed shall have the right to receive a new certificate evidencing the Series A Preferred shares remaining outstanding, upon the surrender by him of his old certificate.

     (f) Conversion.

          (i) Each holder of Series A Preferred shares may at any time on or prior to the fifth (5th) day prior to such date, if any, as may have been fixed for the redemption of any of the shares to be so converted in any notice of redemption given pursuant to any provision hereof, or may at any time with respect to any Series A Preferred shares not subject to such notice, upon surrender of the certificates therefor, convert any or all of his Series A Preferred shares into fully paid and non-assessable common shares of the Corporation, at the rate of 1.35 common shares for each Series A Preferred share so surrendered for conversion. Upon such conversion no adjustment shall be made with respect to dividends that may be cumulated and unpaid at the date of surrender for conversion. Such option to convert shall be exercised by surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agency for its common shares or its Series A Preferred shares, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and at the time of such surrender, the person exercising such option to convert shall be deemed to be the holder of record of the common shares issuable on such conversion, notwithstanding that the share register of the Corporation shall then be closed or the certificates representing such common shares shall not then be actually delivered to him.

          (ii) The number of common shares into which each Series A Preferred share may be converted shall be subject to adjustment from time to time in certain cases as follows:

             A. In case the Corporation shall be recapitalized through the subdivision or combination of its outstanding common shares into a greater or smaller number of shares, then in each such case the number of common shares into which Series A Preferred shares may be converted shall be increased or reduced in the same proportion.

             B. In case the Corporation shall take a record of the holders of its common shares for the purpose of entitling them to receive a dividend or other distribution payable in common shares or securities convertible into or exchangeable for common shares, then in each such case the maximum number of common shares issuable in payment of such dividend or distribution or upon conversion of or in exchange for the securities convertible into or exchangeable for common shares, shall be deemed to have been issued and to be outstanding as of such record date, and in each such case the number of common shares into which Series A Preferred shares may be converted, shall be increased in proportion to the increase, through such dividend or distribution, of the number of outstanding common shares.

             C. In case the Corporation shall take a record of the holders of its common shares for the purpose of entitling them to subscribe for additional common shares upon payment of an amount per common share less than the market value (as hereinafter defined) per share of common shares at the time such record is taken, then in each such case the number of common shares deliverable upon the conversion of each Series A Preferred share shall be increased in the ratio which (x) the sum of the number of common shares outstanding at the time such record is taken and the number of common shares offered bears to (y) the sum of the number of common shares outstanding at the time such record is taken and the number of common shares which the aggregate subscription price would purchase at the market value per share of the common shares at the time such record is taken. Upon the taking of a record by the Corporation of the holders of its common shares for the purpose of entitling them to subscribe for shares of stock or other securities convertible into, exchangeable for, or carrying rights of purchase of, common shares, a record shall be deemed to have been taken for the purpose of entitling the holders of its common shares to subscribe for the number of common shares deliverable upon the exercise of such rights of conversion, exchange or purchase, upon payment of an aggregate price equal to the sum of (x) the total consideration payable to the Corporation for such stock or other securities so convertible or exchangeable, and (y) in the case of such stock or other securities carrying such rights, but not so convertible or exchangeable, the amount (if any) by which the consideration payable to the Corporation for such stock or other securities shall exceed the distributive amounts (excluding dividends) payable on voluntary liquidation of this Corporation with respect to such stock or the principal amount of such securities, as the case may be, or the redemption price thereof, whichever is higher, and (z) any additional amount thereafter payable to this Corporation upon the exercise of such rights of conversion, exchange or purchase.

             D. The market value per share of common shares at the time as of which such market value is taken shall be deemed to be the average of the daily closing prices for thirty (30) consecutive business days selected by the Corporation out of the forty (40) days immediately preceding the date as of which such market value is taken.

        The closing price shall be the average of the closing bid and asked prices for that day as determined and certified to the Corporation by any member of the New York Stock Exchange.

             E. In case of any capital reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with or into another corporation or the sale or conveyance of all or substantially all of the assets of the Corporation to another corporation, each Series A Preferred share shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other asset, or both, which were issuable or distributable to the holders of outstanding common shares of the Corporation upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of common shares into which such Series A Preferred share might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and in any such case, appropriate adjustments (as determined by the board of directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred shares, to the end that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred shares.

          (iii) Whenever the amount of common shares or other securities deliverable upon the conversion of Series A Preferred shares shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal office and with any transfer agent, or agents, and registrar, or registrars, for Series A Preferred shares and for common shares, a statement, signed by the President or one of the Vice Presidents of the Corporation, and by its Treasurer or one of its Assistant Treasurers, stating the adjusted amount of its common shares or other securities deliverable per Series A Preferred share calculated to the nearest one-hundredth (1/100) and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

          (iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued common shares the full number of common shares deliverable upon the conversion of all the then outstanding Series A Preferred shares and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such common shares upon the conversion of any Series A Preferred shares.

          (v) No fractions of common shares shall be issued upon conversion. Series A Preferred shareholders who otherwise would be entitled to receive a fraction of a common share upon conversion of their Series A Preferred shares will, upon exercise of the conversion privilege be permitted to sell to, or acquire from, the Corporation a fractional common share so that all of the shares distributed to them will be whole shares. Fractional shares sold or acquired as aforesaid will be sold or acquired at a price equal to the average of the closing bid and asked prices for that day as determined and certified to the Corporation by any member of the New York Stock Exchange.

     (g) Default in Dividends.

          (i) If at any time four (4) or more semi-annual dividends (whether consecutive or not) on the Series A Preferred shares shall be in default, in whole or in part, the holders of the Series A Preferred shares as a class shall be entitled to elect four (4) directors and the holders of common shares as a class shall be entitled to elect the remaining members of the Board of Directors. At such times as all dividends accrued on the outstanding Series A Preferred shares have been paid or declared and set apart for payment, the rights of the holders of Series A Preferred shares to vote as provided in this paragraph (g) shall cease, subject to renewal from time to time upon the same terms and conditions.

          (ii) Series A Preferred shareholders shall be entitled to elect four
     (4) members of the Board of Directors of this Corporation at the next annual meeting of shareholders after the voting power to elect four (4) members of the Board of Directors shall have become vested in said shareholders pursuant to this paragraph (g). The holders of a majority of the then outstanding Series A Preferred shares, present in person or by proxy, shall be sufficient to constitute a quorum for the election of the four (4) directors as herein provided. The terms of office of all persons who are directors of the Corporation at the time of such meeting shall terminate upon the election at such meeting by the holders of the Series A Preferred shares of the number of directors they are entitled to elect, and the persons so elected as directors by the holders of the Series A Preferred shares, together with such persons as may be elected as directors by the holders of the common shares, shall constitute the duly elected directors of this Corporation.

          (iii) Whenever the holders of the Series A Preferred shares shall be divested of such voting power as hereinabove in this paragraph (f) provided, the term of office of all persons who are at the time directors of the Corporation shall terminate upon the election of their successors by the holders of the common shares.

          (iv) The voting rights accorded hereinabove to the Series A Preferred shares shall be shared or pooled with any subsequent series of preferred shares having voting rights concurrent with the Series A Preferred shares.

     (h) Protective Provisions. So long as any preferred shares are outstanding the Corporation shall not, without the approval (by vote or written consent, as provided by law) of the holders of two-thirds ( 2/3) of the outstanding Series A Preferred shares:

          (i) amend or repeal any provision of, or add to, the Corporation's Certificate of Incorporation if such action would alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, any Series A Preferred shares so as to affect such shares;

          (ii) authorize or create shares of any class of stock having any preference or priority superior to preference or priority of the Series A Preferred shares, or authorize, create, or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of stock of the Corporation having any such preference;

          (iii) reclassify any common shares into shares having any preference or priority as to dividends or assets superior to that of the Series A Preferred shares; or

          (iv) make any provision in the Corporation's by-laws fixing special qualifications of persons who may be holders of Series A Preferred shares or any restrictions upon the right to transfer or hypothecate such shares, except any provisions required by the laws of the State of Delaware or of the United States of America.

     (i) Other Rights.

          (i) The holders of both the Series A Preferred shares and the common shares issued and outstanding, shall have and possess the right to notice of all shareholders' meetings.

          (ii) Each share of both the Series A Preferred and the common stock shall have voting rights and powers. Subject to all of the rights of the Series A Preferred shares, dividends may be paid on the common shares, as and when declared by the Board of Directors, out of any funds of this Corporation legally available for the payment of such dividends.

                                                                     EXHIBIT A-2
                                                                   TO APPENDIX A
                          AMENDED AND RESTATED BY-LAWS

                                       OF

                           FIRST SECURITY CORPORATION

                                   ARTICLE I

                                  STOCKHOLDERS

     SECTION 1.1. Annual Meetings. The annual meeting of stockholders shall be held for the election of directors during the month of April, on such date and time as may be designated by the Board of Directors from time to time at the principal office of the Corporation in Salt Lake City, Utah or at such other place as may be designated by the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

     SECTION 1.2. Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors, to be held at such date, time and place as may be stated in the notice of the meeting.

     SECTION 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation.

     SECTION 1.4. Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     SECTION 1.5. Quorum. At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these by-laws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 1.4 of these by-laws until a quorum of such class shall be so present or represented. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

     SECTION 1.6. Organization. The order of business at each such meeting shall be as determined by the person(s) presiding over the meeting (hereinafter referred to as the chairman of the meeting). The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

     SECTION 1.7. Inspectors. Prior to any meeting of stockholders, the Board of Directors or the President shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders shall vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, ballots and the regular books and records of the Corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors' belief that such information is accurate and reliable.

     SECTION 1.8. Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise provided by law or by the certificate of incorporation or these by-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by law or by the certificate of incorporation or these by-laws.

     SECTION 1.9. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     Section 1.10. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

     SECTION 1.11. Advance Notice of Stockholder Proposals. At any annual or special meeting of stockholders, proposals by stockholders and nominations for persons for election as directors by stockholders shall be considered only if advance notice thereof has been timely given as provided herein and such proposals or nominations are otherwise proper for consideration under applicable law and the certificate of incorporation and by-laws of the Corporation. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Corporation at any meeting of stockholders shall be delivered to the Secretary of the Corporation at its principal executive office not less than 90 nor more than 120 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 100 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 100 days in advance of the annual meeting if the Corporation shall have previously disclosed, in these by-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board of Directors determines to hold the meeting on a different date. Any stockholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder's name and address, the number and class of all shares of each class of stock of the Corporation beneficially owned by such stockholder, the name and address of any person upon whose behalf such stockholder is acting, or with whom such stockholder is acting in concert, the number and class of all shares of each class of stock of the Corporation beneficially owned by any such person, and any material interest of such stockholder in the proposal (other than as a stockholder). Any stockholder desiring to nominate any person for election as a director of the Corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Corporation beneficially owned by such person, the information regarding such person required by paragraphs
(a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), such person's signed consent to serve as a director of the Corporation if elected, such stockholder's name and address, the number and class of all shares of each class of stock of the Corporation beneficially owned by such stockholder and the name and address of any person upon whose behalf such stockholder is acting or with whom such stockholder is acting in concert. As used herein, shares "beneficially owned" shall mean all shares as to which such person, together with such person's affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person's affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     SECTION 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation. After the annual meeting of stockholders in the year 2002, the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by the Board of Directors. Prior to and through the annual meeting of stockholders in the year 2002, the number of directors shall be as set forth in the certificate of incorporation. Directors need not be stockholders.

     SECTION 2.2. Election; Term of Office; Resignation; Removal;
Vacancies. Each director shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board of Directors may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the Corporation and such adjudication is no longer subject to direct appeal. Except as provided in the next sentence, and unless otherwise provided in the certificate of incorporation or elsewhere in these by-laws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Prior to the annual meeting of stockholders in the year 2002, vacancies shall be filled (i) by the designation of the Zions Chief Executive Officer, or in the absence of the Zions Chief Executive Officer, by the affirmative vote of a majority of the continuing Zions -- Original Directors, if the vacancy was created as a result of the resignation, removal, death or disability of a Zions -- Original Director (as defined in the certificate of incorporation), or (ii) by the designation of the First Security Chief Executive Officer, or in the absence of the First Security Chief Executive Officer, by the affirmative vote of a majority of the continuing First
Security -- Original Directors, if the vacancy was created as a result of the resignation, removal, death or disability of a First Security -- Original Director (as defined in the certificate of incorporation). Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by the sole remaining director so elected. Any director elected or appointed to fill a vacancy shall hold office until the next election of the class of directors of the director which such director replaced, and until and his or her successor is elected and qualified or until his or her earlier resignation or removal. Upon retirement of the First Security Chief Executive Officer from the Board of Directors, which shall be at his discretion, he shall be replaced by a member of the family of the First Security Chief Executive Officer, subject to applicable legal duties of the Board of Directors.

     SECTION 2.3. Regular Meetings. Regular meetings of the Board of Directors shall be held at the Corporation's offices or any other place within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notice thereof need not be given.

     SECTION 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President or by the majority of the Board of Directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

     SECTION 2.5. Participation in Meetings by Conference Telephone
Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

     SECTION 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the certificate of incorporation or these by-laws shall require a vote of a greater number. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

     SECTION 2.7. Action by Directors Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     SECTION 2.8. Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these by-laws, the Board of Directors shall have the authority to fix the compensation of directors.

                                  ARTICLE III

                                   COMMITTEES

     SECTION 3.1.* Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation; provided, however, that until the annual meeting of stockholders in the year 2002, any committee of the Board of Directors shall be comprised of an equal number of Zions -- Original Directors and First Security -- Original Directors. The Board of Directors may designate one or more directors as alternate members of any committee; such alternate member may replace any absent or disqualified member at any meeting of the committee but only if, prior to the annual meeting of stockholders in the year 2002, after such replacement and giving effect thereto, the committee would continue to be comprised of an equal number of Zions -- Original Directors and First Security -- Original Directors. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member, but only if, prior to the annual meeting of stockholders in the year 2002, after the appointment of such a replacement and giving effect thereto, the committee would continue to be comprised of an equal number of Zions -- Original Directors and First Security -- Original Directors. Any such committee, to the extent provided in the resolution of the Board of Directors or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be

---------------

* The First Security Board needs to adopt a resolution electing to be governed by paragraph (c)(2) of Section 141 of the DGCL. Otherwise, a committee can only be established by a majority of the whole board and this Section 3.1 will need to be conformed to paragraph (c)(1) of Section 141 of the DGCL.

submitted to stockholders for approval, (ii) adopting, amending or repealing these by-laws or (iii) removing or indemnifying directors.

     SECTION 3.2. Executive and Nominating Committees.

          (a) (i) The Board of Directors shall designate an Executive Committee of the Board of Directors, which Executive Committee shall consist of six directors including both the Zions Chief Executive Officer and the First Security Chief Executive Officer of the Corporation each of whom shall be the Co-Chairman of the Executive Committee. The four remaining members of the Executive Committee shall be comprised of an equal number of Zions -- Original Directors and First Security -- Original Directors. Each of the Zions Chief Executive Officer and the First Security Chief Executive Officer shall be a Chairman or a Co-Chairman of the Executive Committee for so long as he serves as a Chief Executive Officer or a Co-Chief Executive Officer of the Corporation. The First Security Chief Executive Officer shall continue to serve as a member of the Executive Committee after he ceases to serve as Co-Chief Executive Officer at his discretion for so long as he is a director of the Surviving Corporation.

             (ii) The Executive Committee, when the Board of Directors is not in session, shall have and may exercise all the powers and authority of the Board of Directors except to the extent, if any, that such authority may be limited by the resolution appointing the members of the Executive Committee, except to the extent any such powers and authority have been delegated to any other committee of the Board of Directors, or reserved by the Board of Directors to itself, and except that the Executive Committee shall not have the authority of the Board of Directors in reference to amending the certificate of incorporation, adopting a plan of merger or consolidation, recommending to the stockholders the sale, lease or other disposition of all or substantially all the property and assets of the Corporation otherwise than in the usual and regular course of its business or amending these by-laws.

             (iii) Each member of the Executive Committee shall hold office until the next regular annual meeting of the Board of Directors following his or her designation and until his successor is designated as a member of the Executive Committee and is elected and qualified.

             (iv) Regular and special meetings of the Executive Committee may be called by a Chairman of the Executive Committee, which notice may be written or oral, and if mailed, shall be deemed to be delivered when deposited in the United states mail addressed to the member of the Executive Committee at his or her business address, to be held at such date, time and place as may be stated in the notice of the meeting. Any member of the Executive Committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the Executive Committee need not state the business proposed to be transacted at the meeting.

             (v) A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business at a meeting thereof. The vote of a majority of the members of the Executive Committee present at a meeting at which a quorum is present shall be the act of the Executive Committee unless the certificate of incorporation or these by-laws shall require a vote of a greater number.

             (vi) Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Executive Committee may be taken without a meeting if all members of the Executive Committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Executive Committee.

             (vii) Until the annual meeting of stockholders in the year 2002, any vacancy in the Executive Committee resulting from the removal, resignation, death or disability of a member who was a Zions -- Original Director shall be filled by the Zions Chief Executive Officer of the Corporation or by the affirmative vote of a majority of the continuing Zions -- Original Directors, and any vacancy in the Executive Committee resulting from the removal, resignation, death or disability of a member who was a First Security -- Original Director shall be filled by the First Security Chief Executive Officer of the Corporation or by the affirmative vote of a majority of the continuing First
        Security -- Original Directors. After the annual meeting of stockholders the year 2002, any vacancy in the Executive Committee may be filled by a resolution adopted by the Board of Directors.

          (b) (i) For the period beginning with the effective time (the "Effective Time") specified in the certificate of merger of the Corporation filed with respect to the merger contemplated by the Agreement and Plan of Merger, dated as of June 6, 1999 (the "Merger Agreement"), by and between Zions Bancorporation, a Utah corporation ("Zions"), and the Corporation, and continuing through the annual meeting of stockholders in the year 2002, the following provisions of this paragraph (b) shall apply. The Board of Directors shall designate a Nominating Committee of the Board of Directors, which Nominating Committee shall consist of two directors and shall have and may exercise all the powers and authority of the Board of Directors in respect of the nomination of persons to be recommended to the stockholders for election to the Board of Directors. Until the annual meeting of stockholders in the year 2002, the Nominating Committee shall consist of two directors, one initially designated by Zions and one initially designated by the Corporation, as provided in the Merger Agreement (the "Zions Designee" and the "First Security Designee", respectively).

             (ii) In the event that either the Zions Designee or the First Security Designee cannot serve on the Nominating Committee for any reason, then the Zions Chief Executive Officer of the Corporation and the First Security Chief Executive Officer of the Corporation shall mutually select a replacement. In the event that the Zions Chief Executive Officer and the First Security Chief Executive Officer cannot agree upon a replacement, then the replacement member of the Nominating Committee shall be (i) a director initially appointed by Zions pursuant to the Merger Agreement, if the director to be replaced was a Zions -- Original Director, or (ii) a director initially appointed by the Corporation pursuant to the Merger Agreement, if the director to be replaced was a First Security -- Original Director, such replacement to be selected by the remaining members of the Board of Directors initially nominated by Zions or the Corporation, as the case may be, pursuant to the Merger Agreement.

             (iii) Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Nominating Committee may be taken without a meeting if both members of the Nominating Committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Nominating Committee.

     SECTION 3.3. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee or a provision of these by-laws to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these by-laws.

                                   ARTICLE IV

                                    OFFICERS

     SECTION 4.1. Officers; Election.

     (a) Except as provided in paragraphs (a) and (b) of this Section 4.1, as soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a Chief Executive Officer or Chief Executive Officers, a Chairman, who shall be a member of the Board, a President and a Secretary. The Board of Directors may also elect one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as the Board of Directors may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person unless the certificate of incorporation or these by-laws otherwise provide.

     (b) Upon the Effective Time, each of Harris H. Simmons and Spencer F. Eccles shall serve as a Co-Chief Executive Officer of the Corporation (the "Zions Chief Executive Officer" and the "First Security Chief Executive Officer," respectively). At and after the annual meeting of stockholders in the year 2002, there shall be only one Chief Executive Officer of the Corporation who shall be Harris H. Simmons and who shall hold such office until his successor is elected and qualified or until his earlier resignation or removal. Prior to the annual meeting of stockholders in the year 2002, if Harris H. Simmons is unable to serve as Co-Chief Executive Officer or Chief Executive Officer, as the case may be, for any reason, the Board of Directors shall appoint a special committee to select a replacement. At least two-thirds of the members of such special committee of the Board of Directors shall consist of the remaining members of the Board of Directors originally nominated by Zions to the Board of Directors pursuant to the Merger Agreement. Neither Harris H. Simmons nor Spencer F. Eccles shall be removed from his position as Co-Chief Executive Officer of the Corporation except upon the affirmative vote of two-thirds of the Board of Directors.

     (c) Upon the Effective Time, Spencer F. Eccles shall serve as Chairman of the Board of Directors and he shall hold such office until his seventieth birthday. Upon the seventieth birthday of Spencer F. Eccles, (i) Harris H. Simmons shall succeed him as Chairman of the Board and shall hold such office until his successor is elected and qualified or until his earlier resignation or removal and (ii) Spencer F. Eccles shall serve as Chairman Emeritus of the Board.

     (d) Upon the Effective Time, Harris H. Simmons shall serve as President of the Corporation and as Chief Operating Officer of the Corporation and shall hold such offices for so long as he serves as a Chief Executive Officer or a Co-Chief Executive Officer of the Corporation or until his earlier resignation or removal.

     SECTION 4.2. Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board of Directors electing any officer and except as provided in Section 4.1, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Except as set forth in Section 4.1, the Board of Directors may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Except as set forth in Section 4.1, any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors at any regular or special meeting.

     SECTION 4.3. Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these by-laws or in a resolution of the Board of Directors which is not inconsistent with these by-laws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

                                   ARTICLE V

                                     STOCK

     SECTION 5.1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock in the Corporation owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

     If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation shall furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     SECTION 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

     SECTION 6.2. Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

     SECTION 6.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these by-laws.

     SECTION 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term "Corporation" shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term "other enterprise" shall include any corporation, partnership, joint venture, trust or employee benefit plan; service "at the request of the Corporation" shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

     SECTION 6.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the

Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     SECTION 6.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

     SECTION 6.7. Amendment of By-Laws. These by-laws may be amended or repealed, and new by-laws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by the Board of Directors. Notwithstanding the foregoing, no amendment shall be made to Section 1.2,
Section 2.1, Section 2.2, Section 3.1, Section 3.2, Section 4.1, Section 4.2 or
Section 6.7 except upon the affirmative vote of (i) two-thirds of the directors of the Corporation and (ii) the holders of not less than two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

                                                                       EXHIBIT B
                                                                   TO APPENDIX A

                 CORPORATE GOVERNANCE OF SURVIVING CORPORATION
                          FOLLOWING THE EFFECTIVE TIME

BOARD OF DIRECTORS

     Composition. The By-laws of the Surviving Corporation shall provide that the Board of Directors of the Surviving Corporation shall be comprised of 22 members, 11 designated by Zions Bancorporation and 11 designated by First Security Corporation. Following the execution of the Agreement, each party shall designate in writing the individual directors that it is entitled to designate to the Board of Directors of the Surviving Corporation and shall designate the class to which each is to be assigned understanding that Zions Bancorporation shall designate five directors, three directors and three directors to each of classes one, two and three, respectively, and First Security Corporation shall designate five directors, four directors and two directors to each of classes one, two and three, respectively.

     Composition of the Nominating Committee. The By-Laws of the Surviving Corporation will provide that the Board of Directors shall have a Nominating Committee the initial members of which shall be R.D. Cash and Scott S. Parker.

OFFICERS

     Composition. The Executive Officers of the Surviving Corporation shall initially consist of the following individuals in the following positions:

                  NAME                                           TITLE
                  ----                                           -----
Spencer F. Eccles.......................  Chairman of the Board, Co-Chief Executive Officer
                                            and Co-Chairman of the Executive Committee of the
                                            Board of Directors
Harris H. Simmons.......................  Co-Chief Executive Officer, President, Chief
                                            Operating Officer, Co-Chairman of the Executive
                                            Committee of the Board of Directors and President
                                            of the Surviving Corporation's principal banking
                                            subsidiary
Morgan J. Evans.........................  Senior Executive Vice President
Dale M. Gibbons.........................  Executive Vice President and Chief Financial Officer
A. Scott Anderson.......................  Executive Vice President
Danne L. Buchanan.......................  Executive Vice President
Michael P. Caughlin.....................  Executive Vice President
David R. Golden.........................  Executive Vice President
Brad D. Hardy...........................  Executive Vice President
W. David Hemingway......................  Executive Vice President
Mark D. Howell..........................  Executive Vice President
J. Patrick McMurray.....................  Executive Vice President
L. Scott Nelson.........................  Executive Vice President
Robert G. Sarver........................  Executive Vice President
Scott C. Ulbrich........................  Executive Vice President

                                                                    EXHIBITS C-F
                                                                   TO APPENDIX A

                                   [omitted]

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of June 8, 1999, between First Security Corporation, a Delaware corporation ("Grantee"), and Zions Bancorporation, a Utah corporation ("Issuer").

                                    RECITALS

     A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of June 6, 1999 (the "Merger Agreement"); and

     B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor and in consideration for the option granted to Issuer by Grantee pursuant to an option agreement dated as of the date hereof, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 15,724,539 fully paid and nonassessable shares of the common stock, no par value, of Issuer ("Common Stock") at a price per share equal to $64.25; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in the second sentence of Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed

Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof. Anything to the contrary notwithstanding, at no point may the Option be exercised, as a whole or in part, to the extent that such exercise (or the acquisition of Option Shares thereunder) would, if it occurred on the date hereof, be inconsistent with any provision of the Merger Agreement.

          (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and
        (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

             (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

             (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

             (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

             (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

             (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

             (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

          (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

             "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and
     (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of

1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the second sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Holder shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this
     Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
     (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          (d) For purposes of this Agreement, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of (A) beneficial ownership of 50% or more of the then outstanding Common Stock or (B) beneficial ownership of 15% more of the then outstanding Common Stock if Issuer shall have violated Section
        6.16 of the Merger Agreement; or

           (ii) the consummation of any Acquisition Transaction described in
        Section 2(b)(i) hereof, except that the percentage referred to in clause
        (z) shall be 25%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

             (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

     11. (a) Issuer hereby represents and warrants to Grantee as follows:

             (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

             (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (b) Grantee hereby represents and warrants to Issuer as follows:
     Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

          (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $160 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

          (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph
     (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six (6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this
     Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          ZIONS BANCORPORATION

                                          By      /s/ HARRIS H. SIMMONS
                                            ------------------------------------
                                                     Harris H. Simmons
                                                    President and Chief
                                                     Executive Officer

                                          FIRST SECURITY CORPORATION

                                          By      /s/ SPENCER F. ECCLES
                                            ------------------------------------
                                                     Spencer F. Eccles
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of June 8, 1999, between Zions Bancorporation, a Utah corporation ("Grantee"), and First Security Corporation, a Delaware corporation ("Issuer").

                                    RECITALS

     A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of June 6, 1999 (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement; and

     B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor and in consideration for the option granted to Issuer by Grantee pursuant to an option agreement dated as of the date hereof, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 38,798,410 fully paid and nonassessable shares of the common stock, par value $1.25 per share, of Issuer ("Common Stock") at a price per share equal to the average of the last reported sale prices per share of Common Stock as reported on the NASDAQ National Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on June 4, 1999 and June 7, 1999; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

       (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in the second sentence of Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (a "Listed Termination"); or (iii) the passage of eighteen

(18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof. Anything to the contrary notwithstanding, at no point may the Option be exercised, as a whole or in part, to the extent that such exercise (or the acquisition of Option Shares thereunder) would, if it occurred on the date hereof, be inconsistent with any provision of the Merger Agreement.

        (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and
        (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

             (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

             (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

             (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

             (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

             (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

             (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

        (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

        (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

        (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

        (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

        (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

        (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

             "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

        It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;
        (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

        (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the second sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

        (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. The Holder shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

        (d) For purposes of this Agreement, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of (A) beneficial ownership of 50% or more of the then outstanding Common Stock or (B) beneficial ownership of 15% more of the then outstanding Common Stock if Issuer shall have violated Section
        6.16 of the Merger Agreement; or

             (ii) the consummation of any Acquisition Transaction described in
        Section 2(b)(i) hereof, except that the percentage referred to in clause
        (z) shall be 25%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

        (b) The following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

             (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

             (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

        (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

        (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

        (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

        (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

        (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

     11. (a) Issuer hereby represents and warrants to Grantee as follows:

             (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

             (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

        (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $160 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

        (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

        (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six (6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal law are applicable).

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          ZIONS BANCORPORATION

                                          By /s/ HARRIS H. SIMMONS
                                            ------------------------------------
                                                     Harris H. Simmons
                                               President and Chief Executive
                                                           Officer

                                          FIRST SECURITY CORPORATION

                                          By /s/ SPENCER F. ECCLES
                                            ------------------------------------
                                                     Spencer F. Eccles
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                                                                      APPENDIX D

PERSONAL AND CONFIDENTIAL

November 23,1999

Board of Directors
Zions Bancorporation
One South Main Street
Salt Lake City, Utah 84111

Gentlemen and Madame:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock without par value (the "Shares"), of Zions Bancorporation ("Zions") of the exchange ratio of one share of Common Stock, par value $1.25 per share (the "Surviving Corporation Common Stock"), of the Surviving Corporation (as defined below) to be exchanged (the "Exchange Ratio") for each Share, following a reverse stock split in which each outstanding share of Common Stock, par value $1.25 per share (the "First Security Common Stock"), of First Security Corporation ("First Security") will be reclassified and converted into 0.442 shares of Surviving Corporation Common Stock, all pursuant to the Agreement and Plan of Merger, dated as of June 6, 1999, by and between Zions and First Security (the "Agreement"). Pursuant to the Agreement, Zions will be merged with and into First Security (the "Surviving Corporation").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Zions, having provided certain investment banking services to Zions from time to time, including having acted as managing underwriter of a public offering of 2,400,000 Shares in June 1998, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to First Security from time to time, including having acted as agent in the sale of approximately $170 million of mortgage loans in September 1998. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Zions or First Security for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of Zions and First Security for the five years ended December 31, 1998; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Zions and First Security; certain other communications from Zions and First Security to their respective shareholders; and certain internal financial analyses and forecasts for Zions and First Security prepared by their respective managements, including certain cost savings, operating synergies and the impact of certain divestitures (the "Divestitures") projected by the managements of Zions and First Security to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of Zions and First Security regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the First Security Common Stock, compared certain financial and stock market information for Zions and First Security with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts of Zions and First Security prepared by their respective managements as well as the Synergies projected by the managements of Zions and First Security have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Zions and First Security, and that such forecasts and synergies will be realized in the amounts and time periods contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed, with your consent, that such allowances for each of Zions and First Security are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Zions or First Security or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We also have assumed all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect, other than the impact of the Divestitures as reflected in the forecasts, on Zions or First Security or on the expected benefits of the transaction contemplated by the Agreement.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Zions in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

Very truly yours,

     /s/ GOLDMAN, SACHS & CO.
--------------------------------------
        (GOLDMAN, SACHS & CO.)

                                                                      APPENDIX E

November 23, 1999

Board of Directors
First Security Corporation
79 S. Main Street
Salt Lake City, Utah 84111

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of First Security Corporation (the "Company") of the Exchange Ratio (as defined below) in connection with the proposed merger (the "Merger") of the Company with Zions Bancorporation ("Zions"). Pursuant to the Agreement and Plan of Merger, dated as of June 6, 1999 (the "Agreement"), by and between the Company and Zions, Zions will merge with and into the Company with the Company as the surviving corporation (the "Surviving Corporation"). Immediately prior to the effective time of the Merger, each outstanding share of common stock, par value $1.25 per share, of the Company (the "Company Common Stock") will be reclassified and converted (the "Reverse Stock Split") into
0.442 of a share of common stock (the "Exchange Ratio"), par value $1.25 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"). Except for certain shares which are to be canceled pursuant to the Agreement and subject to the prior effectiveness of the Reverse Stock Split, by virtue of the Merger (i) each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger will remain an issued and outstanding share of Surviving Corporation Common Stock, and (ii) each share of common stock, no par value, of Zions (the "Zions Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into one share of Surviving Corporation Common Stock.

     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Proxy Statement/Prospectus of the Company and Zions relating to the Merger;
(iii) certain publicly available information concerning the business of the Company and Zions and of certain other companies engaged in businesses comparable to those of the Company and Zions, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and Zions and the consideration received for such companies; (v) current and historical market prices of the Company Common Stock and the Zions Common Stock;
(vi) the audited financial statements of the Company and Zions for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998, and the unaudited financial statements of the Company and Zions for the period ended September 30, 1999; (vii) certain internal financial analyses and forecasts prepared by the Company and Zions and their respective managements; and (viii) the terms of other business combinations that we deemed relevant.

     In addition, we have held discussions with certain members of the management of the Company and Zions with respect to certain aspects of the Merger, the past and current business operations of the Company and Zions, the financial condition and future prospects and operations of the Company and Zions, the effects of the Merger on the financial condition and future prospects of the Company and Zions, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the

Company and Zions or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have not been requested to review individual credit files or make any independent assessment as to the future performance or non-performance of the Company's or Zions' assets. We have assumed that current allowances and reserves for loan losses for both the Company and Zions are sufficient to cover all such losses. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Zions to which such analyses or forecasts relate. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the other transactions contemplated by the Agreement and the Proxy Statement/Prospectus, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company or Zions. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Surviving Corporation Common Stock will trade at any future time. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of the Company.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. As you are aware, in the past we and our affiliates have provided financial advisory, capital markets and commercial banking services to the Company, for which we and our affiliates have received customary fees. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or Zions for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company's stockholders.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:       /s/ GAIL M. ROGERS
    ----------------------------------
    Gail M. Rogers
    Managing Director

                                       E-2